     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 13, 2000
                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                        INTEGRATED TELECOM EXPRESS, INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                               3661                              77-0403748
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 RICHARD FORTE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               2710 WALSH AVENUE
                             SANTA CLARA, CA 95051
                                 (408) 980-8168

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                                   COPIES TO:

            STEVEN E. BOCHNER                                 MATTHEW W. SONSINI
              Nora L. Gibson                                    Jolene A. Yee
               Carmen Chang                                     Edward C. Lai
               John K. Liu                                    Cooley Godward LLP
          Steven M. Brandenburg                             Five Palo Alto Square
     Wilson Sonsini Goodrich & Rosati                        3000 El Camino Real
         Professional Corporation                        Palo Alto, California 94306
            650 Page Mill Road                                  (650) 843-5000
       Palo Alto, California 94304
              (650) 493-9300

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                     AGGREGATE OFFERING        AMOUNT OF
                SECURITIES TO BE REGISTERED                        PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------
Common Stock $0.001 par value...............................     $115,000,000            $30,360
------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 13, 2000

PROSPECTUS

                                          SHARES

                                  [ L O G O ]
                                  COMMON STOCK

          ------------------------------------------------------------

This is our initial public offering of shares of common stock. We are offering shares. No public market currently exists for our shares.

We propose to list the shares on the Nasdaq National Market under the symbol
"ITXI." We anticipate the public offering price to be between $      and $
per share.

    INVESTING IN OUR SHARES INVOLVES RISKS. "RISK FACTORS" BEGIN ON PAGE 5.

                                                                Per
                                                               Share      Total
                                                              --------   --------
Public Offering Price.......................................   $         $
Underwriting Discount.......................................   $         $
Proceeds to Integrated Telecom Express, Inc.................   $         $

We have granted the underwriters a 30 day option to purchase up to additional shares of common stock solely to cover over-allotments of shares, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on
or about       , 2000.

--------------------------------------------------------------------------------

LEHMAN BROTHERS

         BEAR, STEARNS & CO. INC.

                   WIT SOUNDVIEW

                                       FIDELITY CAPITAL MARKETS
                                   a division of National Financial
                                         Services Corporation

           , 2000

                       [INSIDE FRONT COVER OF PROSPECTUS]

                                   [GRAPHICS]

                               TABLE OF CONTENTS

                                           PAGE
                                         --------
Prospectus Summary.....................         1
Risk Factors...........................         5
Use of Proceeds........................        18
Dividend Policy........................        18
Capitalization.........................        19
Dilution...............................        20
Selected Financial Data................        21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................        22
Business...............................        31

                                           PAGE
                                         --------
Management.............................        44
Certain Transactions...................        54
Principal Stockholders.................        58
Description of Capital Stock...........        61
Shares Eligible for Future Sale........        64
Underwriting...........................        66
Legal Matters..........................        68
Change of Independent Accountants......        68
Experts................................        69
Additional Information.................        69
Index to Financial Statements..........       F-1

                            ------------------------

                             ABOUT THIS PROSPECTUS

    This prospectus contains forward-looking statements that involve risks and uncertainties associated with our business and operations. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions to identify such forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described under "Risk Factors" beginning on page 5 and elsewhere in this prospectus.

    We have applied to register the trademarks "ITeX," "SAM" and "RapidSurf." This prospectus also makes reference to trademarks and tradenames of other companies. Such trademarks and tradenames are the property of the respective companies that use them.

    References throughout this prospectus to "ITeX" refer to us, Integrated Telecom Express, Inc.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL       , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

    You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION.

    We design, develop and market integrated circuit and software solutions that enable broadband access communications equipment manufacturers to deliver high-speed asymmetric digital subscriber line, or ADSL, equipment to service providers and their residential and business customers. Our ADSL products, which include integrated circuits, software, reference designs and development tools, are optimized to meet the specific challenges facing manufacturers of both customer premises and central office ADSL equipment. Our Apollo and SAM product families deliver a standards-compliant, interoperable, scalable and easy to deploy solution that enables our customers to develop and offer high-performance equipment and achieve rapid time-to-market. Our broad knowledge of integrated circuit design, microprocessor architecture and embedded operating systems allows us to deliver highly-scalable solutions that provide what we believe to be among the longest reach in the industry with minimal power consumption. Applications for our Apollo product family include personal computer network interface cards, or PC NICs, central office digital subscriber line access multiplexers, external modems, gateways and routers. Applications for our SAM product family include personal computer motherboards, PC NICs and Internet access devices. We have sold over $50,000 of our products to each of Alcatel Bell N.V., Askey Computer Corporation, Aztech Systems Ltd., Bo Sung Hi-Net Ltd., CIS Technology Inc., Interlink System Co., Ltd., Lite-On Communications Corporation, Nokia Corp., Tomis Information & Telecom Co., TurboComm Tech Inc. and Xpeed, Inc. and have achieved an additional 23 design wins.

    As the demand for high-speed Internet access has increased significantly over the last several years, competition to provide broadband access to residences and businesses has grown. This competition has fostered the development of several alternative technologies to deliver high-speed, always-connected and cost-effective access to the Internet. Service providers deploying these technologies seek rapid and widespread adoption and require communications equipment to be interoperable with other equipment, economical to deploy, reliable and easy to install and use. Manufacturers of communications equipment compete aggressively for this business and seek to provide differentiated equipment that can be deployed rapidly on a global basis. Our scalable and flexible integrated circuit and software solutions are standards-compliant and interoperable, enabling equipment providers to achieve rapid time-to-market with differentiated products. As product life cycles shorten and standards evolve, we believe communications equipment manufacturers will prefer to use our system-level solutions that streamline the component and software selection process, reduce development time and provide for easy end-user deployment.

    Our products are designed to enhance the performance of ADSL equipment. Our Apollo family products rely upon embedded digital signal processing to process the ADSL signal, and our SAM family products rely upon an optimized partitioning of application specific integrated circuits and software-based algorithms to process the ADSL signal. The key benefits of our products include:

    - STANDARDS COMPLIANCE AND INTEROPERABILITY. Our Apollo and SAM products are compliant with international standards for ADSL equipment. Additionally, our turn-key reference designs are interoperable with major providers of ADSL equipment including Alcatel Bell N.V., Cisco Systems, Inc., Lucent Technologies, Inc. and Nokia Corp.

    - SCALABLE AND FLEXIBLE. Our scalable ADSL modem, or SAM, technology provides an optimized partitioning of integrated circuitry and software-based digital signal processing, offering efficient, low-cost, low gate count, low power dissipation integrated circuit and software solutions.

    - ENABLE RAPID TIME-TO-MARKET. Turn-key reference designs, standards compliance and interoperability facilitate integration of our products into our customers' systems thereby reducing time-to-market.

    - HIGH PERFORMANCE AND RELIABILITY. Our high-performance turn-key reference designs enable increased transmission rates over long distances and maintain reliable connections under conditions of copper telephone line interference.

    - EASE OF INSTALLATION, USE AND UPGRADE. Our Apollo and SAM solutions are designed to facilitate installation, operation and upgrading of ADSL customer premises equipment with software that can be easily downloaded.

    Our objective is to be the leading provider of integrated circuit and software solutions to the broadband access equipment industry. The key elements of our strategy are to:

    - Leverage our technology strengths in integrated circuit design, digital signal processing algorithms and driver and protocol software;

    - Enable the rapid adoption of ADSL with turn-key reference designs;

    - Strengthen and expand our relationships with key customers and suppliers of broadband access communications equipment;

    - Further penetrate worldwide markets for our products; and

    - Target other high-growth broadband access market opportunities such as high density line cards, small office and home office networks and other variants of DSL.

    Integrated Telecom Express, Inc. was incorporated in California on May 26, 1995, and reincorporated in Delaware on May 4, 1999. The address of our principal executive offices is 2710 Walsh Avenue, Santa Clara, California 95051 where the telephone number is (408) 980-8689. Our Internet address on the worldwide web is HTTP://WWW.ITEXINC.COM. Information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered by ITeX.................  shares

Common stock offered in the private            shares of common stock to NEC Corporation
  placement..................................

Common stock to be outstanding after this
  offering and the private placement.........  shares

Use of proceeds..............................  For working capital and general corporate purposes, including expenditures for research
                                               and development of new products and sales and
                                               marketing.

Proposed Nasdaq National Market symbol.......  "ITXI"

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of May 31, 2000, and excludes:

    - 10,330,343 shares of common stock issuable as of May 31, 2000 upon the exercise of outstanding stock options issued under our option plans at a weighted average exercise price of $3.20 per share;

    - 2,500,000 shares of common stock reserved as of May 31, 2000 for issuance under our stock option plans;

    - 600,000 shares of common stock initially reserved for issuance under our employee stock purchase plan; and

    - 1,214,286 shares of common stock issuable as of May 31, 2000 upon the exercise of outstanding warrants with a weighted average exercise price of $3.71 per share.

                            ------------------------

    EXCEPT AS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS ASSUMES:

    - THE CONVERSION OF ALL OUTSTANDING SHARES OF OUR CONVERTIBLE PREFERRED STOCK INTO 11,428,571 SHARES OF COMMON STOCK, AT A RATE OF ONE SHARE OF PREFERRED STOCK INTO ONE SHARE OF COMMON STOCK IMMEDIATELY PRIOR TO THE CLOSING OF THIS OFFERING;

    - THE FILING OF AN AMENDED AND RESTATED CERTIFICATE OF INCORPORATION; AND

    - THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                             SUMMARY FINANCIAL DATA

    The following table summarizes the consolidated financial data for our business. You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this prospectus. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                    THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                ------------------------------   -------------------
                                                  1997       1998       1999       1999       2000
                                                --------   --------   --------   --------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.......................................  $    --    $     --   $  3,053   $    83    $ 4,115
Cost of revenue...............................       --          --     (2,739)     (314)    (2,607)
Loss from continuing operations...............   (1,268)     (9,296)   (13,636)   (3,458)    (3,552)
Loss from discontinued operations.............   (2,638)         --         --        --         --
Net loss......................................   (3,906)     (9,296)   (13,636)   (3,458)    (3,552)
Basic and diluted net loss per share..........  $ (0.17)   $  (0.40)  $  (0.59)  $ (0.15)   $ (0.15)
Shares used in computing basic and diluted net
  loss per share..............................   22,753      23,058     23,148    23,090     23,371
Pro forma basic and diluted net loss per share
  (unaudited).................................                        $  (0.51)             $ (0.10)
Pro forma basic and diluted weighted average
  shares (unaudited)..........................                          26,634               34,800

                                                                     AS OF MARCH 31, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $35,238     $35,238      $
Working capital.............................................   34,995      34,995
Total assets................................................   50,253      50,253
Long-term obligations, net of current portion...............    1,125       1,125
Mandatorily redeemable convertible preferred stock..........   43,393          --
Mandatorily redeemable convertible preferred stock
  warrants..................................................    1,607          --
Total stockholders' equity (deficit)........................   (1,534)     43,466

    In December 1997, we sold our Taiwanese subsidiary, Integrated Technology Express (Taiwan), Inc. for $7.3 million and closed our non-ADSL U.S. operations. These operations are reflected as discontinued operations in our statement of operations and statement of cash flows for the year ended December 31, 1997. See note 2 of Notes to Financial Statements for a further description of the discontinued operations.

    See note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

    The pro forma amounts above reflect the conversion of 11,428,571 shares of convertible preferred stock into the same number of shares of common stock upon the completion of this offering and the reclassification of convertible preferred stock warrants to reflect the change in nature of the underlying equity instrument to common stock.

    The pro forma as adjusted numbers are adjusted to reflect the receipt of the
net proceeds from the sale of the       shares of common stock offered hereby
and the sale of       shares of common stock to NEC Corporation in the
concurrent private placement, in each case at an assumed initial public offering
price of $      per share, after deducting the underwriting discount and
estimated offering expenses payable by us.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MIGHT LOSE PART OR ALL OF YOUR INVESTMENT. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY RISKS WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR THAT WE CURRENTLY SEE AS IMMATERIAL MAY ALSO HARM OUR BUSINESS. IF ANY OF THESE ADDITIONAL RISKS OR UNCERTAINTIES OCCUR, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATING TO OUR BUSINESS

WE COMMENCED OPERATIONS AS A SUPPLIER OF INTEGRATED CIRCUIT AND SOFTWARE SOLUTIONS IN LATE 1997, AND OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS AND FUTURE PROSPECTS.

    From May 1995 until December 1997, we designed integrated circuits for personal computers. In December 1997, we sold that business and focused exclusively on the development of integrated circuit and software solutions for the broadband access communications equipment industry with an initial emphasis on products for the asymetrical digital subscriber line, or ADSL, market. We began shipping products for the ADSL market in volume in the third quarter of 1999. Therefore, we have limited historical operating data that can be used in evaluating our business and in projecting future operating results.

WE HAVE A HISTORY OF LOSSES, WE EXPECT FUTURE LOSSES AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

    We incurred net losses of $3.6 million in the three months ended March 31, 2000. As of March 31, 2000, we had an accumulated deficit of $31.9 million. We anticipate that we will incur net losses for the foreseeable future, and these losses may be substantial. We may not be able to generate sufficient revenue to achieve or maintain profitability.

BECAUSE OUR OPERATING RESULTS WILL FLUCTUATE FROM QUARTER TO QUARTER, THE PRICE OF OUR STOCK MAY DECLINE.

    Our operating results have fluctuated in the past and will fluctuate in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. Our results of operations may fluctuate due to:

    - the loss of or decrease in sales to a major customer;

    - our failure to attract new customers;

    - the timing and size of orders from, and shipments to, our customers;

    - changes in the average cost of products;

    - changes in the average selling price of products;

    - the timing of the introduction of new or enhanced products; and

    - the timing and size of expenses, including research and development expenses.

    Accordingly, you should not rely upon period-to-period comparisons as indications of future performance. Fluctuations in our operating results may result in a decline in the price of our stock.

THE MARKET FOR ADSL INTEGRATED CIRCUIT AND SOFTWARE PRODUCTS IS HIGHLY COMPETITIVE, AND MANY OF OUR COMPETITORS ARE MORE ESTABLISHED AND HAVE GREATER RESOURCES THAN WE DO.

    The market for ADSL integrated circuit and software products is highly competitive. Given our limited operating history in developing products for this market, we may not have the financial resources, technical expertise or marketing and support capabilities to compete successfully. Our principal competitors include Alcatel Microelectronics, Analog Devices, Inc., Centillium Communications, Inc., Conexant Systems, Inc., GlobeSpan, Inc., Lucent Technologies Inc., STMicroelectronics N.V. and Texas Instruments Incorporated. These competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than we have. They may be able to introduce new technologies more rapidly, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Further, some of these competitors have captive manufacturing operations, and in the event of a manufacturing capacity shortage, these competitors may be able to obtain products when we are unable to do so. In addition, we anticipate that new competitors will enter this market as ADSL becomes more widely deployed.

IF WE FAIL TO ENHANCE OUR EXISTING PRODUCTS OR TO DEVELOP AND INTRODUCE NEW PRODUCTS THAT MEET CHANGING CUSTOMER REQUIREMENTS AND KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS, OUR ABILITY TO SELL OUR PRODUCTS WOULD BE HARMED.

    The market for broadband access products is characterized by rapidly-changing customer requirements and short product life cycles. Accordingly, our future success will depend in large part upon our ability to:

    - develop and market competitive products that meet our customers' changing requirements;

    - develop innovative features that differentiate our products from those of our competitors;

    - identify and respond to emerging technological trends;

    - develop products that interoperate with competitors' products;

    - respond effectively to product announcements by others;

    - bring products to market on a timely basis; and

    - introduce products that have competitive prices.

OUR PRODUCTS MAY BE REQUIRED TO MEET NEW AND EVOLVING INDUSTRY STANDARDS, AND WE MAY HAVE TO PAY SUBSTANTIAL ROYALTIES TO THE OWNERS OF THE INTELLECTUAL PROPERTY UNDERLYING THOSE STANDARDS.

    To comply with digital subscriber line, or DSL, standards, our current and future products may rely on proprietary technology of third parties advancing or promoting those standards. We may not be able to license this proprietary technology on commercially reasonable terms, or at all, and there may be no limit on the terms or the amount of the royalty for the proprietary technology. Therefore, the effects of the terms and royalties could limit our ability to comply with these industry standards and could increase the cost of our products so that we are no longer competitive.

IF WE CONTINUE TO RAPIDLY EXPAND OUR OPERATIONS AND IF WE FAIL TO MANAGE GROWTH EFFECTIVELY, OUR BUSINESS COULD BE HARMED.

    We have rapidly expanded our operations, including the number of our employees and the geographic scope of our activities. We expect that significant further expansion will be required to address potential growth in our customer base and market opportunities. If we are unable to manage growth effectively, we may not be able to take advantage of market opportunities, develop or enhance our products or our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements. To effectively manage the anticipated growth of our operations, we believe we must both enhance our operational, financial and management information controls, reporting systems and procedures and effectively manage multiple relationships with our customers, suppliers and other third parties.

    We have recently hired many new employees. Failure to properly train and integrate these new employees into our business may disrupt our operations. We may also have difficulties successfully identifying and exploiting existing and potential market opportunities if our staffing is inadequate. In addition, we have recently hired a number of key members of our executive management team. Only some of these executives have worked together before, and we cannot assure you that they will work together effectively to manage our company.

    In addition, we will need to find larger facilities to accommodate our future growth. Office space and other facilities are expensive and difficult to find in Northern California and Taiwan, where we primarily operate. We may experience difficulties finding suitable facilities, and these facilities may only be available at a significant additional expense.

OUR REVENUE HAS BEEN AND WILL CONTINUE TO BE DERIVED FROM A LIMITED NUMBER OF PRODUCTS. IF ANY OF THESE PRODUCTS FAILS TO GAIN BROADER MARKET ACCEPTANCE, WE MAY NOT BE ABLE TO GENERATE SUFFICIENT REVENUE.

    For the year ended December 31, 1999 and for the three months ended March 31, 2000, 75.2% and 87.4% of our revenue was derived from sales of our Apollo Two products. We expect that our Apollo Two products will continue to represent a significant portion of our revenue in the foreseeable future. Therefore, we may not be able to generate sufficient revenue if we fail to achieve broader market acceptance of these products.

BECAUSE OUR PRODUCTS ARE USED AS COMPONENTS OF OUR CUSTOMERS' PRODUCTS, IF COMMUNICATIONS EQUIPMENT MANUFACTURERS ARE NOT ABLE TO OBTAIN THE OTHER COMPONENTS USED IN THEIR PRODUCTS, SALES OF OUR PRODUCTS WOULD BE HARMED.

    Our customers incorporate our products into their equipment together with products from other suppliers. For example, our Apollo Two turn-key reference design requires capacitors, resistors, inductors and integrated circuits manufactured by other companies. Some of these components may be sole-sourced or in limited supply. Although alternative suppliers may be available, some of their components have different attributes and may require a modification to our customers' equipment. Therefore, if our customers are unable to obtain the other required components for their equipment, they could cancel or delay purchases of our products.

WE DEPEND ON UMC TO MANUFACTURE OUR INTEGRATED CIRCUITS.

    We do not own or operate a semiconductor fabrication facility and depend on United Microelectronics Corporation, or UMC, to manufacture all of our integrated circuits. Although UMC currently manufactures our integrated circuits at two facilities, most of our products are manufactured at a single facility. We have executed a term sheet with UMC that states that it guarantees us minimum production capacity through 2003 provided that we use UMC to manufacture substantially all of our integrated circuits. Other than this term sheet, we do not have a long-term wafer supply agreement with UMC that guarantees wafer or product quantities, prices, delivery or lead times, as UMC manufactures our products on a purchase order basis. We provide UMC with rolling forecasts of our production requirements; however, the ability of UMC to provide wafers to us is limited by UMC's available capacity. Therefore, UMC could choose to prioritize capacity for other customers or reduce or eliminate deliveries to us on short notice. Accordingly, we cannot be certain that UMC will allocate sufficient capacity to satisfy our requirements. In addition, we cannot be certain that we will continue to do business with UMC on terms as favorable as our current terms. Other significant risks associated with our reliance on UMC to manufacture all of our integrated circuits include:

    - the lack of control over delivery schedules;

    - the unavailability of, or delays in obtaining access to, key process technologies; and

    - limited control over quality assurance, manufacturing yields and production costs.

    We could experience a substantial delay or interruption in the shipment of our integrated circuits or an increase in our costs due to the following:

    - increased demand for integrated circuits;

    - a manufacturing disruption experienced by UMC at one or more of its facilities;

    - time required to identify or qualify alternative manufacturing sources or facilities for existing or new products; or

    - failure of UMC to obtain the raw materials and equipment used in the production of our integrated circuits.

OUR DEPENDENCE UPON THIRD PARTIES TO PACKAGE AND TEST SUBSTANTIALLY ALL OF OUR PRODUCTS REDUCES OUR CONTROL OF PRODUCT DELIVERY SCHEDULES AND QUALITY ASSURANCE.

    Because third parties package and test substantially all of our products, we do not directly control our product delivery schedules and quality assurance. This lack of control could result in product shortages and defects, which in turn could increase our packaging and testing costs or delay product delivery. We do not have long-term contracts with the companies that package and test our products and we typically procure services from them on a per order basis. Therefore, we may not be able to obtain these services on acceptable terms, if at all. If we are required to find and qualify alternative packagers and testers, we could experience delays in product shipments or a decline in product quality.

A MAJORITY OF OUR OUTSOURCED OPERATIONS ARE LOCATED IN TAIWAN, INCREASING THE RISK THAT A NATURAL DISASTER, LABOR STRIKE, WAR OR POLITICAL UNREST IN THAT COUNTRY WOULD DISRUPT OUR OPERATIONS.

    A majority of our outsourced operations are located in Taiwan. Events out of our control such as earthquakes, fires, floods or other natural disasters in Taiwan or political unrest, war, labor strikes or work stoppages in Taiwan would disrupt our operations. The risk of earthquakes in Taiwan is significant because of its proximity to major earthquake fault lines. An earthquake like the one that occurred in Taiwan in September 1999 could cause significant delays in shipments of our products until we are able to shift our outsourced operation. In addition, there is currently significant political tension between Taiwan and China, which could lead to hostilities. If any of these events occur, we cannot assure you that we could obtain alternative capacity or, if we could, that we could do so on favorable terms.

WE DERIVE A SUBSTANTIAL AMOUNT OF OUR REVENUE FROM INTERNATIONAL SOURCES, AND DIFFICULTIES ASSOCIATED WITH SELLING OUR PRODUCTS OUTSIDE THE UNITED STATES MAY HARM OUR BUSINESS.

    A substantial portion of our revenue is derived from customers located outside the United States. For the year ended December 31, 1999, sales to customers in Asia accounted for 52.9% of our revenue, of which our sales to customers in South Korea constituted 11.9% of our revenue. For the three months ended March 31, 2000, sales to customers in Asia accounted for 37.6% of our revenue, of which sales to customers in South Korea constituted 14.5% of our revenue. We estimate that, of sales to U.S. communications equipment manufacturers in the year ended December 31, 1999 and the three months ended March 31, 1999, 46.9% and 51.7% were ultimately intended for equipment for service providers in the South Korean market. Combined with direct sales to South Korea during the same periods, our estimated revenue exposure to the South Korean market during these periods was 47.6% and 50.9%. We anticipate that the majority of our revenue will continue to be directly or indirectly derived from Asia, especially South Korea, for the foreseeable future. We do not have any long-term commitments from our Asian customers and we cannot be sure that demand for our products in Asia will continue to grow. In addition, use of ADSL technology in South Korea, and thus the demand for our products in South Korea, is related in part to a government-sponsored initiative encouraging deployment of ADSL. We cannot be certain that support for the initiative will continue. If support for the initiative is withdrawn, or if demand from our customers in South Korea decreases, our business would be harmed.

    Because a substantial portion of our revenue is derived from international sales, especially in South Korea, we are subject to numerous risks, including:

    - tariffs and other trade barriers;

    - political and economic instability;

    - difficulties obtaining governmental approvals or licenses; and

    - compliance with numerous complex foreign laws and international treaties.

    If we are unable to address these risks, our sales outside of the U.S. would decline and our business would be harmed.

POOR MANUFACTURING YIELDS WOULD INCREASE OUR COSTS OR DELAY PRODUCTION OF OUR PRODUCTS AND HARM OUR OPERATING RESULTS.

    The manufacturing process for our products is highly complex, requiring precise production in a highly-controlled environment. Changes in the manufacturing processes or the inadvertent use of defective or contaminated materials in the manufacturing of our products could harm the foundry's ability to achieve acceptable manufacturing yields. If our foundry manufactures our products within their manufacturing specification limits and we do not achieve acceptable yields as a result of our design, our cost of revenue may increase. In addition, if our foundry does not manufacture our products within their manufacturing specification limits, we may have difficulty obtaining adequate product supplies and product shipments may be delayed. This could ultimately lead to a loss of sales of our products and harm our business.

A DESIGN WIN FROM A CUSTOMER IS NOT A GUARANTEE OF FUTURE SALES TO THAT
CUSTOMER.

    Achieving a design win with a customer does not create a binding commitment from that customer to purchase our products. Rather, a design win represents a level of interest by potential customers whereby potential customers commit financial resources to developing a prototype product that incorporates our products. Accordingly, a customer can choose at any time to discontinue using our products in their designs or product development efforts.

BECAUSE COMMUNICATIONS EQUIPMENT MANUFACTURERS MAY BE RELUCTANT TO CHANGE THEIR SOURCES OF COMPONENTS, IF WE DO NOT ACHIEVE DESIGN WINS WITH THESE MANUFACTURERS, WE MAY BE UNABLE TO SECURE SALES FROM THESE CUSTOMERS IN THE FUTURE.

    Once a manufacturer of DSL equipment has designed a supplier's integrated circuit into its products, the manufacturer may be reluctant to change its source of integrated circuits due to the significant costs and time delays associated with designing-in and qualifying a new supplier. Accordingly, our failure to achieve design wins with manufacturers of DSL equipment could create barriers to future sales opportunities with these manufacturers.

BECAUSE DEVELOPMENT OF NEW PRODUCTS REQUIRES SUBSTANTIAL TIME AND EXPENSE, WE MAY NOT BE ABLE TO RECOVER OUR DEVELOPMENT COSTS AND ACHIEVE AN ADEQUATE RETURN ON INVESTMENT.

    The development of new products requires substantial time and expense. Improvements to existing products or the introduction of new products by us or our competitors may replace or provide lower cost alternatives to our existing products or render these products obsolete, unmarketable or inoperable. Therefore, we cannot be sure that we will be able to recover the costs of the development of our products and achieve an adequate return on investment.

    For example, we believe that our next-generation scalable ADSL modem, or SAM Two, products will form the basis of a future family of ADSL integrated circuit and software solutions. We have not yet completed development of these products. Even if we complete development on a timely basis, we cannot assure you that these products will achieve market acceptance and generate significant revenue. If our SAM Two products do not achieve broad market acceptance, revenue from our existing products could be inadequate to cover our expenses and our operating results and reputation could be damaged.

BECAUSE THE LENGTHY SALES CYCLE OF OUR PRODUCTS MAKES IT DIFFICULT TO ACCURATELY PREDICT ACTUAL PRODUCT DEMAND, THE VOLUME OF PRODUCT SHIPPED MAY NOT CORRESPOND WITH OUR PRODUCT FORECASTS. THEREFORE, WE MAY NOT BE ABLE TO RECOUP EXPENSES INCURRED IN ANTICIPATION OF SALES OF OUR PRODUCTS.

    The sales cycle of our products is lengthy and typically involves a detailed initial technical evaluation of our products by our prospective customers, followed by the design, manufacturing, testing and qualification of prototypes incorporating our products. This process generally takes from three to six months, and may last longer. Our customer purchase agreements generally contain no minimum purchase requirements and customers typically purchase our products pursuant to short-term purchase orders that may be canceled without charge. Given this lengthy sales cycle, it is difficult to accurately predict when and in what volume sales to a particular customer will occur, if at all.

    Therefore, we cannot be sure that product revenue will be commensurate with the level of expenses that we incur preparing for anticipated sales. If our forecasts prove to be inaccurate, our operating results could be harmed. For example, if we purchase excess inventory, write-downs or write-offs could result. Conversely, if we fail to purchase a sufficient supply of some products, revenue opportunities could be lost and our customer relationships could be harmed.

BECAUSE PRICE COMPETITION, MATURING TECHNOLOGIES AND VOLUME PURCHASES BY LARGE CUSTOMERS MAY RESULT IN A DECREASE IN THE AVERAGE SELLING PRICE OF OUR PRODUCTS, THE GROSS MARGINS FOR OUR PRODUCTS MAY DECLINE.

    Price competition may harm the gross margins of our products. Furthermore, we anticipate that average selling prices of ADSL integrated circuits will continue to decline as product technologies mature. Many of our competitors are larger with greater resources. Therefore these competitors may be able to achieve greater economies of scale and may be less vulnerable to price competition. In addition, we expect that average selling prices of our products will decrease in the future due to volume discounts to our large customers. These declines in average selling prices will generally lead to declines in our gross margins for these products, if manufacturing costs cannot be reduced at the same or greater rates.

DELAY IN THE DEVELOPMENT OF PC-OEM AND RETAIL CHANNELS FOR ADSL MODEM DISTRIBUTION COULD LIMIT OUR SALES.

    Our sales growth will depend in part on the development of personal computer original equipment manufacturer, or PC-OEM, and retail sales channels. Today, most telecommunication service providers only support ADSL modems which they provide directly to their subscribers. We believe that telecommunication service providers will eventually support ADSL modems purchased as a part of a personal computer, an Internet access device or separately by subscribers. Any significant delay in development of the PC-OEM and retail channels, as opposed to alternative distribution channels, could limit sales of our products.

WE DEPEND ON THIRD PARTY LICENSED TECHNOLOGY TO DEVELOP OUR PRODUCTS, AND WE MAY BE UNABLE TO MARKET OUR PRODUCTS IF THESE LICENSES ARE NOT AVAILABLE TO US OR IF THEY ARE TERMINATED.

    Our current products and some of our future products do or will incorporate technology licensed from third parties. These third party license agreements include agreements with Alcatel Bell N.V. and UMC. Any material breach by us of the terms of our license agreements could result in the termination of our rights, preventing us from marketing our current and some of our future products.

    In August 1999 we entered into an agreement with UMC under which we were extended certain licenses granted by third parties to UMC in exchange for royalties, patent cross licenses and other obligations. This agreement grants us access to certain technology on favorable terms. If UMC ceases to be our largest stockholder, we would lose rights under this agreement and consequently we would lose a competitive advantage. In this event, we cannot assure you that we could secure licenses on reasonable terms to all patents that might apply to our products or technology, if at all.

THE MEASURES ON WHICH WE RELY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AFFORD ONLY LIMITED PROTECTIONS.

    The measures on which we rely to protect our intellectual property afford only limited protection, and we cannot be certain that these measures will adequately protect our intellectual property. Despite our efforts to protect our intellectual property, unauthorized parties may copy aspects of our products or obtain and use trade secrets or other information that we regard as proprietary. Our competitors may also independently develop the same or similar technologies without violating our intellectual property rights.

    In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States, and many U.S. companies have encountered substantial infringement problems in these countries. These countries include those to which we have sold and will continue to sell our products. Our failure to adequately protect our intellectual property in foreign countries could harm our business.

BECAUSE OUR INDUSTRY IS CHARACTERIZED BY FREQUENT LITIGATION OVER INTELLECTUAL PROPERTY RIGHTS, WE MAY BE REQUIRED TO INCUR SUBSTANTIAL EXPENSES AND DIVERT MANAGEMENT ATTENTION AND RESOURCES IN DEFENDING THE USE OF OUR INTELLECTUAL PROPERTY.

    The industry in which we compete is characterized by numerous allegations of and lawsuits involving infringement of intellectual property rights. An infringement claim could be asserted against us in the future. The defense of any such claim, regardless of its merit, could result in our incurring substantial expenses and diverting significant management attention and other resources away from our operations. In the event of an adverse result in any future litigation or claim, we may be required to:

    - pay substantial damages, including treble damages, if we are found to have willfully infringed the intellectual property of another;

    - halt the manufacture, sale and use of infringing products or technology;

    - obtain licenses to the infringing technology, which may not be available on commercially reasonable terms, or at all; or

    - expend significant resources to develop non-infringing technology.

    We do not receive benefits to or licenses under any technology owned by or in the names of our directors or entities affiliated with our directors, simply because of their association with us as a director.

WE MAY INCUR SUBSTANTIAL EXPENSES AND DIVERT MANAGEMENT RESOURCES IN PROSECUTING OTHERS FOR THEIR UNAUTHORIZED USE OF OUR INTELLECTUAL PROPERTY RIGHTS.

    Our commercial success depends in part on our ability to enforce our intellectual property rights. Our intellectual property consists of patents, copyrights, trade secrets, know-how and trademarks. As of May 31, 2000, we have been granted two U.S. patents relating to our technologies, had received notices of allowance with respect to 11 other patent applications and have an additional 13 patent applications pending. We have also applied for patents on our intellectual property in Japan and Europe.

    We are not currently a party to any litigation with regard to our intellectual property. However, the markets in which we compete are characterized by frequent litigation regarding patents and other intellectual property rights. We are aware of a significant number of patents and patent applications relating to aspects of our technologies filed by, and issued to, third parties. Should any of our competitors file patent applications or obtain patents that claim inventions also claimed by us, we may choose to participate in an interference proceeding declared by the relevant patent regulatory agency to determine priority of invention and, thus, the right to a patent for these inventions. This proceeding could result in substantial cost to us even if the outcome is favorable. Even if successful on priority grounds, an interference based on patentability grounds raised in the proceeding may result in loss of claims. Even successful claims could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Uncertainties resulting from initiation and continuation of any patent or related litigation could harm our ability to compete. If we fail to enforce and protect our intellectual property rights, our business will be harmed.

WE DEPEND ON A LIMITED NUMBER OF CUSTOMERS, AND THE LOSS OF, OR A SIGNIFICANT REDUCTION IN ORDERS FROM, ANY OF THEM COULD HARM OUR OPERATING RESULTS.

    We sell our products primarily to communications equipment manufacturers. For the year ended December 31, 1999, sales to Xpeed, Inc. and Lite-On Communications Corporation accounted for 35.7% and 11.3% of our revenue. For the three months ended March 31, 2000, sales to Xpeed, Inc. and Alcatel Bell N.V. accounted for 36.4% and 11.0% of our revenue.

    Other than Alcatel Bell N.V., we do not have long-term agreements with these customers relating to the sale of our products, but rather sell our products to them on an order-by-order basis. We expect to continue to be dependent upon a relatively small number of customers for a majority of our revenue. If we are not successful in maintaining relationships with our customers and obtaining new customers, our business and results of operations will suffer.

IF WE BECOME SUBJECT TO PRODUCT RETURNS AND PRODUCT LIABILITY CLAIMS RESULTING FROM DEFECTS IN OUR PRODUCTS, WE MAY FAIL TO ACHIEVE MARKET ACCEPTANCE OF OUR PRODUCTS AND OUR BUSINESS COULD BE HARMED.

    We develop complex products in an evolving marketplace. Despite testing by us and our customers, software or hardware defects may be found in existing or new products. These defects could result in a delay in recognition or loss of revenue, loss of market share or failure to achieve market acceptance. Additionally, these defects could result in financial or other damages to our customers, cause us to incur significant warranty, support and repair costs and divert the attention of our engineering personnel from our product development efforts. In such circumstances, our customers could also seek and obtain damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

WE MAY FAIL TO ATTRACT OR RETAIN KEY PERSONNEL.

    Our success depends to a significant degree upon the continued contributions of our executive management team and our technical, product development, marketing, sales and customer support personnel. The loss of key persons in those areas could harm our business. Competition for these people is particularly intense in Northern California and Taiwan, where we primarily operate. Furthermore, we do not have any life insurance or other insurance covering the loss of any of our key employees.

WE MAY ENGAGE IN ACQUISITIONS OR STRATEGIC INVESTMENTS THAT DILUTE OUR STOCKHOLDERS, CAUSE US TO INCUR DEBT OR ASSUME CONTINGENT LIABILITIES.

    As part of our business strategy, we may pursue acquisitions and strategic investments that could complement our current product offerings, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. In the event of an acquisition, we may issue equity securities that would dilute our current stockholders' ownership, incur substantial debt or assume contingent liabilities. These actions could harm our business or negatively affect the price of our common stock. Acquisitions also entail numerous other risks which could adversely affect our business, including:

    - failure to successfully integrate acquired businesses, products, technologies and personnel;

    - unanticipated costs or capital expenditures associated with the acquisition;

    - accounting issues regarding acquired technology and other intangible assets that could negatively affect our reported financial results of operations;

    - diversion of management's attention from our business; and

    - harm to our existing business relationships with suppliers and customers.

    Currently, we are not negotiating any such transactions or acquisitions.

                         RISKS RELATING TO OUR INDUSTRY

IF THE ADSL TECHNOLOGY UPON WHICH OUR PRODUCTS ARE BASED DOES NOT ACHIEVE BROAD MARKET ACCEPTANCE, WE WOULD NOT BE ABLE TO SUSTAIN OR GROW OUR BUSINESS.

    ADSL services compete with many different broadband access technologies including both variants of DSL and non-DSL alternatives. The introduction of new products or technologies by competitors or market acceptance of products based on alternative technologies could render our products less competitive or obsolete. If either of these events occurs, we would be unable to sustain or grow our business. Competing technologies include:

    - other variants of DSL, including high bit rate DSL, integrated DSL, symmetrical DSL and very high bit rate DSL;

    - other access solutions provided by telecommunications service providers such as transmission through dial-up analog modems, integrated services digital networks and T1/E1 services;

    - broadband cable technologies;

    - broadband wireless technologies; and

    - broadband satellite technologies.

    If these alternative technologies gain market share at the expense of ADSL, demand for our products would decrease, and we would be unable to sustain or grow our business.

THE FAILURE OF TELECOMMUNICATIONS SERVICE PROVIDERS TO DEPLOY ADSL TECHNOLOGIES AND SERVICES IN A BROAD AND TIMELY MANNER WOULD HARM SALES OF OUR PRODUCTS.

    Our ADSL integrated circuit and software solutions are incorporated in equipment that is sold to telecommunications service providers. Consequently, the success of our products will depend upon the desire and ability of telecommunications service providers to broadly deploy ADSL technologies and the timing of such deployment. Factors that may impact this deployment include:

    - level of demand from end users for ADSL services;

    - length of the approval process, including laboratory tests, field trials, market trials, initial commercial deployment and full commercial deployment;

    - cost constraints, including installation costs and space and power constraints at the telecommunications service provider's central office;

    - varying conditions of the installed copper wire, type of cable, degree of electrical interference and the existence of crossover interference with voice and data services;

    - the distance of end users from the central office and the existence of digital loop carriers;

    - interoperability among ADSL equipment vendors' products;

    - evolving industry standards for ADSL technologies; and

    - domestic and foreign government regulation.

CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS, BOTH IN THE U.S. AND INTERNATIONALLY, COULD CAUSE SALES OF DSL AND SPECIFICALLY ADSL PRODUCTS TO DECLINE OR FAIL TO GROW AS ANTICIPATED.

    The jurisdiction of the Federal Communications Commission, or the FCC, extends to the entire U.S. communications industry, including our customers and their products and services that incorporate our products. Future FCC regulations affecting the U.S. communications services industry, our customers or our products may harm our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into some markets or affect the prices that they can charge. This may cause sales of our products to decline. We face similar risks from foreign regulatory agencies. Any delays in our ability to comply with domestic and foreign regulatory requirements may result in order cancellations or postponements of product purchases by our customers, which would harm our business.

THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY MAY HARM OUR OPERATING RESULTS.

    From time to time, the semiconductor industry has experienced significant economic downturns, characterized by diminished product demand, accelerated erosion of prices and excess production capacity. Our industry also periodically experiences increased demand resulting in production capacity constraints. Accordingly, our operating results may vary significantly as a result of general conditions in the semiconductor industry.

                         RISKS RELATING TO OUR OFFERING

BECAUSE THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, OUR STOCK PRICE MAY DECLINE AFTER THIS OFFERING.

    Prior to this offering, you could not buy or sell our common stock on a public market. The initial public offering price of our common stock will be determined by negotiation among us and representatives of the underwriters and may not be indicative of the price that will prevail in the open market after this offering. We cannot be certain that an active trading market for our common stock will develop or be sustained, and the price of our stock may decline after this offering.

OUR STOCK MAY BE THINLY TRADED OR ITS PRICE VOLATILE, WHICH MIGHT MAKE IT DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

    The stock markets, and in particular the Nasdaq National Market, experience extreme price and volume fluctuations affecting the market prices of equity securities of many technology companies. These fluctuations are often unrelated to the operating performance of the respective companies. We expect that the market price of our common stock will fluctuate due to the following factors:

    - variations in our quarterly operating results;

    - changes in estimates of our financial performance or changes in recommendations by securities analysts;

    - changes in market valuations of other integrated circuit companies;

    - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of or decrease in sales to a major customer or failure to complete significant transactions;

    - loss of or reduction in manufacturing capacity from the foundry;

    - additions or departures of key personnel;

    - future sales of our common stock;

    - commencement of or involvement in litigation;

    - general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations; and

    - announcements by us or our competitors of key design wins and product introductions.

BECAUSE OF LIKELY FLUCTUATIONS IN THE PRICE OF OUR STOCK, WE MAY BE SUBJECT TO CLASS ACTION LITIGATION, WHICH COULD DISTRACT MANAGEMENT AND RESULT IN SUBSTANTIAL COSTS.

    In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our operations and sales of our products, which would have a negative impact on our business.

OUR CURRENT STOCKHOLDERS WILL BENEFIT FROM THIS OFFERING, AND YOU WILL EXPERIENCE IMMEDIATE DILUTION.

    The initial public offering price is expected to be substantially higher than the current book value per share of our outstanding common stock. Stockholders of record as of March 31, 2000 have paid an average of $2.05 per share for their common stock, and the pro forma net tangible book value as of that date was $1.06 per share. After giving effect to the sale of
shares of our common stock in this offering at an offering price of $      per
share, our pro forma net tangible book value as of March 31, 2000 would have
been $      per share. As a result, investors purchasing our common stock will
incur immediate dilution of approximately $      per share in the book value of
our common stock from the price they pay for our common stock. In addition, we have issued options to acquire common stock at prices significantly below the initial public offering price. To the extent such outstanding options are ultimately exercised, there will be further dilution to investors in this offering.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD CAUSE OUR STOCK PRICE TO DECLINE.

    After this offering, we will have outstanding approximately       shares of
common stock after giving effect to the conversion of all outstanding shares of
preferred stock into common stock of which the       shares offered hereby, plus
any shares issued upon exercise of the underwriters' over-allotment option, will
be freely tradeable. The remaining approximately       shares of common stock
outstanding after this offering will become available for sale in the public market as follows:

              NUMBER OF SHARES                         DATE OF AVAILABILITY FOR SALE
---------------------------------------------  ---------------------------------------------
                      0                        At the date of this prospectus.
                      0                        90 days after the date of this prospectus.
                 35,303,463                    180 days after the date of this prospectus.

    The above table assumes the effectiveness of certain lock-up arrangements with the underwriters under which the stockholders have agreed not to sell or otherwise dispose of their shares of common stock. Lehman Brothers may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

    As of May 31, 2000, there were options to purchase 10,330,343 shares of our common stock outstanding. Should the holders of these options exercise their options, there will be additional shares eligible for sale 180 days after the date of this prospectus.

    The holders of an aggregate of 14,217,857 shares of our common stock, assuming the exercise of our outstanding warrants and the conversion of our preferred stock into common stock, have certain registration rights, including the right to require us to register their shares and the right to include their shares in public offerings we undertake in the future.

    If our stockholders sell substantial amounts of the common stock, including shares issued upon the exercise of outstanding options, in the public market, the market price of our common stock could decline.

SOME PROVISIONS OF OUR CHARTER DOCUMENTS MAY MAKE ACQUIRING CONTROL OF OUR COMPANY MORE DIFFICULT FOR A THIRD PARTY, WHICH COULD HARM OUR STOCK'S MARKET PRICE OR REDUCE ANY PREMIUM OVER MARKET PRICE THAT AN ACQUIROR MIGHT OTHERWISE PAY.

    Our charter documents contain provisions providing for a classified board of directors, eliminating cumulative voting in the election of directors and restricting our stockholders from acting without a meeting. These provisions may make certain corporate actions more difficult and might delay or prevent a change in control and therefore limit the price that new investors will pay for our stock. Further, the board of directors may issue up to 5,000,000 new shares of preferred stock with certain rights, preferences, privileges and restrictions, including voting rights, without any vote by our stockholders. Our existing stockholders may be adversely affected by the rights of this preferred stock. New preferred stock might also be used to make acquiring control more difficult. We have no current plans to issue shares of preferred stock. We will also indemnify officers and directors against losses incurred in legal proceedings to the broadest extent permitted by Delaware law.

BECAUSE OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT MAY BE ABLE TO CONTROL STOCKHOLDER VOTES, THE PREMIUM OVER MARKET PRICE THAT AN ACQUIROR MIGHT OTHERWISE PAY MAY BE REDUCED AND ANY MERGER OR TAKEOVER MAY BE DELAYED.

    Immediately following the offering, our principal stockholders, executive officers, directors and their affiliates will own or control approximately
      % of our common stock (assuming no purchases of shares of common stock in this offering by our executive officers and directors and their affiliates). Accordingly, our principal stockholders, executive officers, directors and their affiliates, as a group, may have the ability to control the election of a majority of the members of our board of directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, or may impede a merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over market price that an acquiror might otherwise pay.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF WE ARE UNABLE TO SECURE ADEQUATE FUNDS ON TERMS ACCEPTABLE TO US, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS PLAN.

    If the proceeds of this offering, together with our existing cash balances and cash flows expected from future operations, are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

WE HAVE BROAD DISCRETION OVER THE USE OF THE OFFERING PROCEEDS, AND WE CANNOT ASSURE YOU THAT HOW WE INVEST THESE PROCEEDS WILL YIELD A FAVORABLE RETURN.

    Substantially all of the net proceeds of this offering and from the sale of common stock to NEC Corporation in the concurrent private placement are not allocated for specific uses other than working capital and general corporate purposes, including expenditures for research and development of new products and sales and marketing. Thus, our management will have broad discretion over how these proceeds are used and could spend these proceeds in ways which do not increase our operating results or increase our market share. We cannot assure you that the proceeds will be invested to yield a favorable rate of return.

                                USE OF PROCEEDS

    The net proceeds to us from the sale of the       shares of common stock
offered in this offering and the sale of       shares of common stock in the
private placement are estimated to be $      million assuming initial public
offering price of $      per share, after deducting the underwriting discount,
estimated offering expenses and assuming no exercise of the underwriters' over-allotment option.

    We intend to use the net proceeds of this offering primarily for working capital and general corporate purposes, including expenditures for research and development of new products and sales and marketing efforts. In addition, we may use a portion of the net proceeds to acquire complementary products, technologies or businesses; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the following information:

    - our actual capitalization as of March 31, 2000;

    - our pro forma capitalization after giving effect to the conversion of all outstanding shares of convertible preferred stock into shares of common stock and the reclassification of convertible preferred stock warrants to reflect the change in nature of the underlying equity instrument to common stock; and

    - the pro forma as adjusted capitalization after giving effect to the sale
      of       shares of common stock in this offering and the sale of
      shares of common stock to NEC Corporation in the concurrent private placement, in each case at an assumed initial public offering price of
      $      per share, less the underwriting discount and estimated offering expenses payable by us.

                                                                        AS OF MARCH 31, 2000
                                                              ----------------------------------------
                                                                                           PRO FORMA
                                                                ACTUAL      PRO FORMA     AS ADJUSTED
                                                              ----------   -----------   -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents...................................   $ 35,238      $ 35,238         $
                                                               ========      ========         ======
Long-term obligations, net of current portion...............   $  1,125      $  1,125         $1,125
                                                               --------      --------         ------
Mandatorily redeemable convertible preferred stock; issuable in series, $0.001 par value (actual); 13,500 shares
  authorized, 11,429 shares issued and outstanding (actual), no shares authorized, issued or outstanding (pro forma and
  as adjusted)..............................................     43,393            --             --
Mandatorily redeemable convertible preferred stock
  warrants..................................................      1,607            --             --
                                                               --------      --------         ------
                                                                 45,000            --             --
                                                               --------      --------         ------
Stockholders' equity:
Common stock, $0.001 par value; 46,100 shares authorized,
  23,397 shares issued and outstanding (actual); 46,100
  shares authorized, 34,826 shares issued and outstanding
  (pro forma);       shares authorized,       shares issued
  and outstanding (as adjusted).............................         23            35
Additional paid-in capital..................................     34,399        79,387
Deferred stock-based compensation...........................     (4,048)       (4,048)
Accumulated deficit.........................................    (31,908)      (31,908)
                                                               --------      --------         ------
Total stockholders' equity (deficit)........................     (1,534)       43,466
                                                               --------      --------         ------
Total capitalization........................................   $ 44,591      $ 44,591         $
                                                               ========      ========         ======

    This table excludes the following shares:

    - 10,330,343 shares of common stock issuable as of May 31, 2000 upon the exercise of outstanding share options issues under our option plan at a weighted average exercise price of $3.20 per share;

    - 2,500,000 shares of common stock reserved as of May 31, 2000 for issuance under our stock plan;

    - 600,000 shares of common stock initially reserved for issuance under our employee stock purchase plan; and

    - 1,214,286 shares of common stock issuance as of May 31, 2000 upon the exercise of outstanding warrants with a weighted average exercise price of $3.71 per share.

    See the sections entitled "Management--Incentive Stock Plans," "Description of Capital Stock" and notes 7, 8 and 13 of Notes to Financial Statements.

                                    DILUTION

    The pro forma net tangible book value of our common stock (assuming conversion of all outstanding shares of our convertible preferred stock on March 31, 2000) was $36.9 million, or approximately $1.06 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to our sale of
      shares of common stock offered by this prospectus and the       shares
offered in the private placement each at an assumed initial public offering
price of $       per share and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value would
have been approximately $      million, or $      per share. This represents an
immediate increase in net tangible book value of $      per share to existing
stockholders and an immediate dilution in net tangible book value of $      per
share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of March
    31, 2000................................................   $1.06
  Increase per share attributable to new investors..........
                                                               -----
Pro forma net tangible book value per share after the
  offering..................................................
                                                                          ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................              $
                                                                          ======

    This table excludes all options and warrants that will remain outstanding upon completion of this offering. See notes 7, 8 and 13 of Notes to Financial Statements. The exercise of outstanding options and warrants having an exercise price less than the offering price would increase the dilutive effect to new investors.

    The following table sets forth, as of March 31, 2000, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and average price per share paid by existing stockholders by the investors participating in the private placement and by the new investors in this offering each at an assumed initial public
offering price of $      per share, before deducting the underwriting discount
and estimated offering expenses payable by us.

                                         SHARES PURCHASED         TOTAL CONSIDERATION
                                      -----------------------   ------------------------   AVERAGE PRICE
                                        NUMBER     PERCENTAGE     AMOUNT      PERCENTAGE     PER SHARE
                                      ----------   ----------   -----------   ----------   -------------
Existing stockholders...............  34,825,631          %     $71,457,078          %         $2.05
Private placement investors.........
New investors.......................
                                      ----------     ------     -----------     ------
  Total.............................                      %     $                    %
                                      ==========     ======     ===========     ======

    If the underwriters over-allotment option is exercised in full, the following will occur:

    - the percentage of shares of common stock held by existing stockholders and
      the private placement investors will be reduced to       % and       % of
      the total number of shares of common stock outstanding, and

    - the number of shares held by new public investors will be increased to
            or approximately       % of the total number of shares of our common
      stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the financial statements and related notes beginning on page F-1 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 22 of this prospectus. The selected statement of operations data for each of the three years ended December 31, 1997, 1998 and 1999 and the selected balance sheet data as of December 31, 1998 and 1999 are derived from, and qualified by reference to, the audited financial statements included elsewhere in this prospectus. The selected statement of operations data for each of the two years ended December 31, 1995 and 1996 and the selected balance sheet data as of December 31, 1995, 1996 and 1997 are derived from audited financial statements not included in this prospectus. The selected statement of operations data for the three months ended March 31, 1999 and 2000 and the selected balance sheet data as of March 31, 2000 are derived from unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared by us on a basis consistent with our audited financial statements and, in the opinion of management include all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of our results of operations and financial position as of and for those periods.

                                                                                                                 THREE MONTHS
                                                                     YEARS ENDED DECEMBER 31,                   ENDED MARCH 31,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue..............................................   $   --    $    --    $    --    $     --   $  3,053   $    83    $ 4,115
Cost of revenue......................................       --         --         --          --     (2,739)     (314)    (2,607)
                                                        ------    -------    -------    --------   --------   -------    -------
Gross profit (loss)..................................       --         --         --          --        314      (231)     1,508
                                                        ------    -------    -------    --------   --------   -------    -------
Operating expenses:
  Research and development...........................       --         --      1,101       5,473      8,458     1,969      2,641
    (exclusive of stock-based compensation expense of
    $0, $0, $10, $58, $97, $27 and $157)
  Sales and marketing................................       --         --         --       1,017      3,211       606      1,138
    (exclusive of stock-based compensation expense of
    $0, $0, $0, $57, $86, $23 and $346)
  General and administrative.........................       --         --        943       3,436      3,086       731        983
    (exclusive of stock-based compensation expense of
    $0, $0 $23, $111, $81, $25 and $259)
  Amortization of deferred stock-based
    compensation.....................................       --         --         33         226        264        75        762
                                                        ------    -------    -------    --------   --------   -------    -------
    Total operating expenses.........................       --         --      2,077      10,152     15,019     3,381      5,524
                                                        ------    -------    -------    --------   --------   -------    -------
Operating loss from continuing
  operations.........................................       --         --     (2,077)    (10,152)   (14,705)   (3,612)    (4,016)
Interest income, net.................................       --         --        809         856        887       154        464
Other income.........................................       --         --         --          --        182        --         --
                                                        ------    -------    -------    --------   --------   -------    -------
Loss from continuing operations......................       --         --     (1,268)     (9,296)   (13,636)   (3,458)    (3,552)
Income (loss) from discontinued operations...........       43        (62)    (2,638)         --         --        --         --
                                                        ------    -------    -------    --------   --------   -------    -------
Net income (loss)....................................   $   43    $   (62)   $(3,906)   $ (9,296)  $(13,636)  $(3,458)   $(3,552)
                                                        ======    =======    =======    ========   ========   =======    =======
Basic and diluted net loss from continuing operations
  per share..........................................   $   --    $    --    $ (0.06)   $  (0.40)  $  (0.59)  $ (0.15)   $ (0.15)
Basic and diluted net income (loss) from discontinued
  operations per share...............................     0.01         --      (0.11)         --         --        --         --
                                                        ------    -------    -------    --------   --------   -------    -------
Basic and diluted net income (loss) per share........   $ 0.01    $    --    $ (0.17)   $  (0.40)  $  (0.59)  $ (0.15)   $ (0.15)
                                                        ======    =======    =======    ========   ========   =======    =======
Shares used in computing basic and diluted net income
  (loss) per share...................................    6,000     22,750     22,753      23,058     23,148    23,090     23,371
                                                        ======    =======    =======    ========   ========   =======    =======
Pro forma for conversion of convertible preferred
  stock basic and diluted net loss per share
  (unaudited)........................................                                              $  (0.51)             $ (0.10)
                                                                                                   ========              =======
Pro forma basic and diluted weighted average shares
  (unaudited)........................................                                                26,634               34,800
                                                                                                   ========              =======

                                                                           AS OF DECEMBER 31,                      AS OF
                                                          ----------------------------------------------------   MARCH 31,
                                                            1995       1996       1997       1998       1999       2000
                                                          --------   --------   --------   --------   --------   ---------
                                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................   $1,864    $23,748    $ 6,394    $14,423    $38,513     $35,238
Working capital.........................................    2,011     23,302     17,758     11,904     37,838      34,995
Total assets............................................    3,237     32,902     20,632     26,652     53,023      50,253
Long-term obligations, net of current portion...........       --         --         --      4,125      1,500       1,125
Mandatorily redeemable convertible preferred stock......       --         --         --      4,207     43,393      43,393
Mandatorily redeemable convertible preferred stock
  warrants..............................................       --         --         --        793      1,607       1,607
Total stockholders' equity (deficit)....................    2,043     25,878     20,249     14,208      1,171      (1,534)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" STARTING ON PAGE 5 AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We provide integrated circuit and software solutions to the broadband access communications equipment industry. Our products include integrated circuits, software, turn-key reference designs and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetrical digital subscriber line, or ADSL, equipment to communications service providers and their customers.

    We were incorporated in California in May 1995 as Integrated Technology Express, Inc. In early 1996, United Microelectronics Corporation, or UMC, contributed cash and licensed technology to us in return for an equity interest. Our initial products included personal computer, or PC, peripheral input/ output and mixed signal integrated circuits. In early 1997, we began to develop integrated circuits and software solutions for the ADSL market. In late 1997, we sold our non-ADSL operations, changed our name to Integrated Telecom
Express, Inc. and focused our product development efforts exclusively on the ADSL market.

    Subsequent to the sale of our PC-related business and through 1998, we were a development stage company and had no product revenue. In April 1998, we licensed certain ADSL technology from Alcatel Bell N.V. to complement our intellectual property. In the first quarter of 1999, we began shipping our turn-key reference designs and development tools for our initial ADSL products. In the third quarter of 1999, we began volume shipments of our ADSL products and recorded our first significant product revenue. Beginning in the fourth quarter of 1999, we significantly increased our investment in operations, including research and development and sales and marketing.

    We sell our products to manufacturers of ADSL customer premises equipment and telecommunications service providers' central office equipment. Our revenue is currently derived from sales of our Apollo and SAM product families. Sales of Apollo Two products represented 75.2% of revenue in the year ended December 31, 1999 and 87.4% of revenue in the three months ended March 31, 2000. To date, we have derived a substantial portion of our revenue from a limited number of customers. During the year ended December 31, 1999, Xpeed, Inc. and Lite-On Communications Corporation accounted for 35.7% and 11.3% of our revenue. In the three months ended March 31, 2000, Xpeed, Inc. and Alcatel Bell N.V. accounted for 36.4% and 11.0% of our revenue.

    We have focused our initial sales and marketing efforts on worldwide communications equipment manufacturers. We currently sell through our direct sales force, independent sales representatives and distributors. Our sales personnel are based in Santa Clara, California; Round Rock, Texas and Taipei, Taiwan. For the year ended December 31, 1999, sales to customers in Asia accounted for 52.9% of our revenue, of which our sales to customers in South Korea constituted 11.9% of our revenue. For the three months ended March 31, 2000, sales to customers in Asia accounted for 37.6% of our revenue, of which sales to customers in South Korea constituted 14.5% of our revenue. We estimate that of our sales to U.S. communications equipment manufacturers in the year ended December 31, 1999 and the three months ended March 31, 1999, approximately 46.9% and 51.7% were ultimately intended for equipment for service providers in the South Korean market. Combined with direct sales to South Korea during the same periods, our estimated revenue exposure to the South Korean market during these periods was 47.6% and 50.9%. We anticipate that the majority of our revenue will continue to be derived directly or indirectly from Asia, especially South Korea, for the foreseeable future. All revenue is denominated in U.S. dollars.

    In general, we require approximately six months to achieve volume shipments of our products after we first contact a customer, if volume shipments are achieved at all. This process includes sale of our turn-key reference design, customer board development, testing, field trials and qualification by service providers and receipt of volume orders. As a result, a significant period of time may elapse between our sales efforts and our realization of revenue. Our customers are not obligated by long-term contracts to purchase our products and can generally cancel or reschedule orders on short notice.

    Revenue from product sales other than to distributors is recognized upon shipment if a signed purchase order exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Revenue from shipments to distributors with the right of return are deferred until the distributor resells the inventory. Upon shipment, we also provide for the estimated costs that may be incurred for product warranties. We develop and market PC network interface cards, or NICs, to the ADSL market in addition to the sale of integrated circuit and software solutions. We outsource the manufacturing of these cards to a manufacturer in Taiwan, which incorporates our integrated circuits. We treat these sales of integrated circuits as an offset to cost of revenue when the cards are shipped to our customer.

    We outsource the fabrication, packaging and testing of our integrated circuits. Therefore, a significant portion of our cost of revenue consists of payments to our manufacturers. Our cost of revenue includes expenses relating to our internal operations as well as the amortization of fees for technology licensed from an unrelated third party. This license agreement was entered into in April 1998 and the $8.0 million fee is being amortized on a straight line basis over seven years starting in the first quarter of 1999, resulting in a $286,000 charge each quarter through the year ending 2005.

    Research and development expenses, exclusive of stock-based compensation expense, consist primarily of salaries and related personnel expenses, prototype development costs, fees paid to outside service providers and overhead allocated to product development of our integrated circuits, software and underlying technologies. All research and development costs are expensed as incurred. Our research and development efforts are periodically subject to significant, non-recurring costs and fees that can cause significant variability in our quarterly research and development expenses. We expect to increase our research and development expenses as we continue to develop new products and improve our core technologies.

    Sales and marketing expenses, exclusive of stock-based compensation expense, consist primarily of salaries, commissions and related expenses for personnel engaged in sales, marketing, applications engineering support and customer service functions, costs associated with promotional and other marketing expenses. We intend to expand our direct and indirect sales operations substantially, both domestically and internationally. In addition, we expect sales and marketing expenses to increase as we expand our customer service and support organization.

    General and administrative expenses, exclusive of stock-based compensation expense, include personnel and related costs associated with executive management, finance, accounting, human resources, information services and facilities.

    In connection with the grant of stock options and equity compensation to our employees, technical advisors and directors, we have recorded deferred stock-based compensation expense of $4.0 million as of March 31, 2000. Subsequent to March 31, 2000, we have granted an additional 4.2 million options and restricted stock purchase rights at an average exercise price of approximately $4.00. Deferred stock-based compensation represents the difference between the grant price and the deemed fair value of our common stock options granted during these periods. Deferred stock-based compensation expense for options granted is being amortized using the graded vesting method, in accordance with

Financial Accounting Standards Board, or FASB, Interpretation No. 28, over the vesting period of each respective option, which is generally four years. Under the graded vesting method, each option grant is separated into portions based on its vesting terms, which results in acceleration of amortization expense for the overall award. Deferred stock-based compensation for options granted to non-employees is accounted for in accordance with the provisions of Statement of Financial Accounting Standards, or SFAS, No. 123 and Emerging Issues Task Force 96-18. Unamortized deferred stock-based compensation is presented as a reduction of stockholders' equity.

    We have recorded no provision for federal or state income taxes for any period since our inception because we have incurred losses in each period. As of December 31, 1999, we had net operating loss carryforwards for federal and California income tax purposes of approximately $23.0 million and $8.5 million available to offset income in future years. The net operating loss carryforwards will expire at various dates from 2004 through 2019, if not utilized.

    We have experienced net losses from continuing operations of approximately $1.3 million, $9.3 million and $13.6 million for the years ended December 31, 1997, 1998 and 1999. Additionally, we experienced a net loss of $3.6 million for the three months ended March 31, 2000. Our accumulated deficit as of March 31, 2000 was $31.9 million. We expect to continue to incur net losses for the foreseeable future.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31,
     1999

    REVENUE.  Revenue increased from $83,000 for the three months ended
March 31, 1999 to $4.1 million for the three months ended March 31, 2000. This increase was primarily attributable to the commencement of volume sales of our products in the second half of 1999. For the three months ended March 31, 2000, our Apollo Two products accounted for 82.5% of our revenue.

    COST OF REVENUE. Cost of revenue increased from $314,000 for the three months ended March 31, 1999 to $2.6 million for the three months ended
March 31, 2000. This increase was primarily attributable to the commencement of volume sales of our products in the second half of 1999. As a percentage of revenue, cost of revenue decreased from 378.3% for the three months ended
March 31, 1999 to 63.4% for the three months ended March 31, 2000, primarily due to the lower impact of fixed license fee amortization over a larger revenue base.

    RESEARCH AND DEVELOPMENT. Research and development expenses, exclusive of stock-based compensation expense, increased 34.1% from $2.0 million for the three months ended March 31, 1999 to $2.6 million for the three months ended March 31, 2000. This increase was primarily attributable to the cost of increased research and development personnel and higher compensation levels, as well as prototype spending for the development of new products and enhancements to existing products. Amortization of deferred stock-based compensation related to research and development amounted to $27,000 and $157,000 for the three months ended March 31, 1999 and 2000.

    SALES AND MARKETING. Sales and marketing expenses, exclusive of stock-based compensation expense, increased 87.8% from $606,000 for the three months ended March 31, 1999 to $1.1 million for the three months ended March 31, 2000. This increase was primarily attributable to increases in sales personnel, compensation levels, accrued sales commissions, advertising, tradeshow and public relations expenses for our sales and marketing activities. Amortization of deferred stock-based compensation related to sales and marketing activities amounted to $23,000 and $346,000 for the three months ended March 31, 1999 and 2000.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses, exclusive of stock-based compensation expense, increased 34.5% from $731,000 for the three months ended March 31, 1999 to

$983,000 for the three months ended March 31, 2000. This increase was primarily attributable to increased personnel and higher compensation levels. Amortization of deferred stock-based compensation related to general and administrative activities amounted to $25,000 and $259,000 for the three months ended
March 31, 1999 and 2000.

    AMORTIZATION OF DEFERRED STOCK-BASED COMPENSATION. Amortization of deferred stock-based compensation increased 916.0% percent from $75,000 for the three months ended March 31, 1999 to $762,000 for the three months ended March 31, 2000. This increase was primarily attributable to options granted to new and existing employees.

    INTEREST AND OTHER INCOME, NET. Interest and other income, net increased 201.3% from $154,000 for the three months ended March 31, 1999 to $464,000 for the three months ended March 31, 2000. The increase was primarily attributable to increased interest income earned on a higher average cash balance and higher prevailing interest rates.

    NET LOSS. Net loss increased 2.7% from $3.5 million for the three months ended March 31, 1999 to $3.6 million for the three months ended March 31, 2000. This increase was primarily attributable to higher gross profit, offset by increased operating expenses.

    YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

    REVENUE. Revenue increased from zero in 1998 to $3.1 million in 1999. This increase was primarily attributable to the commencement of sales in the first quarter of 1999. For the year ended 1999, our Apollo Two products accounted for 87.4% of our revenue.

    COST OF REVENUE. Cost of revenue increased from zero in 1998 to $2.7 million in 1999. This increase was primarily attributable to the commencement of sales of our turn-key reference designs and ADSL development tool and our Apollo and SAM products and the amortization of our technology licensing fee from Alcatel.

    RESEARCH AND DEVELOPMENT. Research and development expenses, exclusive of stock-based compensation expense, increased 54.5% from $5.5 million in 1998 to $8.5 million in 1999. This increase was primarily attributable to the cost of increased personnel and prototype spending for the development of new products and enhancements to existing products. Amortization of deferred stock-based compensation related to research and development amounted to $58,000 and $97,000 in 1998 and 1999.

    SALES AND MARKETING. Sales and marketing expenses, exclusive of stock-based compensation expense, increased 215.7% from $1.0 million in 1998 to $3.2 million in 1999. This increase was primarily attributable to increases in sales personnel and accrued sales commissions and increased advertising, tradeshow and public relations expenses for our sales and marketing activities. Amortization of deferred stock-based compensation related to sales and marketing activities amounted to $57,000 and $86,000 in 1998 and 1999.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses, exclusive of stock-based compensation expense, decreased 10.2% from $3.4 million in 1998 to $3.1 million in 1999. This decrease was attributable, in part, to a program of cost containment implemented in 1999. Amortization of deferred stock-based compensation related to general and administrative activities amounted to $111,000 and $81,000 in 1998 and 1999.

    AMORTIZATION OF DEFERRED STOCK-BASED COMPENSATION. Amortization of deferred stock-based compensation increased 16.8% percent from $226,000 in 1998 to $264,000 in 1999. This increase was primarily attributable to options granted to new and existing employees.

    INTEREST AND OTHER INCOME, NET. Interest and other income, net increased 24.9% from $856,000 in 1998 to $1.1 million in 1999. This increase was primarily attributable to a non-operating gain of $182,000.

    NET LOSS. Net loss increased 46.7% from $9.3 million in 1998 to $13.6 million in 1999. This increase was primarily attributable to higher operating expenses.

    YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUE. Revenue from continuing operations was zero in both 1997 and 1998. In late 1997, we sold our non-ADSL operations, which related to the design and sale of peripheral input/output and mixed signal integrated circuits for personal computers. These operations have been treated as discontinued. During 1998, we focused on the development of our ADSL products, which we began in early 1997.

    COST OF REVENUE. Cost of revenue from continuing operations was zero in both 1997 and 1998.

    RESEARCH AND DEVELOPMENT. Research and development expenses, exclusive of stock-based compensation expense, for continuing operations increased 397.1% from $1.1 million in 1997 to $5.5 million in 1998. This increase was primarily attributable to the cost of increased personnel and prototype spending for the development of our new products targeted at the ADSL market. Amortization of deferred stock-based compensation related to research and development amounted to $10,000 and $58,000 in 1997 and 1998.

    SALES AND MARKETING. Sales and marketing expenses, exclusive of stock-based compensation expense, for continuing operations increased from zero in 1997 to $1.0 million in 1998. This increase was primarily attributable to the commencement of our initial marketing activities of ADSL products. Amortization of deferred stock-based compensation related to sales and marketing activities amounted to zero and $57,000 in 1997 and 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses, exclusive of stock-based compensation expense, for continuing operations increased 264.4% from $943,000 in 1997 to $3.4 million in 1998. This increase was primarily attributable to an increased investment in our support infrastructure. Amortization of deferred stock-based compensation related to general and administrative activities amounted to $23,000 and $111,000 in 1997 and 1998.

    AMORTIZATION OF DEFERRED STOCK-BASED COMPENSATION. Amortization of deferred stock-based compensation for continuing operations increased 584.9% percent from $33,000 in 1997 to $226,000 in 1998. This increase was primarily attributable to options granted to new and existing employees.

    INTEREST AND OTHER INCOME, NET. Interest and other income was essentially unchanged at $809,000 in 1997 and $856,000 in 1998.

    NET LOSS. Loss from continuing operations increased 633.1% from $1.3 million in 1997 to $9.3 million in 1998. This increase was primarily attributable to the increase in operating expenses.

QUARTERLY RESULTS OF OPERATIONS

    Our quarterly results of operations fluctuate from period to period depending on factors such as the timing of significant expenditures for research and development, the timing of large marketing expenditures such as trade shows, the success of our sales efforts and the timing of significant orders for our products. We believe that you should not rely upon period-to-period comparisons of our financial results to predict future results. We may experience significant fluctuations in period-to-period operating results.

    The following table presents certain quarterly financial information derived from our statements of operations and such data as a percentage of revenue for the five quarters ended March 31, 2000. This data has been derived from unaudited financial statements. In our opinion, these statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with our annual audited financial statements and related notes appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results of any future period.

                                                                    THREE MONTHS ENDED
                                              ---------------------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                                1999        1999         1999            1999         2000
                                              ---------   --------   -------------   ------------   ---------
                                                                      (IN THOUSANDS)
RESULTS OF OPERATIONS:
Revenue....................................    $    83    $   213       $   499         $ 2,258      $ 4,115
Cost of revenue............................       (314)      (366)         (614)         (1,445)      (2,607)
                                               -------    -------       -------         -------      -------
Gross profit (loss)........................       (231)      (153)         (115)            813        1,508
                                               -------    -------       -------         -------      -------

Operating expenses:
  Research and development (exclusive of
    stock-based compensation expense of
    $27, $25, $22, $23 and $157)...........      1,969      1,803         2,092           2,594        2,641
  Sales and marketing (exclusive of
    stock-based compensation expense of
    $23, $22, $19, $22 and $346)...........        606        731           735           1,139        1,138
  General and administrative (exclusive of
    stock-based compensation expense of
    $25, $20, $13, $23 and $259)...........        731        766           661             928          983
  Amortization of deferred stock-based
    compensation...........................         75         67            54              68          762
                                               -------    -------       -------         -------      -------
    Total operating expenses...............      3,381      3,367         3,542           4,729        5,524
                                               -------    -------       -------         -------      -------

Operating loss.............................     (3,612)    (3,520)       (3,657)         (3,916)      (4,016)
Interest and other income, net.............        154        122           137             656          464
                                               -------    -------       -------         -------      -------
Net loss...................................    $(3,458)   $(3,398)      $(3,520)        $(3,260)     $(3,552)
                                               =======    =======       =======         =======      =======

                                                                    THREE MONTHS ENDED
                                              ---------------------------------------------------------------
                                              MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                                1999        1999         1999            1999         2000
                                              ---------   --------   -------------   ------------   ---------
AS A PERCENTAGE OF REVENUE:
Revenue....................................        100%       100%          100%            100%         100%
Cost of revenue............................       (378)      (172)         (123)            (64)         (64)
                                               -------    -------       -------         -------      -------
Gross profit (loss)........................       (278)       (72)          (23)             36           36
                                               -------    -------       -------         -------      -------

Operating expenses:
  Research and development.................      2,373        846           420             115           62
  Sales and marketing......................        730        343           147              50           28
  General and administrative...............        881        360           132              41           24
  Amortization of deferred stock-based
    compensation...........................         90         31            11               3           19
                                               -------    -------       -------         -------      -------
    Total operating expenses...............      4,074      1,580           710             209          133
                                               -------    -------       -------         -------      -------

Operating loss.............................     (4,352)    (1,652)         (733)           (173)         (97)
Interest and other income, net.............        186         57            27              29           11
                                               -------    -------       -------         -------      -------
Net loss...................................     (4,166)%   (1,595)%        (705)%          (144)%        (86)%
                                               =======    =======       =======         =======      =======

    We commenced ADSL product shipments in the first quarter of 1999. Volume shipments commenced in the third quarter of 1999 and grew significantly in the fourth quarter of 1999 and the first quarter of 2000 as we shipped additional orders to our initial customers and added new accounts.

    Cost of revenue in the first, second and third quarters of 1999 reflects the early stage of our revenue ramp. Because a portion of our cost of revenue is fixed and allocated over a relatively small amount of revenue, our gross profit was negative in these quarters. The fixed portion of our costs consists primarily of amortization of license fees and, less significantly, manufacturing overhead costs. As our sales revenue increases, we expect the impact of these fixed costs to decline, resulting in a decline of cost of revenue as a percentage of revenue.

    Operating expenses remained relatively stable in the first three quarters of 1999, then increased in the fourth quarter of 1999 and the first quarter of 2000 as we added new employees, incurred sales commissions as our revenue continued to ramp, accelerated our research and development expenditures and increased our compensation levels to attract and retain qualified employees.

LIQUIDITY AND CAPITAL RESOURCES

    We have financed our operations and working capital requirements through the sale of common and preferred stock. We have also received additional funds from the exercise of stock options through the three months ended March 31, 2000.

    Cash and cash equivalents increased 167.0% from $14.4 million as of December 31, 1998 to $38.5 million as of December 31, 1999. This was primarily due to the sale of $40.0 million of Series B Convertible Preferred Stock in November 1999. Cash and cash equivalents decreased 8.5% from $38.5 million as of December 31, 1999 to $35.2 million as of March 31, 2000 primarily due to purchases of fixed assets and use of cash in operations.

    Cash used for continuing operations increased 71.7% from $7.7 million in the year ended 1998 to $13.3 million in the year ended 1999. This was primarily due to the net impact of increases in accounts receivable, inventory, prepayments and accounts payable as our business ramped up. Cash used for continuing operations decreased 34.2% from $3.3 million for the three months ended
March 31, 1999
to $2.2 million for the three months ended March 31, 2000. This was primarily due to the increase in cash received from sales.

    Cash generated from financing activities increased from $5.2 million in 1998 to $40.3 million in 1999. This was primarily due to the sale of $40.0 million of Series B Convertible Preferred Stock in 1999 compared to the sale of $5.0 million of Series A Convertible Preferred Stock in 1998. Cash generated from financing activities increased from $21,000 for the three months ended March 31, 1999 to $85,000 for the three months ended March 31, 2000, representing the exercise of stock options.

    We intend to use the net proceeds of this offering primarily for working capital and general corporate purposes, including expenditures for research and development of new products and sales and marketing efforts. In addition, we may use a portion of the net proceeds of this offering to acquire complementary products, technologies or businesses. We believe that the net proceeds from this offering, together with our current cash, cash equivalents and short term investments will be sufficient to finance our working capital and capital expenditures for the next 12 months. Our management intends to invest any cash in excess of current operating requirements in short-term, interest-bearing investment-grade securities. Our future capital requirements will depend upon many factors, including management of working capital, the timing of research and product development efforts and the expansion of our marketing and distribution efforts.

    If the proceeds of this offering and the concurrent private placement, together with our existing cash balances and cash flows expected from future operations, are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures. The issuance of additional equity securities may dilute our existing stockholders.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objective of our investment activities is to preserve principal while concurrently maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the current value of the principal amount of our investment will decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of December 31, 1999, all of our investments were in money market funds, bank checking or savings accounts, or bank certificates of deposit. A hypothetical 100 basis point increase in interest rates would result in no decrease in the fair value of our available-for-sale securities as of December 31, 1999.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, or SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 2000. We will adopt the standard no later than the first quarter of fiscal year 2001 and management does not expect a material impact on our financial statements.

    In March 1998, the American Institute of Certified Public Accountants, or AICPA, issued Statement of Position, or SOP, 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance on accounting for certain costs in connection with obtaining or developing computer software for internal use and requires that entities capitalize such costs once certain criteria are met. We adopted SOP 98-1 as of January 1, 1999. The adoption of this SOP did not have a material effect on our financial position or results of operations.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." This SOP requires that entities expense start-up costs and organization costs as they are incurred. We adopted SOP 98-5 as of January 1, 1999. The adoption of this SOP did not have a material effect on our financial position or results of operations.

    In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, "Revenue Recognition in Financial Statements." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements under certain circumstances. We adopted the provisions of SAB 101 in these financial statements for all periods presented.

    In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25." FIN 44 clarifies, among other issues (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000. We do not expect the adoption of FIN 44 to have a material effect on our financial position or results of operations.

                                    BUSINESS

INTRODUCTION

    We provide integrated circuit and software solutions to the broadband access communications equipment industry. Our products include integrated circuits, software, turn-key reference designs and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetrical digital subscriber line, or ADSL, equipment to communications service providers and their customers. We sell our products to manufacturers of both customer premises equipment and service providers' central office equipment. Our solutions are standards compliant, interoperable, highly reliable, scalable and flexible. They also provide for rapid time-to-market and ease of installation and use. These products are designed to enhance the delivery of applications such as high-speed Internet access, electronic commerce, video-on-demand, on-line gaming, telecommuting and remote access.

INDUSTRY OVERVIEW

    LARGE AND GROWING MARKET FOR BROADBAND COMMUNICATION CREATES ACCESS
     BOTTLENECK

    The Internet has emerged as a widespread commerce, communications and entertainment medium for consumers and businesses worldwide. Dataquest estimates the percentage of Internet households in North America will grow from 20 percent of total households in 1998 to more than 40 percent by 2003. On a worldwide basis, the percentage of Internet households is expected to grow from 2 percent of total households to almost 10 percent during the same period. The volume of data transmitted across the Internet is growing with the increase in both the amount and complexity of bandwidth-intensive applications and content such as website graphics and multimedia video and audio. In addition, the rise in the frequency and duration of Internet connections has compounded the growth of Internet traffic. As a result, consumers and businesses increasingly seek high-speed, always-connected and cost-effective access to the Internet.

    Communication technologies continue to evolve rapidly to meet this growing demand for broadband Internet access. Today, users primarily access the Internet with an analog modem to establish a connection through a single copper telephone line with the telecommunication service provider's central office. This
56 kilobits per second, or Kbps, transmission speed is inadequate for accessing content-rich websites and has created what is referred to as the last mile bottleneck.

    Several technologies have been developed to alleviate the last mile bottleneck. Many of these, however, suffer from limitations. An integrated services digital network, or ISDN, connection has a maximum transmission speed of 128 Kbps, is subject to a per use charge and cannot support simultaneous data and analog voice traffic over a single copper telephone line. A cable modem offers speeds up to 8 megabits per second, or Mbps, but suffers from limited geographic availability. In addition, cable networks are shared and are subject to reduced bandwidth per user as the number of users increases. Broadband wireless systems have been deployed on a limited basis and are currently expensive, subject to several regulatory requirements and limited by geography and distance. Satellite communications systems are expensive to deploy and maintain and require an additional telephone line to support two-way communication. Finally, T1/E1 lines can be installed to provide a high-speed last mile connection, but their high cost and limited availability have restricted their deployment primarily to large businesses and organizations.

    EMERGENCE OF DIGITAL SUBSCRIBER LINE TECHNOLOGY

    Digital subscriber line, or DSL, technology has rapidly emerged as a reliable, easily deployed and inexpensive broadband access solution for residential and business customers. DSL bandwidth can be scaled and priced to meet the needs of individual customers. DSL is transmitted over existing copper telephone lines making broadband networking across existing last mile infrastructure for a large number of subscribers practical. In a DSL installation, equipment is deployed at each end of the existing telephone wire enabling broadband transmission. DSL technology provides a dedicated digital circuit between the service provider's central office and the customer's premises equipment. As a result, service does not degrade as the number of users increases. The rapid growth in the deployment of DSL services may be attributed to an overall increase in demand for broadband Internet services as well as an increase in competition among service providers.

    DSL technologies currently include high bit rate DSL, or HDSL; integrated DSL, or IDSL; symmetrical DSL, or SDSL; very high bit rate DSL, or VDSL; and asymmetrical DSL, or ADSL. HDSL is expensive to deploy, does not support analog voice traffic and provides symmetrical service best used within a business campus environment. IDSL provides simultaneous two-way throughput at speeds of only 144 Kbps and does not support analog voice traffic. SDSL supports a maximum data transmission rate of 768 Kbps downstream, or from the central office to the customer's premises, and upstream, or from the customer's premises to the central office. However, SDSL cannot simultaneously carry data and analog voice traffic over a single copper telephone line. As a result, SDSL has been deployed primarily to businesses because they are more likely to have multiple telephone lines. VDSL can deliver data at a maximum transmission rate of up to 52 Mbps. Deployment of VDSL has been limited because VDSL has a maximum effective distance of approximately 4,500 feet. Due to the limited reach of VDSL technology, we do not expect significant deployment to occur until fiber optic cable deployment is significantly expanded.

    ADSL technology permits the simultaneous transmission of data and analog voice traffic over a single copper telephone line and supports a data transmission speed that is dependent upon the direction of data traffic and distance from the service provider's central office. ADSL was originally designed for the transmission of video and, as such, provides greater transmission rates downstream than upstream. ADSL supports data transmission rates of up to 8 Mbps downstream and up to 1 Mbps upstream and supports connection at distances of up to 18,000 feet. This downstream transmission speed of 8 Mbps is over one hundred times faster than the maximum transmission speed available through a dialup analog modem. We believe that the majority of Internet users today have greater downstream capacity requirements than upstream capacity requirements, and therefore ADSL technology would be highly effective in matching communication system capabilities with Internet usage patterns.

    ADSL technology is experiencing high rates of growth. Dataquest estimates that worldwide central office ADSL port shipments will increase from
2.9 million in 1999 to 8.5 million in 2003. In addition, worldwide customer premises equipment shipments will increase from 1.6 million in 1999 to
11.1 million in 2003. For instance, in Singapore, service providers have deployed ADSL technologies primarily because they seek to utilize ADSL's high downstream capacity to provide bandwidth-intensive streaming video and full-length movies to their customers. In South Korea, ADSL deployment has grown in part as a result of a government initiative to rapidly expand affordable broadband access to the home and business. In the United States and other countries, the overall increase in demand for bandwidth-intensive Internet services as well as the intense competition among service providers to offer differentiated broadband services in an affordable manner has lead to growth in ADSL deployment.

    REQUIREMENTS OF ADSL EQUIPMENT

    ADSL equipment is located at both ends of the copper telephone line and consists of digital subscriber line access multiplexers, or DSLAMs, at the telecommunications central office and modems, gateways and routers at the customer premises. ADSL equipment manufacturers require components such as integrated circuits and software that comply with industry standards and interoperate with other vendors' equipment. Beyond these fundamental requirements, these manufacturers seek to differentiate themselves from competitors by incorporating integrated circuit and software solutions that are:

    - scalable and flexible;

    - cost-effective;

    - reliable and high-performance; and

    - easy to install and use.

    While communications equipment manufacturers can combine integrated circuit and software products from multiple sources enabling them to offer differentiated products, they prefer system-level solutions that are easy to integrate and require minimal testing and qualification. A system-level solution should streamline the component and software selection process, reduce development time, assist in production testing and provide for easy end-user installation. System-level solutions that deliver differentiated products are becoming increasingly important to ADSL equipment manufacturers as product life cycles shorten, standards evolve, competition increases and the demand for broadband access grows at an increasing rate.

THE ITEX SOLUTION

    We provide integrated circuit and software solutions that enable communications equipment manufacturers to deliver differentiated products and achieve rapid time-to-market. Our turn-key reference design and ADSL development and test tool facilitate rapid product development. We believe our intellectual property portfolio and system-level expertise have enabled us to develop a compelling product roadmap of ADSL broadband access solutions for residential and business markets. Key benefits of our solution include:

    STANDARDS COMPLIANCE AND INTEROPERABILITY. Our integrated circuit and software solutions are compliant with international standards for ADSL equipment. In addition, our turn-key reference designs are interoperable with the equipment of all the major ADSL manufacturers including Alcatel Bell N.V., Cisco Systems, Inc., Lucent Technologies Inc. and Nokia Corp.

    SCALABLE AND FLEXIBLE. Our scalable ADSL modem, or SAM, integrated circuit and software solution provides a high degree of scalability to the ADSL equipment market. Our SAM products contain a programmable software core, allowing rapid development of new products and functionality by equipment manufacturers based upon software upgrades. We believe our SAM technology offers equipment manufacturers the flexibility necessary to migrate to other broadband DSL access equipment markets, such as VDSL, as demands or industry standards evolve.

    ENABLE RAPID TIME-TO-MARKET. Our customers sell their equipment to service providers doing business in a highly competitive industry, with rapid product innovation and short product life cycles. Because our turn-key reference designs are standards-compliant and interoperable with a broad variety of ADSL equipment, equipment providers can integrate our products into their systems rapidly. In addition, our system-level solution reduces the equipment manufacturers' need to select and integrate products from multiple vendors.

    HIGH PERFORMANCE AND RELIABILITY. Service providers require that ADSL equipment enable them to provide high-performance, reliable and uninterrupted service. Our high-performance turn-key reference designs have been demonstrated to allow increased data rates over long distances and maintain reliable connections even under conditions of relatively high copper telephone line interference.

    EASE OF INSTALLATION, USE AND UPGRADE. Service providers prefer to install equipment that is easy to install and use, and that supports easy upgrades of service that will encourage rapid adoption of new services as they become available. Our Apollo and SAM solutions are designed to facilitate easy installation, operation and upgrading of ADSL customer premises equipment.

THE ITEX STRATEGY

    Our objective is to be a leading provider of integrated circuit and software solutions for equipment manufacturers addressing the broadband access market. Key elements of our strategy for achieving this objective include:

    LEVERAGE OUR TECHNOLOGY STRENGTHS. We have invested significant resources to develop our technology strengths in integrated circuit design, system design, digital signal processing algorithms and driver and protocol software. We license additional technology from Alcatel and continue to develop functionality and software support for use by ADSL equipment manufacturers. We are also devoting substantial resources toward the enhancement of our proprietary SAM technology. This technology, which was originally aimed at the PC market, is now being adapted for advanced multi-port central office applications.

    ENABLE THE RAPID ADOPTION OF ADSL TECHNOLOGY. We believe that ease of use, interoperability and reduced cost of ownership to service providers will be critical to the continued adoption of ADSL. We intend to continue developing turn-key reference designs that enable a greater number of communications equipment manufacturers to enter the market and reduce the time-to-market of their products. We believe that providing turn-key reference designs to these manufacturers will enable a greater number of service providers to deploy ADSL services rapidly.

    STRENGTHEN AND EXPAND OUR RELATIONSHIPS WITH KEY CUSTOMERS AND
SUPPLIERS. We have established customer and supplier relationships with a number of market and technology leaders within the broadband access market. We believe that close relationships with our customers enable us to align our product development with the requirements of equipment manufacturers. For example, we have entered into a technology and supply agreement with Alcatel Bell N.V. and are jointly developing and marketing customer premises equipment with NEC Corporation. In addition, we believe that maintaining close relationships with service providers is critical to the future acceptance of our technology. We also believe that supplier relationships are critical to the long-term success of companies in our industry. Accordingly, we have executed a term sheet regarding cooperation on technology enhancements with UMC. We have also executed a term sheet with UMC that states it guarantees us minimum production capacity through 2003 provided that we use UMC to manufacture substantially all of our integrated circuits. We intend to strengthen our existing relationships over time and establish new relationships with equipment manufacturers, service providers and manufacturing partners.

    FURTHER PENETRATE WORLDWIDE MARKETS FOR OUR PRODUCTS. We currently offer our products to communications equipment manufacturers that serve a number of key geographic markets, including countries that are early ADSL market adopters such as South Korea, Singapore and Taiwan. We believe these markets will continue to experience growth in demand for ADSL service over the next several years. We have also begun to develop relationships with leading communications equipment manufacturers in other regions including North America and Europe. We intend to continue devoting substantial resources toward penetrating each of these markets and developing relationships with the leading ADSL equipment manufacturers in each market.

    TARGET OTHER HIGH-GROWTH BROADBAND ACCESS MARKET OPPORTUNITIES. We intend to focus on high-growth broadband access markets that will enable us to leverage our current technological strengths. For example, we are developing technologies to address the future needs of central office equipment including high density line cards, small office and home office networks and other variants of DSL. We will continue to monitor trends in the broadband access markets, will devote resources toward product development in segments that we believe will experience rapid growth and will leverage our technological capabilities.

    BUILD UPON OUR CORE STRENGTHS THROUGH ACQUISITIONS AND STRATEGIC INVESTMENTS. We intend to enhance our technological capabilities and capacity for growth by pursuing selective acquisition and investment opportunities. This strategy would augment our existing products with complementary technologies and enhance the breadth and depth of our engineering talent. These acquisitions and investments would also help us to access key customers and market segments that we do not currently address with our existing solutions.

PRODUCTS

    We deliver integrated circuit and software solutions that enable rapid deployment of ADSL equipment. Our turn-key reference designs interoperate with ADSL equipment offered by our customers and other vendors. Our ADSL integrated circuit and software solutions enable transmission speeds up to 8 Mbps downstream and up to 1 Mbps upstream. Our solutions are comprised of highly integrated circuits; software drivers for most Microsoft Windows operating systems and wide area network, or WAN, protocol support; turn-key reference designs; and ADSL test equipment and software.

    We offer two families of ADSL customer premises and central office equipment products: Apollo integrated circuits with software, and scalable ADSL modem, or SAM, integrated circuits with software. Each of our ADSL products consists of a combination of highly-integrated mixed-signal and digital integrated circuits, which include an analog front end, digital controller and interface components. The analog front end, used in both of our ADSL families, translates signals from analog to digital formats and converts the digital data into a format for efficient processing by our digital controllers and interface devices. Our Apollo family relies upon embedded digital signal processing to process the digitized ADSL signal from the analog front end. In contrast, our SAM family uses an optimized partitioning of application specific integrated circuit, or ASIC, and software-based algorithms to process the digitized ADSL signal.

    APOLLO FAMILY

    Our Apollo family includes two integrated circuit and software solutions, Apollo One and Apollo Two, and we are developing three additional products. The Apollo One and Apollo Two products are compliant with all current ADSL standards, and interoperate with all major ADSL equipment vendor products. We promote market acceptance of our Apollo products in customer premises equipment with our turn-key reference designs.

                                 APOLLO FAMILY

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
            PRODUCTS                          APPLICATIONS                INTRODUCTION DATE
--------------------------------------------------------------------------------------------
 CURRENT
--------------------------------------------------------------------------------------------
           APOLLO ONE             - Central office ADSL access           3rd quarter 1999
                                    multiplexers
                                  - External modems
                                  - Gateways
                                  - Routers
--------------------------------------------------------------------------------------------
           APOLLO TWO             - Network interface cards for          3rd quarter 1999
                                    personal computers
--------------------------------------------------------------------------------------------
 FUTURE
--------------------------------------------------------------------------------------------
          APOLLO THREE            - Network interface cards for          3rd quarter 2000*
                                    personal computers
--------------------------------------------------------------------------------------------
          APOLLO FOUR             - Network interface cards for          4th quarter 2000*
                                    personal computers
--------------------------------------------------------------------------------------------
          APOLLO FIVE             - USB/Ethernet external modems         1st half 2001*
                                  - Gateways
                                  - Routers
--------------------------------------------------------------------------------------------

*   Anticipated introduction date.

    APOLLO ONE. The Apollo One is our integrated circuit and software solution for the central office DSLAM and stand-alone customer premises equipment markets. Stand-alone customer premises equipment includes external modems, gateways and routers. The Apollo One incorporates two integrated circuits. The first integrated circuit is a programmable analog front end that receives and transmits ADSL signals with a demonstrated copper telephone line reach of up to 20,000 feet. The analog front end also provides the ability to extract the ADSL signal under poor line conditions and consolidates several functional blocks commonly found in discrete components in other ADSL designs. The second integrated circuit, our digital controller, incorporates digital signal processing and other functions. Because this digital processing occurs in a single integrated circuit, our Apollo One solution requires minimal processing from the host equipment's microprocessor. The digital controller also incorporates industry standard Utopia communication and microprocessor interfaces, which are necessary for the central office DSLAM and stand-alone customer premises equipment markets. We supply a software application programming interface, or API, to more easily allow the customer to write additional differentiated software to run on top of that provided with the Apollo solution. In addition, we are jointly developing a turn-key reference design with NEC Corporation to promote the deployment of the Apollo One into external modem, gateway and router markets.

    APOLLO TWO. Apollo Two is our integrated circuit and software solutions for the personal computer interface, or PCI, network interface card, or NIC, market. This product incorporates the two Apollo One integrated circuits and an interface integrated circuit which enables a low cost PCI-compliant NIC to be produced. In addition, we offer a turn-key reference design and complete software drivers running under most Microsoft Windows operating systems. We also supply software interfaces that manage Microsoft Windows support for the various WAN and asynchronous transmission mode, or ATM, protocol stacks.

    FUTURE APOLLO PRODUCTS. In the future, we intend to offer Apollo products with lower costs, higher integration and expanded capabilities. We intend to introduce the Apollo Three in the third quarter of 2000. The Apollo Three will provide a greater level of component integration resulting in a smaller integrated circuit size at a significantly reduced cost compared to the Apollo Two. The Apollo Three combines the digital controller and interface of the Apollo Two into one integrated circuit, and includes a new analog front end that integrates additional external components. The Apollo Four is based on the Apollo Three and will be introduced in the second half of 2000. The Apollo Four will feature an enhanced analog front end capable of supporting ADSL service over existing ISDN infrastructure. In the first half of 2001, we expect to introduce the Apollo Five which will feature a digital controller with embedded processor and an integrated universal serial bus, or USB, and Ethernet interfaces. Our Apollo Five will be targeted at the stand-alone customer premises equipment market, including ADSL external modems, gateways and routers.

    SCALABLE ASDL MODEM (SAM) FAMILY

    Our SAM product family includes two integrated circuit and software solutions, SAM One and SAM One Full Rate, which were specifically developed for the sub $1,000 PC and Internet access device markets. We are currently developing two additional products. SAM is our proprietary ADSL technology that consists of an optimized partitioning of integrated circuitry and software-based digital signal processing, offering efficient, low-cost, low gate count and low power dissipation integrated circuit and software solutions. Our SAM One products are compliant with all current ADSL standards and interoperate with major ADSL equipment vendor products.

                                   SAM FAMILY

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
            PRODUCTS                          APPLICATIONS                INTRODUCTION DATE
--------------------------------------------------------------------------------------------
 CURRENT
--------------------------------------------------------------------------------------------
            SAM ONE               - Motherboards for personal computers  4th quarter 1999
                                  - Network interface cards for
                                    personal computers
                                  - Internet access devices
--------------------------------------------------------------------------------------------
       SAM ONE FULL RATE          - Motherboards for personal computers  2nd quarter 2000
                                  - Network interface cards for
                                    personal computers
                                  - Internet access devices
--------------------------------------------------------------------------------------------
 FUTURE
--------------------------------------------------------------------------------------------
       UNIVERSAL SAM ONE          - Motherboards for personal computers  4th quarter 2000*
                                  - Network interface cards for
                                    personal computers
                                  - Internet access devices
--------------------------------------------------------------------------------------------
            SAM TWO               - Central office ADSL access           1st half 2001*
                                    multiplexers
                                  - Multi-dwelling unit ADSL access
                                    multiplexers
                                  - High-end routers and bridge
                                    external modems

--------------------------------------------------------------------------------------------

*   Anticipated introduction date.

    SAM ONE. SAM One uses the PC host microprocessor and memory to manage the digital signal processing of the incoming and outgoing ADSL signals rather than embedding a digital signal processor within our ADSL integrated circuit. SAM One is a fully-programmable solution targeted at both the sub $1,000 PC and Internet access device markets.

    SAM One consists of two integrated circuits. The first integrated circuit is an analog front end that incorporates programmable features allowing this integrated circuit to receive and transmit ADSL signals with a demonstrated copper telephone line reach from the central office to the customer's premises up to 20,000 feet. In addition, SAM One provides the ability to extract the ADSL signal under poor line conditions and consolidates several discrete components in other ADSL designs. The second integrated circuit incorporates both a digital controller and a PCI interface. The digital controller is a very low gate count, low-cost design capable of handling most of the computationally intensive ADSL functions while reducing integrated circuit size and power dissipation. SAM software running on the PC host microprocessor includes digital signal processing algorithms necessary to process the ADSL data. We offer a turn-key reference design incorporating this product that is a robust, field-proven and cost-effective solution to the end user.

    Our SAM One solution includes a broad set of software drivers for Microsoft Windows 98, 98se, NT4.0 and 2000. These drivers handle the interface from Microsoft Windows to PC NICs or motherboards equipped with our SAM One. Additional software manages the Windows support for the various WAN protocols and the ATM protocol stack. Our SAM One host-based software solution allows flexible programming.

    SAM ONE FULL RATE. In May 2000, we introduced SAM One Full Rate, which consists of our SAM One product with a software upgrade that allows full rate ADSL transmission speeds of up to 8 Mbps downstream and 768 Kbps upstream. Our SAM One Full Rate, like our SAM One, includes a complete set of software drivers for the Windows 98, 98se, NT4.0 and 2000 operating systems. The SAM One Full Rate host-based software solution supports automatic configuration allowing connection to central office DSLAMs set to any of the ADSL standards.

    FUTURE SAM PRODUCTS. In the future, we intend to offer software upgrades to our SAM products as well as a new generation of SAM products that incorporate our proprietary technology for new market segments. In the fourth quarter of 2000, we intend to introduce our Universal SAM One. It consists of a software upgrade for the SAM One and will be compatible with all international ISDN transmission standards. In the first half of 2001, we plan to introduce SAM Two, the next generation of our proprietary SAM-based products. SAM Two will feature multi-port capability targeting central office and digital loop carrier
DSLAMs. In addition, SAM Two will support stand-alone high-end routers, gateways and inverse access multiplexers. Our SAM Two digital integrated circuit is based on our field-proven SAM One architecture, which minimizes integrated circuit size and power dissipation and incorporates our proprietary signal processing algorithms. The SAM Two will offer high port density and low cost and power utilization. Our SAM Two interface capabilities are intended to include Utopia and Ethernet. It will also support Voice over DSL, or VoDSL.

    TURN-KEY REFERENCE DESIGNS, TEST EQUIPMENT AND SOFTWARE. We provide turn-key reference designs to our customers to facilitate the development of their customer premises equipment using our products. These turn-key reference designs provide complete solutions that include detailed printed circuit board layout, component selection and testing procedures, production software drivers and WAN protocol drivers, easy installation of software and user guides. These turn-key reference designs enable our customers to quickly market a complete ADSL modem with proven interoperability, low cost design, high performance and compatibility with the major Windows operating systems. We also provide APIs, enabling the customer to customize their product by adding system-level functionality.

    Our ADSL development tool enables our customers to achieve faster time-to-market through laboratory evaluation and initial production testing of our turn-key reference designs as well as the ability to conduct system diagnostics and performance reporting capabilities. The ADSL development tool simulates a real-world ADSL environment including the central office DSLAM. Our ADSL development tool includes a complete central office ADSL transmission unit, test set-up and all of the necessary software and diagnostic tools for our customers to diagnose and test products developed with our integrated circuits.

TECHNOLOGY

    We believe that we have a competitive advantage in several key technology areas: scalable modem solutions; software; communication and digital signal processing algorithms; mixed-signal and digital integrated circuit design; analog and hardware system design capability; and WAN and LAN knowledge. Together, these capabilities have helped enable us to provide system-level solutions to our customers that are fully compliant with international communications standards and interoperable with a broad range of ADSL equipment, and which allow our customers to introduce their products to the market quickly.

    SCALABLE MODEM SOLUTIONS. Our broad knowledge of ASIC design, microprocessor architecture and embedded operating systems enables us to build highly-scalable ADSL solutions. For example, our proprietary SAM technology consists of an optimized partitioning of integrated circuitry and software-based digital signal processing, offering efficient, low-cost, low gate count, low power dissipation integrated circuit and software solutions. Our SAM One was specifically developed for the price-sensitive sub $1,000 PC and Internet access device markets, and uses the host microprocessor and shared system memory for low-cost, high-performance solutions. In addition, our SAM One provides the ability to scale to available host processing power, allowing efficient balance between ADSL transmission data rates and host processor utilization. SAM Two builds on the scalability of our SAM technology by sharing an embedded processor core among several ports to conduct the ADSL digital signal processing. The resulting design will offer price competitive, efficient gate count integrated circuit and software solutions.

    SOFTWARE. Our software engineers have expertise in developing code that addresses the needs of communications equipment manufacturers and service providers. Our knowledge of network operation and architectures allows us to develop software that makes our products interoperable with other communications equipment. In addition, our understanding of various operating systems and PC environments allows us to create software that provides for simple installation and robust operation. Many of our software engineers have extensive PC software driver and embedded operating system expertise. This expertise allows us to provide software that is compatible with various PC platforms and enables the development of seamless APIs for our customers.

    COMMUNICATION AND DIGITAL SIGNAL PROCESSING ALGORITHMS. Our signal processing engineers have substantial experience in the process of transmitting and receiving signals across different physical transport media. Our engineers also have significant experience developing algorithms that enable voice compression, echo cancellation and telephony signal processing. This expertise has allowed our engineers to design highly-efficient algorithms that enable us to produce high performance, reprogrammable products operating with low power consumption.

    MIXED-SIGNAL AND DIGITAL INTEGRATED CIRCUIT DESIGN. Our mixed-signal and digital designers have substantial experience in the telecommunications and data communications industry and analog-to-digital and digital-to-analog signal conversion techniques. This experience has enabled us to develop highly integrated mixed-signal and digital integrated circuits. Our mixed-signal integrated circuits replace multiple discrete components used in many competing DSL solutions. Our digital integrated circuit designers have many years of experience in the areas of high complexity and high-speed digital integrated circuit development and integration. All of our integrated circuits are designed and manufactured using the latest development tools and silicon process technologies.

    ANALOG AND HARDWARE SYSTEM DESIGN CAPABILITY. Our analog and digital system-level engineers have extensive experience in the development of telecommunication systems, especially in the development of telephone 4-wire to 2-wire hybrid interfaces. In addition, our engineers have experience in the Underwriters Laboratories, Inc. and Federal Communications Commission system qualification certification processes. We are familiar with the implications of the digital noise coupling present in PC environments that can impact the performance of ADSL. Our PC NICs receive and transmit ADSL signals with a demonstrated copper telephone line reach from the central office to the customer of up to 20,000 feet.

    We combine our analog and hardware system expertise with our experience in integrated circuit, fixed point and floating point implementations of digital signal processing algorithms and software to develop products that allow us to offer robust and manufacturable solutions for our customers. This facilitates rapid time-to-market, superior performance and low system cost.

    WIDE AREA NETWORK AND LOCAL AREA NETWORK KNOWLEDGE. Our engineers have broad knowledge of both WAN and LAN environments. Our engineers are familiar with the varying requirements for the deployment of DSL solutions and also have extensive experience in layer one to layer seven network protocols, including transport communication protocol/Internet protocol, or TCP/IP, and ATM protocols. This experience allows us to efficiently integrate the software and hardware components to create our products.

CUSTOMERS

    The following customers have each purchased over $50,000 of product for the twelve months ended March 31, 2000:

--------------------------------------------------------------------------------------------
                                         CUSTOMERS
--------------------------------------------------------------------------------------------
  Alcatel Bell N.V.                            Lite-On Communications Corporation
  Askey Computer Corporation                   Nokia Corp.
  Aztech Systems Ltd.                          Tomis Information & Telecom Co.
  Bo Sung Hi-Net Ltd.                          TurboComm Tech Inc.
  CIS Technology Inc.                          Xpeed, Inc.
  Interlink Systems Co., Ltd.
--------------------------------------------------------------------------------------------

    For the year ended December 31, 1999, sales to Xpeed, Inc. and Lite-On Communications Corporation accounted for 35.7% and 11.3% of our revenue. In addition, for the three months ended March 31, 2000, sales to Xpeed, Inc. and Alcatel Bell N.V. accounted for 36.4% and 11.0% of our revenue. We have an agreement with Alcatel Bell N.V. to supply Alcatel Bell N.V. with fully-assembled NICs. We do not have long-term agreements with any other customers relating to the sale of our products and generally sell our products on an order-by-order basis.

    As of March 31, 2000, in addition to the customers listed above, we had achieved 23 design wins. We recognize a design win after a company has purchased one of our turn-key reference designs or purchased at least $10,000 of our Apollo or SAM products.

SALES AND MARKETING

    Our sales and marketing plan is to expand our customer base in both the customer premises and central office equipment markets on a worldwide basis. We also intend to diversify our customer base both geographically and by product. We intend to expand our product offering and continue to develop close relationships with ADSL market leaders to maintain and grow our market presence. We sell our products through our direct sales and sales representatives in Asia, North America and Europe. We offer customer support through internal and field application engineering personnel and multiple direct and independent sales representatives worldwide.

    We promote our business through extensive participation in industry forums such as the DSL and Home Phoneline Network Alliance forums, industry seminars and conferences. In addition, we test our products for interoperability at the University of New Hampshire's independent interoperability laboratory. Our web site provides product information and services including software downloads, white papers, design guides and installation guides. In addition, we conduct global press tours with market analysts, magazine editors and key communication industry leaders.

RESEARCH AND DEVELOPMENT

    We believe that the development of products with high levels of integration, functionality and performance is essential to our growth. Our engineers and scientists have collectively co-authored 26 ITeX patent applications and hold
72 advanced degrees, including 20 Ph.D. degrees. We plan to increase research and development headcount in 2000 and 2001. Research and development expenses exclusive of stock-based compensation expense for 1997, 1998 and 1999 were approximately $1.1 million, $5.5 million and $8.5 million. Research and development expenses exclusive of stock-based compensation expense for the three months ended March 31, 1999 and 2000 were approximately $2.0 million and $2.6 million.

OPERATIONS AND MANUFACTURING

    We outsource all of our wafer fabrication, packaging and testing, which allows us to concentrate on product design, marketing and sales. By outsourcing manufacturing operations, we avoid the significant capital expenditures associated with integrated circuit process development, wafer fabrication facilities and packaging and test equipment.

    UMC fabricates all of our integrated circuits. UMC has multiple manufacturing facilities all but one of which are located in Taiwan. Currently, we utilize two of UMC's 10 fabrication facilities, each of which is capable of manufacturing integrated circuits with line widths to 0.13 microns and are currently qualified to 0.18 microns. We have developed a contingency plan with UMC to provide for the manufacture of our products in the event of a disruption in the operations of one or more of its fabrication facilities. If needed, we could shift our production to these other facilities following qualification of these new facilities. We have executed a term sheet with UMC that states that it guarantees us minimum production capacity through 2003 provided that we use UMC to manufacture a substantial portion of our integrated circuits. Finished wafers are transferred directly to packaging and testing facilities.

    We outsource our integrated circuit packaging to Advanced Semiconductor Engineering, Inc., and Siliconware Precision Industries Co., Ltd., both of which are located in Taiwan. Testing is outsourced to three companies in Taiwan: ASE Test, Siliconware Corporation and World-Wide Test Technology, Inc. The majority of our testing requirements can be handled by all three of those facilities. All three facilities are being qualified to test our Apollo Three product.

    We have employees responsible for test and product engineering located in both the U.S. and Taiwan. In addition, we have a production control group that handles the interface between our outside vendors as well as monitoring yields, placing production orders and controlling inventory.

INTELLECTUAL PROPERTY

    We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other measures to protect our proprietary rights. As of May 31, 2000, we owned 2 issued patents relating to our technologies, had received notices of allowance with respect to 11 patent applications and have 13 additional patents pending. We have also applied for patents in Japan and Europe. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect them. We have applied to register the trademarks "ITeX," "SAM" and "RapidSurf." All other trademarks or service marks appearing in this prospectus are trademarks or service marks of the respective companies that use them.

    In April 1998, we entered into an agreement with Alcatel Bell N.V. to license some of Alcatel's ADSL technology. Our Apollo and SAM families of products incorporate this technology. This agreement expires in April 2008. In addition, we have entered into an agreement with MIPS Technology, Inc. to license the use of a microprocessor core. This agreement expires in 2004. Although none of our products currently shipping incorporates the MIPS microprocessor core, we intend to use this technology in several of our future products.

    In August 1999, we entered into an agreement with UMC through which we were extended certain licenses granted by third parties to UMC in exchange for royalties, patent cross licenses and other obligations. This agreement grants us access to certain technology on favorable terms. If UMC ceases to be our largest stockholder, we would lose rights under this agreement and consequently we would lose a competitive advantage in the manufacture of our products. If we lose these rights, we cannot assure you that we could secure such licenses on reasonable terms, if at all.

    Our intellectual property protection measures may not be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products. These licenses may not be available on reasonable terms, or at all.

COMPETITION

    We compete with suppliers of integrated circuits to the ADSL market. We believe that the key competitive factors in this market include: product capabilities, level of integration, performance and reliability, power consumption, price, time-to-market, system cost, interoperability, customer support and reputation. We believe we compete favorably with respect to each of these factors.

    We compete with a number of major domestic and international suppliers of semiconductors for both DSL central office and customer premises equipment. Our principal competitors include Alcatel Microelectronics, Analog Devices, Inc., Centillium Communications, Inc., Conexant Systems, Inc., GlobeSpan, Inc., Lucent Technologies Incorporated, STMicroelectronics N.V. and Texas Instruments Inc.

    Many of our competitors operate their own fabrication facilities and have longer operating histories and presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources. As a result, our competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the promotion and sale of their products. Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, our competitors may in the future develop technologies that more effectively address the transmission of digital information through existing analog infrastructures at a lower cost. We may not be able to compete successfully against current or potential competitors.

    Other technologies compete with ADSL to provide broadband last mile access. These technologies include ISDN, cable modem, broadband wireless, satellite communication and T1/E1 lines. We believe that each of these technologies has limitations and that ADSL competes favorably with each of them. For example, ISDN offers a maximum transmission speed of 128 Kbps, is subject to a per use charge and cannot support simultaneous analog voice and data traffic over a copper telephone line. While cable modems offer speeds up to 8 Mbps, they suffer from limited geographic availability. In addition, cable networks are shared and are subject to reduced bandwidth per user as the number of users increases. Broadband wireless is expensive to deploy and limited by geography and distance. Satellite communication is also expensive to deploy and maintain and requires an additional telephone line to support two-way communication. Finally, the expense of T1/E1 lines has restricted their deployment primarily to large businesses and organizations.

    In addition, ADSL competes with several other DSL technologies, including HDSL, IDSL, SDSL and VDSL. While some of these technologies offer greater data transmission rates than ADSL, each suffers from limitations. For example, HDSL is expensive to deploy and does not support analog voice traffic. IDSL provides transmission speeds of only 144 Kbps and does not support voice traffic. While SDSL supports a maximum data transmission rate of 768 Kbps upstream and downstream, it cannot simultaneously carry analog voice and data traffic over a single copper telephone line. VDSL can deliver data at a maximum transmission rate of 52 Mbps but is limited to a maximum effective distance of 4,500 feet.

EMPLOYEES

    As of March 31, 2000, we had a total of 120 employees, of whom 94 are engineers, 20 of whom have Ph.D degrees. None of our employees is represented by a labor union. There have been no work stoppages and we believe that our relationships with our employees are good.

    Our future performance depends on continued good relations with a substantial percentage of our employees.

    Our future growth and success will depend in part on our ability to attract highly qualified new employees and to maintain low turnover rates. Competition for qualified personnel is intense.

FACILITIES

    We operate our primary executive, sales and marketing, and research and development activities from our 21,636 square foot headquarters in Santa Clara, California, under a lease that expires in December 2000. We intend to either extend this lease or find alternative facilities. We will require additional space to accommodate our expanding business. In addition, we lease space in Round Rock, Texas; Taipei, Taiwan; and Hsin-Chu, Taiwan.

LEGAL PROCEEDINGS

    From time to time, we may become involved in litigation relating to claims arising from our ordinary course of business. We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information with respect to our executive officers and directors as of May 31, 2000.

NAME                                     AGE                              POSITION
----                                   --------                           --------
Daniel (Wen Chi) Chen................     47      Chairman of the Board of Directors
Richard H. Forte.....................     56      President, Chief Executive Officer and Director
Young Way Liu........................     45      Vice Chairman of the Board of Directors and Chief
                                                  Technology Officer
Robert M. Gardner....................     57      Executive Vice President and Chief Operating Officer
Ralph Cognac.........................     56      Executive Vice President and Chief Marketing Officer
Timothy A. Rogers....................     45      Chief Financial and Administrative Officer
Brian Gillings.......................     53      Senior Vice President, Corporate Strategy and
                                                  Development
Jow H. Peng..........................     48      Vice President, Business Development
Max (Ming Kang) Liu..................     41      Vice President, Technology and Advanced Architecture
Terry Gou............................     49      Director
Peter J. Courture....................     45      Secretary and Director
David Lam............................     57      Director
John Cioffi..........................     43      Director

DANIEL (WEN CHI) CHEN is a co-founder and has served as Chairman of the Board of Directors since February 1998, and as President and Chief Executive Officer from May 1995 to April 1998. From February 1995 to April 1996, Mr. Chen was Vice President of the Computer and Communication division of United Microelectronics Corporation, or UMC, a semiconductor manufacturing company and a party related to us. Mr. Chen received a B.S. in Electrical Engineering from Tamkang University.

RICHARD H. FORTE has served as President and Chief Executive Officer since
June 1999 and as a director since April 1999. From March 1996 to February 1999, Mr. Forte was President and Chief Executive Officer of Vantis Corporation, a semiconductor manufacturing company. From August 1991 to March 1996, Mr. Forte was a Group Vice President of the Components and Communications Division, managing five operating divisions for Advanced Micro Devices, Inc., a semiconductor manufacturing company. Mr. Forte received a B.S. in Physics from San Jose State University.

YOUNG WAY LIU is a co-founder and has served as Vice Chairman of the Board of Directors and Chief Technology Officer since June 1999. From April 1998 to
June 1999, Mr. Liu was President and Chief Executive Officer. From April 1996 to April 1998, Mr. Liu was Senior Vice President. From May 1995 to April 1996,
Mr. Liu was Vice President and Chief Financial Officer. Mr. Liu received a B.S. in Electrophysics from National Chiao-Tung University in Hsin-Chu, Taiwan and an M.S. in Computer Engineering from the University of Southern California.

ROBERT M. GARDNER has served as Executive Vice President and Chief Operating Officer since October 1999. From February 1998 to September 1998, Mr. Gardner was Interim President and Chief Executive Officer for FastParts, Inc., an Internet business to business auction software company. From July 1997 to January 1998, Mr. Gardner was Interim President and Chief Executive Officer for Rebis Industrial Workgroup Software, a mechanical software company. From
October 1995 to July 1997, Mr. Gardner was President and Chief Executive Officer of Design Acceleration, Inc., an electronic design automation software company. Mr. Gardner received a B.S. in Electrical Engineering from California Polytechnic University at Pomona.

RALPH COGNAC has served as Executive Vice President and Chief Marketing Officer since March 2000. From October 1999 to March 2000, Mr. Cognac served as Vice President of Worldwide Sales. From

September 1998 to May 1999, Mr. Cognac was Vice President of Worldwide Sales for NeoParadigm Labs, Inc., a semiconductor manufacturing company. From
September 1995 to September 1998, Mr. Cognac was Vice President of Worldwide Sales for Monolithic Systems Semiconductor, Inc., a semiconductor manufacturing company. Starting in February 1987, Mr. Cognac was a co-founder and Vice President of Worldwide Sales and Marketing of Synergy Semiconductor Corporation, a semiconductor company. Mr. Cognac joined Integrated Device Technology, Inc., a semiconductor manufacturing company, in May 1982 as the company's first Vice President of Marketing, and assumed responsibility for sales in 1984.
Mr. Cognac received a B.S. in Electrical Engineering and an M.B.A. from Arizona State University.

TIMOTHY A. ROGERS has served as Chief Financial and Administrative Officer since July 1998. From February 1992 to February 1998, Mr. Rogers was Vice President of J.P. Morgan & Co. Incorporated, an investment bank. From September 1986 to January 1992, Mr. Rogers was Vice President of Salomon Brothers Inc., an investment bank. Mr. Rogers also worked from September 1982 to August 1985 for Bain & Co., a management consulting firm. Mr. Rogers received an A.B. in Asian Studies from Dartmouth College and an M.B.A. from Stanford University.

BRIAN GILLINGS has served as Senior Vice President, Corporate Strategy and Development since March 2000. From July 1999 to March 2000, Mr. Gillings served as Vice President of Marketing. From April 1998 to April 1999, Mr. Gillings was the Vice President of Sales and Marketing for Advanced Communication
Devices, Inc., a semiconductor manufacturing company. From November 1995 to June 1997, Mr. Gillings was the Vice President of Marketing for Orbit Semiconductors, Inc., a semiconductor manufacturing company. From September 1983 to October 1989 Mr. Gillings served as director of business development at Maxim Integrated Products, Inc., a semiconductor manufacturing company. Mr. Gillings received a B.S. equivalent in Electrical Engineering from Harrow Technical College and an M.S. equivalent in Electrical Engineering from the Polytechnic University of South Bank.

JOW H. PENG has served as Vice President, Business Development since July 1999. From August 1998 to July 1999, Mr. Peng served as Senior Director of Marketing. From October 1997 to August 1998, Mr. Peng served as Director of Strategic Planning. From April 1985 to October 1997, Mr. Peng was the lead member of the technical staff for Pacific Telesis, Inc., a telecommunications service provider. Mr. Peng received a B.S. in Electrical Engineering from National Chiao-Tung University and an M.S. in Electrical Engineering from West Virginia University.

MAX (MING KANG) LIU has served as Vice President, Technology and Advanced Architecture since June 1999. Dr. Liu served as Vice President of System Technology from April 1998 to June 1999. Dr. Liu served as Senior Director from November 1997 to April 1998. Dr. Liu served as Chief Architect from May 1997 to November 1997. From May 1995 to May 1997, Dr. Liu was a Manager of Project Development for Quickturn Design Systems, Inc., an application specific integrated circuit verification company. From 1989 to 1995, Dr. Liu was an Assistant Professor in the Electrical and Computer Engineering Department at the University of Arizona, Tucson, Arizona. Dr. Liu received a B.S. in Electrical Engineering from National Taiwan University and an M.S. and Ph.D. in Electrical Engineering from the University of California, Berkeley.

TERRY GOU is a co-founder and has served as a director since October 1995.
Mr. Gou is the Chairman of Hon Hai Precision Industries Co., Ltd., a manufacturer of personal computer connectors and components, a company which he founded in 1974. Mr. Gou received a B.S. in Shipping Management from the China College of Marine Technology and Commerce.

PETER J. COURTURE is a co-founder and has served as the Secretary and a director since May 1995. Since 1993, Mr. Courture has held the position of General Counsel for UMC, a party related to us. Mr. Courture is also the sole shareholder of Law +, a provider of legal services to us. Mr. Courture received a B.A. in Economics from Yale University and a J.D. from Stanford Law School.

DAVID LAM has served as a director since June 1999. From April 1997 to March 1998, Dr. Lam was the Chief Executive Officer for Caliper
Technology, Inc., a microfluidics company. From November 1992 to October 1996, Dr. Lam was the Chief Executive Officer of Expert Edge Corporation, a privately-held company. Dr. Lam is also a director of Ingenuus Corporation, a provider of business to business collaboration applications. In 1980, Dr. Lam founded Lam Research Corporation, a manufacturer of semiconductor capital equipment. Dr. Lam received a B.A.Sc. in Engineering Physics from the University of Toronto and an M.S. and Sc.D. in Chemical Engineering from the Massachusetts Institute of Technology.

JOHN CIOFFI has served as a director since December 1999. Dr. Cioffi has been a professor of electrical engineering at Stanford University from January 1986 to present. From March 1998 to November 1999, Dr. Cioffi was an electrical engineer for Texas Instruments Incorporated. From July 1991 to March 1998, Dr. Cioffi was a founder, Chief Technical Officer and director of Amati Communications, Inc., a manufacturer of DSL components and equipment, which has since been acquired by Texas Instruments. Dr. Cioffi received a B.S. in Electrical Engineering from Illinois University and an M.S. and Ph.D. in Electrical Engineering from Stanford University.

EXECUTIVE OFFICERS

    Executive officers are appointed by the board of directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

CLASSIFIED BOARD

    Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms.

BOARD COMMITTEES

    Our board of directors has an audit committee and a compensation committee. The audit committee consists of Mr. Gou and Drs. Cioffi and Lam. The audit committee reviews our internal accounting procedures, consults with and reviews the services provided by our independent accountants and makes recommendations to the board of directors regarding the selection of independent accountants. The compensation committee consists of Messrs. Gou and Courture and Dr. Lam. The compensation committee reviews and recommends to the board of directors the salaries, incentive compensation and benefits of our officers and employees, and administers our stock plans and employee benefit plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to establishing the compensation committee, the board of directors performed the functions that are now delegated to the compensation committee. No member of the board of directors or the compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

    Directors do not currently receive any cash compensation from us for their service as members of the board of directors. However, Daniel (Wen Chi) Chen, the Chairman of our Board of Directors receives compensation from us for services he provides to us. Directors are eligible to receive an option to purchase shares of our common stock upon appointment to our board of directors under our 2000 Stock Plan and directors are eligible to receive stock purchase rights under the 2000 Restricted Stock Purchase Plan.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION INFORMATION

    The following table summarizes the compensation earned for services rendered to us for the fiscal year ended December 31, 1999 by each person that served as chief executive officer and our four most highly compensated executive officers whose compensation as defined by the Securities and Exchange Commission exceeded $100,000 during the fiscal year ended December 31, 1999. These executives are referred to as the named executive officers elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                    COMPENSATION
                                                                                       AWARDS
                                                                  1999 ANNUAL       ------------
                                                                 COMPENSATION        SECURITIES
                                                              -------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                                    SALARY     BONUS      OPTIONS(1)
---------------------------                                   --------   --------   ------------
Richard H. Forte ...........................................  $112,761   $44,677       600,000
  President, Chief Executive Officer and Director
Young Way Liu ..............................................   121,359        --       995,000
  Former Chief Executive Officer, Vice Chairman of the Board
  of Directors and Chief Technology Officer
Timothy A. Rogers ..........................................   143,262    23,608       230,000
  Chief Financial and Administrative Officer
Jow H. Peng ................................................   140,248    22,656       210,000
  Vice President, Business Development
Max (Ming Kang) Liu ........................................   147,073    23,988       190,000
  Vice President, Technology and Advanced Architecture

------------------------

(1) Information regarding the number of options granted consists of all options granted from our inception through the fiscal year ended December 31, 1999.

    STOCK OPTION INFORMATION

    The following table sets forth certain information with respect to stock options granted to each of the named executive officers in the fiscal year ended December 31, 1999, including the potential realizable value over the ten-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. The assumed 5% and 10% rates of stock appreciation are based on the assumed initial public offering
price of $     per share.

    In the fiscal year ended December 31, 1999, we granted options to purchase up to an aggregate of 2,080,400 shares to employees, directors and consultants. All options were granted under our 1996 Stock Plan at exercise prices at or above the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options have a term of ten years.

Optionees may pay the exercise price by cash, check, cancellation of any outstanding indebtedness of the option holder to us or delivery of already-owned shares of our common stock.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1999

                                                                                         POTENTIAL REALIZABLE
                                                  INDIVIDUAL GRANTS                              VALUE
                                  --------------------------------------------------          AT ASSUMED
                                               PERCENT OF                                    ANNUAL RATES
                                  NUMBER OF      TOTAL                                      OF STOCK PRICE
                                  SECURITIES    OPTIONS                                    APPRECIATION FOR
                                  UNDERLYING   GRANTED TO    EXERCISE                         OPTION TERM
                                   OPTIONS     EMPLOYEES       PRICE      EXPIRATION   -------------------------
NAME                               GRANTED      IN 1999     (PER SHARE)      DATE         5%              10%
----                              ----------   ----------   -----------   ----------   --------         --------
Richard H. Forte................   100,000         4.81%       $3.00        4/15/05
                                   500,000        24.03         3.00        6/28/05
Young Way Liu...................        --           --           --             --        --               --
Timothy A. Rogers...............        --           --           --             --        --               --
Jow H. Peng.....................        --           --           --             --        --               --
Max (Ming Kang) Liu.............        --           --           --             --        --               --

    AGGREGATE OPTION EXERCISES AND OPTION VALUES

    The following table describes for the named executive officers their option exercises for the fiscal year ended December 31, 1999, and exercisable and unexercisable options held by them as of December 31, 1999.

    The value of unexercised in-the-money options at December 31, 1999 is based on a value of $3.00 per share, the fair market value of our common stock as of December 31, 1999, as determined by the board of directors, less the per share exercise price, multiplied by the number of shares issued upon exercise of the option. All options were granted under our 1996 Stock Plan. Of the options listed below, 100,000 are immediately exercisable; however, as a condition of exercise, the optionee must enter into a stock restriction agreement granting us the right to repurchase the shares issuable by such exercise at their cost in the event of the optionee's termination of employment.

         AGGREGATE OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                              NUMBER OF                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                               SHARES                      DECEMBER 31, 1999             DECEMBER 31, 1999
                              ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                         ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -----------   --------   -----------   -------------   -----------   -------------
Richard H. Forte...........       --         $--             --        600,000        $     --       $    --
Young Way Liu..............       --          --        395,250        599,750         625,000            --
Timothy A. Rogers..........       --          --         69,958        160,042              --            --
Jow H. Peng................       --          --         50,750        159,250          13,500        13,500
Max (Ming Kang) Liu........       --          --         65,458        124,542          18,563        12,938

STOCK PLANS

    1996 STOCK PLAN

    Our 1996 Stock Plan was adopted by our board of directors in January 1996, and our stockholders initially approved the plan in March 1996. Our 1996 Stock Plan provides for the grant of incentive stock options, which may provide for preferential tax treatment, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. We have reserved an aggregate of 13,000,000 shares of our common stock for issuance under this plan. As of May 31, 2000, 1,124,892 shares had been issued pursuant to the exercise of options and stock purchase rights and options to purchase 10,330,343 shares of common stock were outstanding. 1,544,765 shares were available for future grant. We will not grant any additional stock options under our 1996 Stock Plan. Instead we will grant options under our 2000 Stock Plan. The 1996 Stock Plan provides that in the event of a change in control, each outstanding option will be assumed or an equivalent option will be granted in its place by the successor corporation. If the successor corporation refuses to assume or substitute for the options, the options will terminate as of the closing of the merger or sale of assets.

    On May 10, 2000, our board of directors amended certain option agreements under our 1996 Stock Plan to provide early exercise for the non-statutory options granted to Richard H. Forte, Peter Courture, Terry Gou, David Lam and John Cioffi. These non-statutory stock options and the restricted stock issuable upon their early exercise shall become fully vested at any time during the vesting period for the individuals so affected upon the occurrence of the following conditions:

    - the individual has offered and is willing to continue to serve for the duration of the vesting period;

    - the individual involved is not then in default of material obligations to us; and

    - our stockholders or directors do not offer that person a reasonable opportunity to continue in the capacity held so as to fully vest all remaining shares granted.

    In addition, the board resolved to allow Richard H. Forte, Robert Gardner, Ralph Cognac, Brian Gillings, Max (Ming Kang) Liu, Jow Peng, Timothy Rogers, Daniel (Wen Chi) Chen and Young Way Liu to fully accelerate the vesting of all of their respective options granted under the 1996 Stock Plan upon a change of control of the company and subject to the following conditions:

    - the individual has offered and is willing to continue to serve for the duration of the vesting period;

    - the individual involved is not then in default of material obligations to us; and

    - our stockholders or directors do not offer that person a reasonable opportunity to continue in the capacity held so as to fully vest all remaining shares granted.

    2000 STOCK PLAN

    Our 2000 Stock Plan was adopted by our board of directors in May, 2000, and our stockholders approved the plan in May, 2000. This plan provides for the grant of incentive stock options to our employees and nonstatutory stock options and stock purchase rights to our employees, directors and consultants. As of May 31, 2000, a total of 2,500,000 shares of our common stock were reserved for issuance pursuant to our 2000 Stock Plan. No options have yet been issued pursuant to the 2000 Stock Plan. The number of shares reserved for issuance under our 2000 Stock Plan will increase annually on January 1st of each calendar year, effective beginning in 2001, equal to the lesser of: 4% of the outstanding shares of our common stock on the first day of the year, 2,500,000 shares or such lesser amount as our board of directors may determine. Our board of directors or a committee of our board administers the 2000 Stock Plan. The committee may consist of two or more "outside directors" to satisfy certain tax and securities requirements. The administrator has the power to determine the terms of the options or stock purchase rights granted, including the exercise price, the number of shares subject to each option or stock purchase right, the exercisability of the options and the form of consideration payable upon exercise. The administrator determines the exercise price of options granted under our stock option plan, but with respect to incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. Additionally, the term of an incentive stock option may not exceed ten years. The administrator determines the term of all other options. No optionee may be granted an option to purchase more than 500,000 shares in any fiscal year. In connection with his or her initial service, an optionee may be granted an additional option to purchase up to 500,000 shares of our common stock. After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. If termination is due to death or disability, the option will generally remain exercisable for 12 months following such termination. In all other cases, the option will generally remain exercisable for 3 months. However, an option may never be exercised later than the expiration of its term. The administrator determines the exercise price of stock purchase rights granted under our 2000 Stock Plan. Unless the administrator determines otherwise, the restricted stock purchase agreement will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason (including death or disability). The purchase price for shares we repurchase will generally be the original price paid by the purchaser. The administrator determines the rate at which our repurchase option will lapse. Our stock option plan generally does not allow for the transfer of options or stock purchase rights and only the optionee may exercise an option and stock purchase right during his or her lifetime. Our stock option plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute for each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted for, all outstanding options and stock purchase rights will become immediately vested and exercisable for 15 days and then will terminate. Our stock option plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the stock option plan provided it does not adversely affect any option previously granted under our stock option plan.

    2000 RESTRICTED STOCK PURCHASE PLAN

    Our 2000 Restricted Stock Purchase Plan was adopted by our board of directors in May 2000, and our stockholders approved the plan in May 2000. This plan provides for the grant of a right to purchase common stock, subject to certain restrictions, to our employees, directors and consultants. As of May 31, 2000, a total of 1,000,000 shares were reserved for issuance pursuant to the 2000 Restricted Stock Purchase Plan. As of May 31, 2000, 560,000 stock purchase rights were issued under the plan. Pursuant to the plan, each stock purchase right issued under the plan is restricted for a period of four years from the date of grant. 100% of the restricted shares are released from restriction on the fourth anniversary of grant; provided, that the shares may be released early from the restriction subject to satisfaction of a variety of milestones relating to completion of a qualified public offering, revenue, gross margin, market capitalization and total equity raised in public offerings.

    If all of the conditions for early release are met, our right to repurchase the shares will lapse in accordance with the following schedule:

 NUMBER OF DAYS FOLLOWING THE END     PERCENTAGE OF
   OF QUALIFIED PUBLIC OFFERING       SHARES VESTED
-----------------------------------   --------------
           195                              50%
           545                              80
           915                             100

    If the holder of the restricted stock ceases to be an employee, director or consultant, other than on the holder's death or disability, the holder may exercise the stock purchase right within 30 days from the date of termination to the extent that the stock purchase right is vested on the date of termination. If, on the date of termination, the holder is not vested as to the entire stock purchase right, the shares covered by the unvested portion of the stock purchase right revert to the plan. If the holder does not exercise the stock purchase right within 30 days of the date of termination, the stock purchase right terminates and the shares covered by the stock purchase right reverts to the plan.

    Our board of directors or a committee of our board administers the 2000 Restricted Stock Plan. The administrator has the power to determine the terms of the stock purchase rights granted, including the fair market value and the number of shares subject to each stock purchase right. Our stock repurchase plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the stock repurchase plan.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    Concurrently with this offering, we intend to establish an employee stock purchase plan. A total of 600,000 shares of our common stock will be made available for sale. In addition, our plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on January 1st of each year, beginning in 2001, equal to the lesser of: 2% of the outstanding shares of our common stock on the first day of the calendar year, 1,000,000 shares or such other lesser amount as may be determined by our board of directors. Our board of directors or a committee of our board administers the plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility. All of our employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the plan if such employee:

    - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

    - whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

    Our plan is intended to qualify for preferential tax treatment and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The offering periods generally start on the first trading day on or after August 1 and September 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will end on the last trading day on or before August 1, 2002.

    The plan permits participants to purchase common stock through payroll deductions of up to 10% of their eligible compensation which includes a participant's base straight time gross earnings and commissions but excluding all other compensation paid to our employees. A participant may purchase no more than 10,000 shares during any 6-month purchase period.

    Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each 6-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or after a purchase period ends. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

    A participant may not transfer rights granted under our employee stock purchase plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

    In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

    Our plan will terminate in 2010. However, our board of directors has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under our plan.

    401(K) PLAN

    In February 1997, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day they perform an hour of service for us ("participants"). Our employee savings and retirement plan is qualified under Section 401 of the Internal Revenue Code. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. We currently do not make matching or additional contributions to the 401(k) Plan on our employees' behalf. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by us to the 401(k) Plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn, and contributions by us, if any, are generally deductible by us when made.

EMPLOYMENT ARRANGEMENTS

    From time to time, we have entered into employment agreements with our executive officers, including the executive officers listed in the "Summary Compensation Table."

    RICHARD FORTE. In June 1999, Richard Forte accepted our offer of employment. The terms of Mr. Forte's employment are at will. Mr. Forte's starting base salary was $200,000 per year. In addition, Mr. Forte was granted options to purchase 500,000 shares of our common stock at a fair market price of $3.00 per share. In addition, upon the closing of our initial public offering, Mr. Forte will be paid a bonus in the amount of $150,000. There are no severance or change of control arrangements in Mr. Forte's employment agreement.

    MAX (MING KANG) LIU. In April 1997, Max (Ming Kang) Liu accepted our offer of employment. The terms of Mr. Liu's employment are at will. Mr. Liu's starting base salary was $120,000 per year. In addition, Mr. Liu was granted options to purchase 100,000 shares of our common stock at a fair market price of $2.55 per share.

    TIMOTHY ROGERS. In April 1998, Timothy Rogers accepted our offer of employment. The terms of Mr. Rogers' employment are at will. Mr. Rogers' starting base salary was $135,000 per year. In addition, Mr. Rogers was granted options to purchase 230,000 shares of our common stock at a fair market price of $3.00 per share, of which the grant of options to purchase 50,000 shares was contingent upon the successful closing of the Series A Convertible Preferred Stock offering.

    JOW PENG. In August 1997, Jow Peng accepted our offer of employment. The terms of Mr. Peng's employment are at will. Mr. Peng's starting base salary was $134,000 per year. In addition, Mr. Peng was granted options to purchase 80,000 shares of our common stock at a fair market price of $2.55 per share. In addition, after one year of employment, Mr. Peng was granted options to purchase 40,000 shares of our common stock at a fair market price of $2.55 per share.

    RALPH COGNAC. In October 1999, Ralph Cognac accepted our offer of employment. The terms of Mr. Cognac's employment are at will. Mr. Cognac's starting base salary was $175,000 per year. In addition, Mr. Cognac was granted options to purchase 250,000 shares of our common stock at a fair market price of $3.00 per share. In addition, Mr. Cognac was granted the right to bonuses of cash and/or stock upon the achievement of certain financial and product design win milestones.

    BRIAN GILLINGS. In July 1999, Brian Gillings accepted our offer of employment. The terms of Mr. Gillings' employment are at will. Mr. Gillings' starting base salary was $135,000 per year. In addition, Mr. Gillings was granted options to purchase 225,000 shares of our common stock at a fair market price of $3.00 per share.

    ROBERT GARDNER. In September 1999, Robert Gardner accepted our offer of employment. The terms of Mr. Gardner's employment are at will. Mr. Gardner's starting base salary was $175,000 per year. In addition, Mr. Gardner was granted options to purchase 400,000 shares of our common stock at a fair market price of $3.00 per share. If Mr. Gardner's employment were to be terminated by us without good cause after July 1, 2000, we would accelerate the vesting of Mr. Gardner's options that would have otherwise vested upon the first anniversary of Mr. Gardner's employment and pay him an amount equal to 12 months compensation at his then-current rate.

    YOUNG WAY LIU. In May 1997, Young Way Liu signed an Employment, Confidentiality and Invention Assignment Agreement in connection with accepting employment with us. The terms of his employment are at will. There are no severance or change of control arrangements in this employment agreement.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

    - any breach of their duty of loyalty to the corporation or its stockholders;

    - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification.

    We will enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, will provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person's services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

    The following is a description of transactions since inception, to which we have been a party in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements that are otherwise required to be described under "Management."

PURCHASE OF COMMON SHARES

    From October 1995 through February 1998, we sold 23,079,138 shares of common stock at purchase prices of $0.05 to $3.00 per share. The following executive officers, directors and holders of more than 5% of our securities purchased shares of common stock:

NAME OF PURCHASER                     NUMBER OF COMMON SHARES   PRICE PER SHARE   AGGREGATE PURCHASE PRICE
-----------------                     -----------------------   ---------------   ------------------------
Daniel (Wen Chi) Chen...............           250,000               $0.05               $   12,500
Peter Courture......................            50,000                0.05                    2,500
Terry Gou...........................           250,000                0.05                   12,500
Young Way Liu.......................           250,000                0.05                   12,500
UMC.................................         4,000,000                0.50                2,000,000
                                             3,000,000                0.50                1,500,000(1)
Creative Group Limited..............         3,000,000                0.50                1,500,000
                                               500,000                3.00                1,500,000
Fortune Venture Capital.............         4,000,000                0.50                2,000,000

------------------------

    See the notes to the table on beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

(1) Consideration for these common shares consisted of licensed technology from UMC.

PURCHASE OF PREFERRED SHARES

    We have issued preferred stock as follows:

    - in October 1998, we issued 1,428,571 shares of Series A Convertible Preferred Stock in a private placement at a purchase price of $3.50 per share and aggregate proceeds of $4,999,998.50; and

    - in October 1999 and November 1999, we issued 10,000,000 shares of Series B Convertible Preferred Stock in a private placement at a purchase price of $4.00 per share and aggregate proceeds of $40,000,000.

    Our officers, directors and holders of more than 5% of our capital stock participated in the foregoing transactions as follows:

NAME OF PURCHASER             NUMBER OF SERIES A SHARES    NUMBER OF SERIES B SHARES    AGGREGATE PURCHASE PRICE
-----------------             --------------------------   --------------------------   ------------------------
Intel Corporation...........           1,428,571                         --                    $5,000,000
                                         714,286(1)                      --                            --
Cioffi Family Trust.........                  --                     37,500                       150,000

------------------------

    See the notes to the table on beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

(1) Shares issuable pursuant to the exercise of a warrant for Series A Preferred Stock.

GRANTS OF OPTIONS

    Since inception, we have granted options to purchase our common stock to our directors and executive officers as follows:

                                               AGGREGATE NUMBER       WEIGHTED AVERAGE
NAME                        DATE(S) OF GRANT      OF OPTIONS      EXERCISE PRICE PER SHARE
----                        ----------------   ----------------   ------------------------
Daniel (Wen Chi) Chen.....     8/96 - 5/00         1,220,000                $2.69

John Cioffi...............            1/00           100,000                 3.00

Ralph Cognac..............     1/00 - 5/00           400,000                 3.38

Peter J. Courture.........     4/98 - 5/00           100,000                 3.28

Richard H. Forte..........     5/99 - 5/00         1,200,000                 3.50

Robert M. Gardner.........     9/99 - 5/00           525,000                 3.24

Brian Gillings............     7/99 - 5/00           300,000                 3.25

Terry Gou.................            4/98            50,000                 2.55

David Lam.................            6/99           100,000                 3.00

Max (Ming Kang) Liu.......     6/97 - 5/00           350,000                 3.37

Young W. Liu..............     8/96 - 5/00         1,195,000                 2.64

Jow H. Peng...............    10/97 - 5/00           350,000                 3.32

Timothy A. Rogers.........     7/98 - 5/00           300,000                 3.23

GRANTS OF RESTRICTED STOCK RIGHTS

    In May 2000, we granted restricted stock purchase rights to purchase our common stock at an exercise price of $4.00, subject to a right of repurchase, to our directors and executive officers as follows:

NAME                                                          NUMBER OF SHARES
----                                                          ----------------
Daniel (Wen Chi) Chen.......................................      100,000

Ralph Cognac................................................       75,000

Richard H. Forte............................................      150,000

Robert M. Gardner...........................................       40,000

Brian Gillings..............................................       25,000

Max (Ming Kang) Liu.........................................       30,000

Young W. Liu................................................       75,000

Jow H. Peng.................................................       40,000

Timothy A. Rogers...........................................       25,000

RELATIONSHIP WITH LAW+

    During the past three fiscal years and the three months ended March 31, 2000, Law+, a law firm of which one of our directors, Peter J. Courture, is the sole shareholder, has provided legal services to us. Law+ is the general corporate counsel to UMC. All payments to Law+ were made through UMC.

LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

    On August 2, 1999, we loaned $461,910 at an interest rate of 7.75% per annum to Richard H. Forte for a term of ninety (90) days, secured by a pledge of collateral. On January 7, 2000, at the request of Mr. Forte, the board of directors approved both to extend the loan from October 31, 1999 to June 1, 2000, with an adjustment of the interest rate from 7.75% to 8.25% for the period from January 27, 2000 to June 1, 2000. On June 1, 2000, Mr. Forte repaid the loan.

    On May 10, 2000, we loaned $262,000 at an interest rate set at the Bank of America prime rate plus 2% per annum to Peter Courture for a term of four years. This loan is with full recourse and is also secured by 80,000 shares of our common stock.

RELATIONSHIP WITH UMC

    In December 1997, in connection with the sale of our Taiwan subsidiary, Integrated Technology Express (Taiwan), Inc., or ITE, we sold 19,980,000 shares of ITE, to UMC for a total purchase price of $7,330,000.

    We have executed a term sheet regarding cooperation on technology enhancements with UMC.

    We have also executed a term sheet with UMC that states it guarantees us minimum production capacity through 2003 provided that we use UMC to manufacture substantially all of our integrated circuits.

PURCHASE OF RAW MATERIALS

    We purchase the wafers for our products from UMC. For the year ended December 31, 1999, total purchases from UMC amounted to $2,509,000. At December 31, 1999, the net balance due UMC was $634,000. For the three months ended March 31, 2000, the purchases from UMC amounted to $719,000 and the net balance due UMC amounted to $685,000 (unaudited).

RELATED PARTY TRANSACTIONS AND DISCONTINUED OPERATIONS

    In June 1998, we sold certain assets, mainly trademarks, licensing agreements and service contracts to ITE and its U.S. subsidiary, or ITE-US, for $1,911,000 in cash and $1,931,000 in a note receivable. The note is due in five equal, annual installments beginning July 1, 1998 and bearing interest at 6% per annum. As we and ITE have certain common shareholders, the excess of the sales price over the net book value of the assets sold of $2,853,000 was credited to additional paid-in capital. At December 31, 1999, the current and long-term portions of the note receivable amounted to $363,000 and $793,000, respectively. Interest income for 1998 and 1999 was $45,000 and $80,000 of which $45,000 and $35,000 was accrued at December 31, 1998 and 1999. For the three months ended March 31, 1999 and 2000 interest income was $22,000 and $17,000 (unaudited), and at March 31, 2000 was $52,000 (unaudited).

    In the year ended December 31, 1999, we sold to and purchased fixed assets from ITE-US in the amount of $28,000 and $152,000.

SHARED FACILITIES, PURCHASE OF PRODUCTS AND SERVICES

    In March 1998, we entered into a reimbursement agreement with ITE-US to share facilities and services of administrative staff and resources. Under the agreement, the parties allocate the costs of the shared portion of their respective operations. The agreement has no expiration date. The total amounts that we billed to and reimbursed by ITE-US were $2,539,000 and $1,936,000 in 1998 and $843,000 and $812,000 in 1999 and $233,000 and $323,000 for the three months ended March 31, 1999 (unaudited), and $107,000 and $210,000 for the three months ended March 31, 2000 (unaudited), respectively. We also purchase certain of our finished products from ITE-US, which amounted to $746,000 and $718,000 for the year ended December 31, 1999, and the three months ended March 31, 2000 (unaudited). Additionally, in 1998 ITE-US performed certain nonrecurring engineering services for us in the amount of $290,000. At December 31, 1998 and 1999, the net balance due to us from ITE-US was $313,000 and $192,000. At
March 31, 2000, the net balance due to ITE-US was $196,000 (unaudited).

PROVIDING CONSULTING SERVICES

    In 1997, we entered into an agreement in which we would provide consulting services to a related company. Total consulting service revenue was approximately $175,000 for the year ended December 31, 1997, and is included in the result for discontinued operations, and none for the years ended
December 31, 1998 and 1999.

INDEMNIFICATION AGREEMENTS

    Our restated certificate of incorporation, which shall be filed concurrently with the initial public offering, limits the liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by the Delaware General Corporation Law.

    Our bylaws provide that we shall indemnify our directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. Our bylaws also provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in any such capacity whether or not we would have the power to indemnify him against such liability under the provisions of the Delaware General Corporation Law.

    We will enter into indemnification agreements with each of our directors and executive officers. Such indemnification agreements will require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware General Corporation Law.

EMPLOYMENT AGREEMENTS

    We have entered into employment arrangements and compensation arrangements with certain of our executive officers, see "Management--Employment Arrangements" and "--Executive Officers--Summary Compensation Table." For information regarding stock options, see "Management--Stock Plans."

FUTURE AGREEMENTS

    We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the independent, disinterested outside directors on the board of directors, and will be on terms no less favorable to us than could be obtained from unaffiliated parties.

                             PRINCIPAL STOCKHOLDERS

    The table on the following page sets forth information regarding the beneficial ownership of our common stock as of May 31, 2000, by the following individuals or groups:

    - each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

    - each of the named executive officers;

    - each of our directors; and

    - all directors and executive officers as a group.

    Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Share ownership in each case also includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days. Unless otherwise indicated, the address for each stockholder listed in the following table is c/o Integrated Telecom Express, Inc., 2710 Walsh Avenue, Santa Clara, CA 95051. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

    Applicable percentage ownership in the following table is based on 35,303,463 shares of common stock outstanding as of May 31, 2000, as adjusted to reflect the conversion of all outstanding shares of preferred stock upon the
closing of this offering, and       shares of common stock outstanding after
completion of this offering.

    To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

    The numbers shown in the following table assume no exercise by the underwriters of their over-allotment option.

                          PRINCIPAL STOCKHOLDERS TABLE

                                                                                      PERCENTAGE OF
                                                                                   BENEFICIAL OWNERSHIP
                                                                                 ------------------------
                                                            NUMBER OF SHARES     PRIOR TO         AFTER
BENEFICIAL OWNER                                           BENEFICIALLY OWNED    OFFERING        OFFERING
----------------                                           -------------------   ---------       --------
5% STOCKHOLDERS:
  United Microelectronics Corporation (1)................        7,000,000         19.83%
  Fortune Venture Capital Corporation (2)................        4,000,000         11.33
  Creative Group Limited (3).............................        3,500,000          9.91
  Intel Corporation (4)..................................        2,142,857          5.95

DIRECTORS AND EXECUTIVE OFFICERS:
  Daniel (Wen Chi) Chen (5)..............................          900,000          2.50
  Richard H. Forte (6)...................................          360,417          1.01
  Young Way Liu (7)......................................          882,500          2.46
  Timothy A. Rogers (8)..................................          128,500          *
  Jow H. Peng (9)........................................          137,500          *
  Max (Ming Kang) Liu (10)...............................          173,083          *
  Terry Gou (11).........................................          300,000          *
  Peter J. Courture (12).................................          150,000          *
  David Lam (13).........................................          100,000          *
  John Cioffi (14).......................................          137,500          *
  All directors and officers as a group
    (13 persons) (15)....................................        3,454,500          9.17

------------------------

*   Represents beneficial ownership of less than 1.0%.

 (1) The address of United Microelectronics Corporation is 3F, No. 76 Tunhwa South Road, Section 2, Taipei, Taiwan R.O.C.

 (2) The address of Fortune Venture Capital Corporation is 3F, No. 76 Tunhwa South Road, Section 2, Taipei, Taiwan R.O.C.

 (3) The address of Creative Group Limited is P.O. Box 71 Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

 (4) Includes 714,286 shares issuable pursuant to a warrant which is exercisable within 60 days of May 31, 2000. The address of Intel Corporation is 2200 Mission College Boulevard, Santa Clara, CA 95052.

 (5) Includes 550,000 shares issuable pursuant to options which are exercisable within 60 days of May 31, 2000. This also includes 100,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of May 31, 2000, all of which are currently subject to a right of repurchase.

 (6) Includes 210,417 shares issuable pursuant to options which are exercisable within 60 days of May 31, 2000, of which 73,750 are currently subject to a right of repurchase. This also includes 150,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of May 31, 2000, all of which are currently subject to a right of repurchase.

 (7) Includes 557,500 shares issuable pursuant to options which are exercisable within 60 days of May 31, 2000. This also includes 75,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of May 31, 2000, all of which are currently subject to a right of repurchase.

 (8) Includes 103,500 shares issuable pursuant to options which are exercisable within 60 days of May 31, 2000. This also includes 25,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of May 31, 2000, all of which are currently subject to a right of repurchase.

 (9) Includes 97,500 shares issuable pursuant to options which are exercisable within 60 days of May 31, 2000. This also includes 40,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of May 31, 2000, all of which are currently subject to a right of repurchase.

(10) Includes 103,083 shares issuable pursuant to options which are exercisable within 60 days of May 31, 2000. This also includes 30,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of May 31, 2000, all of which are currently subject to a right of repurchase.

(11) Includes 50,000 shares issuable pursuant to options which are exercisable within 60 days of May 31, 2000, of which 25,000 are currently subject to a right of repurchase.

(12) Includes 75,000 shares currently subject to a right of repurchase.

(13) Includes 100,000 shares issuable pursuant to options which are exercisable within 60 days of May 31, 2000, of which 77,917 are currently subject to a right of repurchase.

(14) Includes 100,000 shares currently subject to a right of repurchase and 37,500 shares held in the Cioffi Family Trust.

(15) Includes 1,817,000 shares issuable pursuant to options which are exercisable within 60 days of May 31, 2000, of which 351,667 are currently subject to a right of repurchase. This also includes 560,000 shares issuable pursuant to restricted stock purchase rights exercisable within 60 days of May 31, 2000, all of which are currently subject to a right of repurchase. This also includes 175,000 shares currently subject to a right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon the completion of this offering, we will be authorized to issue shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and by the provisions of applicable Delaware law.

COMMON STOCK

    As of May 31, 2000, there were 23,874,892 shares of common stock outstanding which were held of record by 191 stockholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. Wilson Sonsini
Goodrich & Rosati, Professional Corporation, counsel to us, shall opine that the shares of common stock to be issued upon the closing of this offering, when issued and sold in the manner described in this prospectus and in accordance with the resolutions adopted by the board of directors, will be fully paid and nonassessable.

PREFERRED STOCK

    The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include:

    - restricting dividends on the common stock;

    - diluting the voting power of the common stock;

    - impairing the liquidation rights of the common stock; or

    - delaying or preventing a change in control of us without further action by the stockholders.

    Upon the closing no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

WARRANTS

    As of May 31, 2000, there were warrants outstanding to purchase 714,286 shares of Series A preferred stock and 500,000 shares of Series B preferred stock which are convertible in the aggregate into 1,214,286 shares of common stock.

REGISTRATION RIGHTS

    The holders of 13,003,571 shares of common stock, assuming conversion of all outstanding shares of preferred stock, and the holders of warrants to purchase preferred stock convertible into 1,214,286 shares of common stock, or the registrable securities, are entitled to certain rights with respect to registration of such shares under the Securities Act. These rights are provided under the terms of an agreement between the holders of registrable securities and us. Beginning 180 days following the date of this prospectus, holders of at least 30% of the then outstanding registrable securities may require on up to two occasions that we register their shares for public resale. Also, holders of registrable securities may require on two separate occasions within any 12 month period that we register their shares for public resale on Form S-3 or similar short-form registration if the value of the securities to be registered is at least $1.0 million, however we may defer such registration for 90 days in view of market conditions. Furthermore, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of registrable securities are entitled to include their shares of common stock in the registration, but we may reduce the number of shares proposed to be registered in view of market conditions. These registration rights have been waived with respect to this offering. All expenses in connection with any registration, other than underwriting discounts and commissions, will be borne by us. All registration rights will terminate five years following the consummation of this offering, or, with respect to each holder of registrable securities, at such time as the holder is entitled to sell all of its shares in any 90 day period under Rule 144 of the Securities Act.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE AND BYLAWS AND DELAWARE LAW

    Certain provisions of Delaware law and our restated certificate of incorporation and bylaws could make the following more difficult:

    - the acquisition of us by means of a tender offer;

    - acquisition of us by means of a proxy contest or otherwise; or

    - the removal of our incumbent officers and directors.

    These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because negotiation of such proposals could result in an improvement of their terms.

    ELECTION AND REMOVAL OF DIRECTORS. Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

    STOCKHOLDER MEETINGS. Under our bylaws, only the board of directors, the chairman of the board and the president may call special meetings of stockholders.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

    DELAWARE ANTI-TAKEOVER LAW. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

    ELIMINATION OF STOCKHOLDER ACTION BY WRITTEN CONSENT. Our restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

    ELIMINATION OF CUMULATIVE VOTING. Our restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

    UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

    CLASSIFIED BOARD. Our board of directors is divided into three classes. A portion of our board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to one-year terms, two will be elected to two-year terms and three will be elected to three-year terms. Thereafter, directors will be elected for three-year terms.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is             .

NASDAQ NATIONAL MARKET LISTING

    We have applied for quotation of our stock on the Nasdaq National Market under the symbol "ITXI."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

    After the offering       shares of our common stock will be outstanding,
assuming that the underwriters do not exercise the over-allotment option. Of
these shares, all of the             shares sold in this offering will be freely
tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

    The following table shows approximately when the 35,303,463 shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

At the effective date.......................................           0
90 days after the effective date............................           0
180 days after the effective date...........................  35,303,463

    Resale of 16,968,571 of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

    - 1% of the number of shares of common stock then outstanding which will
      equal approximately       shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultant or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144. As of May 31, 2000, 1,124,892 shares outstanding had been issued as a result of exercise of stock options. Of these shares, 1,004,892 shares will be vested and exercisable and will be able to be resold after the 90 day period, subject to the lock-up agreements described below.

LOCK-UP AGREEMENTS

    Executive officers, directors, stockholders and optionees who will hold an aggregate of 35,303,463 shares of our common stock after this offering will sign lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Lehman Brothers.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 13,003,571 shares of our common stock and holders of 1,214,286 shares of our common stock issuable upon conversion of warrants, assuming such warrants are converted, will be entitled to rights to registration of their shares under the Securities Act. After registration, these shares will become freely tradable without restrictions under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

    Immediately after this offering we intend to file a registration statement under the Securities Act covering shares of common stock subject to outstanding options or reserved for issuance under our stock option plans. Each year as the number of shares reserved for issuance under our 2000 Stock Plan and 2000 Employee Stock Purchase Plan automatically increases, we will file an amendment to the registration statement covering the additional shares. As of May 31, 2000, under our 1996 Stock Plan, options to purchase 10,330,343 shares of common stock were issued and outstanding and 2,500,000 shares were reserved for future issuance under our stock plans. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement will, upon the optionee's exercise and subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

WARRANTS

    Upon consummation of the initial public offering, warrants to purchase 1,214,286 shares of common stock will remain outstanding. The warrants which remain outstanding after this offering will have the registration rights described above.

                                  UNDERWRITING

    Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below, for whom Lehman Brothers Inc., Bear, Stearns & Co. Inc., Wit SoundView Corporation and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives, has agreed to purchase from us the number of shares of common stock shown opposite its name below.

                                                            NUMBER OF
UNDERWRITERS                                                 SHARES
------------                                                ---------
Lehman Brothers Inc.......................................
Bear, Stearns & Co. Inc...................................
Wit SoundView Corporation.................................
Fidelity Capital Markets, a division of National Financial
  Services Corporation....................................
                                                             ------
Total.....................................................
                                                             ======

    The underwriting agreement provides that the underwriters' obligations to purchase shares of common stock depend on the satisfaction of the conditions contained in the underwriting agreement and that, if any of the shares of common stock are purchased by the underwriters under the underwriting agreement, all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include the requirement that the representations and warranties made by us to the underwriters are true, that there is no material change in the financial markets and that we deliver to the underwriters customary closing documents.

    We have granted the underwriters an option to purchase up to an aggregate of additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discounts shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the table below and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

    The underwriters propose to offer the shares to the public initially at the public offering price set forth on the cover page of this prospectus and to
selling group members at that price less a concession of $      per share. The
underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

    The following table summarizes the compensation and estimated expenses we will pay. The underwriting discounts and commissions are equal to the public offering price per share less the amount paid to us per share.

                                                                                    TOTAL
                                                                       -------------------------------
                                                                          WITHOUT            WITH
                                                           PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                           ---------   --------------   --------------
Underwriting discounts and commissions paid by us........    $              $                $
Expenses payable by us...................................

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We, our officers and directors and certain other stockholders have agreed that without the prior consent of Lehman Brothers we will not offer, sell, contract to sell, announce our intention to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any of our shares for a period of 180 days after the date of this prospectus, except in the case of issuances by us upon the exercise of employee stock options outstanding on the date hereof. Lehman Brothers may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

    The underwriters have reserved for sale, at the initial public offering
price to public, up to       shares of the common stock for employees, directors
and other persons associated with us that have expressed an interest in purchasing common stock in the offering. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

    We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act, liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and liabilities incurred in connection with the directed share program referred to above, and to contribute to payments that the underwriters may be required to make for these liabilities.

    We have applied to list our shares on the Nasdaq Stock Market's National Market under the symbol "ITXI."

    Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of the common stock, the representatives considered:

    - prevailing market conditions;

    - our historical performance;

    - our capital structure;

    - estimates of our business potential and earning prospects;

    - an overall assessment of our management; and

    - the consideration of the above factors in relation to market valuation of companies in related businesses.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

    Any offers in Canada will be made only under exemption from the requirements to file a prospectus in the relevant province of Canada in which the sale is made.

    Purchasers of the shares of common stock offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

    These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    In November 1999, an affiliate of Wit SoundView Corporation purchased 37,500 shares of our Series B preferred stock for a total purchase price of $150,000.

    A prospectus in electronic format is being made available on Internet web sites maintained by Wit SoundView Corporation's affiliate, Wit Capital Corporation, and may be made available on web sites maintained by other underwriters. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

    Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering, and will be facilitating electronic distribution through the Internet.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, WS Investment Company 2000 A composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, as well as certain individual attorneys of this firm, own an option to purchase 100,000 shares of our common stock, subject to vesting. Certain legal matters will be passed upon for the underwriters by Cooley Godward LLP, Palo Alto, California.

                       CHANGE OF INDEPENDENT ACCOUNTANTS

    On June 2, 1998 Ernst & Young LLP was dismissed and
PricewaterhouseCoopers LLP replaced Ernst & Young LLP as our independent accountants. The decision to change accountants was approved by our board of directors. The audit report of Ernst & Young LLP on the financial statements of Integrated Telecom Express, Inc. for the year ended December 31, 1997 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with its audit through December 31, 1997 and through June 2, 1998, there were no disagreements with Ernst & Young LLP on any matter of accounting principles and practices, financial statements and disclosures or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

    Ernst & Young LLP has not audited or reported on any financial statements included in this prospectus. For purposes of this filing, the financial statements for the year ended December 31, 1997 as well as the financial statements for the years ended December 31, 1998 and 1999 have been audited by PricewaterhouseCoopers LLP. Prior to June 2, 1998, we had not consulted with PricewaterhouseCoopers LLP on items that involved our accounting principles or the form of audit opinion to be issued on our financial statements for the years ended December 31, 1997 or 1998.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to us and our common stock, see the registration statement and the exhibits and schedules thereto. Any document we file may be read and copied at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Commission are also available to the public from the Commission's website at http://www.sec.gov.

    Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

                        INTEGRATED TELECOM EXPRESS, INC.
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants...........................       F-2
Balance Sheets..............................................       F-3
Statements of Operations....................................       F-4
Statements of Stockholders' Equity (Deficit)................       F-5
Statements of Cash Flows....................................       F-6
Notes to Financial Statements...............................       F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Integrated Telecom Express, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Integrated Telecom Express, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
San Jose, CA
January 26, 2000, except for Note 13, as to which the date is May 15, 2000

                        INTEGRATED TELECOM EXPRESS, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                  PRO FORMA
                                                                                                STOCKHOLDERS'
                                                                 DECEMBER 31,                     EQUITY AT
                                                              -------------------   MARCH 31,     MARCH 31,
                                                                1998       1999       2000          2000
                                                              --------   --------   ---------   -------------
                                                                                           (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 14,423   $ 38,513   $ 35,238
  Trade receivables, net....................................        --      1,373      2,467
  Receivable from ITE.......................................       313        192         90
  Current portion of note receivable from ITE...............       343        363        363
  Inventories...............................................        --      1,893      1,313
  Prepaid expenses and other assets.........................       144        856      1,186
                                                              --------   --------   --------
      Total current assets..................................    15,223     43,190     40,657
Deposits....................................................        50         --         --
Long-term portion of note receivable from ITE...............     1,156        793        793
Property and equipment, net.................................     2,172      2,140      2,221
Licenses, net...............................................     8,051      6,900      6,582
                                                              --------   --------   --------
      Total assets..........................................  $ 26,652   $ 53,023   $ 50,253
                                                              ========   ========   ========
LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $    202   $  1,852   $  2,264
  Accrued expenses and other liabilities....................       742        875      1,273
  Current portion of payable for licenses...................     2,375      2,625      2,125
                                                              --------   --------   --------
      Total current liabilities.............................     3,319      5,352      5,662
Long-term portion of payable for licenses...................     4,125      1,500      1,125
                                                              --------   --------   --------
      Total liabilities.....................................     7,444      6,852      6,787
                                                              --------   --------   --------
Commitments (Note 12)
Mandatorily redeemable convertible preferred stock:
  $0.001 par value, authorized: 10,000 shares in 1998 and
    13,500 shares in 1999 and 13,500 (unaudited) shares at
    March 31, 2000; issued and outstanding: 1,429 shares in
    1998 and 11,429 shares in 1999, and 11,429 (unaudited)
    shares at March 31, 2000 and none (unaudited) at
    March 31, 2000 (pro forma); (aggregate liquidation
    preference of $5,000 at December 31, 1998 and $45,000 at
    December 31, 1999 and $45,000 (unaudited) at March 31,
    2000 and $0 (unaudited) at March 31, 2000 (pro
    forma)).................................................     4,207     43,393     43,393      $     --
Mandatorily redeemable convertible preferred
      stock warrants........................................       793      1,607      1,607            --
                                                              --------   --------   --------      --------
                                                                 5,000     45,000     45,000            --
                                                              --------   --------   --------      --------
Stockholders' equity (deficit):
  Common stock--$0.001 par value, authorized: 34,750 shares
    in 1998 and 46,100 shares in 1999 and 46,100 (unaudited)
    shares at March 31, 2000; issued and outstanding: 23,080
    shares in 1998 and 23,369 shares in 1999 and 23,397
    (unaudited) shares at March 31, 2000 and 34,826
    (unaudited) shares at March 31, 2000 (pro forma)........        23         23         23            35
  Additional paid-in capital................................    29,378     30,745     34,399        79,387
  Deferred stock-based compensation.........................      (473)    (1,241)    (4,048)       (4,048)
  Accumulated deficit.......................................   (14,720)   (28,356)   (31,908)      (31,908)
                                                              --------   --------   --------      --------
      Total stockholders' equity (deficit)..................    14,208      1,171     (1,534)     $ 43,466
                                                              --------   --------   --------      ========
        Total liabilities, mandatorily redeemable
          convertible preferred stock and stockholders'
          equity (deficit)..................................  $ 26,652   $ 53,023   $ 50,253
                                                              ========   ========   ========

   The accompanying notes are an integral part of these financial statements.

                        INTEGRATED TELECOM EXPRESS, INC.

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  THREE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,            MARCH 31,
                                                 ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                 --------   --------   --------   --------   --------
                                                                                      (UNAUDITED)
Revenue........................................  $    --    $    --    $  3,053   $    83    $ 4,115
Cost of revenue................................       --         --      (2,739)     (314)    (2,607)
                                                 -------    -------    --------   -------    -------
Gross profit (loss)............................       --         --         314      (231)     1,508
                                                 -------    -------    --------   -------    -------

Operating expenses:
  Research and development (exclusive of stock-
    based compensation expense of $10, $58,
    $97, $27 and $157).........................    1,101      5,473       8,458     1,969      2,641
  Sales and marketing (exclusive of stock-based
    compensation expense of $0, $57, $86, $23
    and $346)..................................       --      1,017       3,211       606      1,138
  General and administrative (exclusive of
    stock-based compensation expense of $23,
    $111, $81, $25 and $259)...................      943      3,436       3,086       731        983
  Amortization of deferred stock-based
    compensation...............................       33        226         264        75        762
                                                 -------    -------    --------   -------    -------
    Total operating expenses...................    2,077     10,152      15,019     3,381      5,524
                                                 -------    -------    --------   -------    -------

Operating loss from continuing operations......   (2,077)   (10,152)    (14,705)   (3,612)    (4,016)

Interest income, net...........................      809        856         887       154        464
Other income...................................       --         --         182        --         --
                                                 -------    -------    --------   -------    -------

Loss from continuing operations................   (1,268)    (9,296)    (13,636)   (3,458)    (3,552)
Loss from discontinued operations..............   (2,638)        --          --        --         --
                                                 -------    -------    --------   -------    -------
Net loss.......................................  $(3,906)   $(9,296)   $(13,636)  $(3,458)   $(3,552)
                                                 =======    =======    ========   =======    =======
Basic and diluted net loss from continuing
  operations per share.........................  $ (0.06)   $ (0.40)   $  (0.59)  $ (0.15)   $ (0.15)
Basic and diluted net loss from discontinued
  operations per share.........................    (0.11)        --          --        --         --
                                                 -------    -------    --------   -------    -------

Basic and diluted net loss per share...........  $ (0.17)   $ (0.40)   $  (0.59)  $ (0.15)   $ (0.15)
                                                 =======    =======    ========   =======    =======
Shares used in computing basic and diluted net
  loss per share...............................   22,753     23,058      23,148    23,090     23,371
                                                 =======    =======    ========   =======    =======
Pro forma basic and diluted net loss per share
  (unaudited)..................................                        $  (0.51)             $ (0.10)
                                                                       ========              =======
Pro forma shares used in computing basic and
  diluted net loss per share (unaudited).......                          26,634               34,800
                                                                       ========              =======

   The accompanying notes are an integral part of these financial statements.

                        INTEGRATED TELECOM EXPRESS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                             COMMON                                                        TOTAL
                                              STOCK          ADDITIONAL     DEFERRED                   STOCKHOLDERS'
                                       -------------------    PAID-IN     STOCK-BASED    ACCUMULATED      EQUITY
                                        SHARES     AMOUNT     CAPITAL     COMPENSATION     DEFICIT       (DEFICIT)
                                       --------   --------   ----------   ------------   -----------   -------------
Balance at December 31, 1996.........   22,750      $23        $25,827      $    --        $     28       $ 25,878
                                        ------      ---        -------      -------        --------       --------

Sale of subsidiary to related
  party..............................       --       --           (323)          --          (1,546)        (1,869)
Exercise of common stock options.....       14       --             10           --              --             10
Deferred compensation related to
  stock option grants................       --       --            599         (599)             --             --
Amortization of deferred stock-based
  compensation.......................       --       --             --          136              --            136
Net loss.............................       --       --             --           --          (3,906)        (3,906)
                                        ------      ---        -------      -------        --------       --------

Balance at December 31, 1997.........   22,764       23         26,113         (463)         (5,424)        20,249

Deemed contribution of capital
  related to sale of licenses to
  related parties....................       --       --          2,853           --              --          2,853
Exercise of common stock options.....      316       --            176           --              --            176
Deferred compensation related to
  stock option grants................       --       --            236         (236)             --             --
Amortization of deferred stock-based
  compensation.......................       --       --             --          226              --            226
Net loss.............................       --       --             --           --          (9,296)        (9,296)
                                        ------      ---        -------      -------        --------       --------

Balance at December 31, 1998.........   23,080       23         29,378         (473)        (14,720)        14,208

Exercise of common stock options.....      289       --            335           --              --            335
Deferred compensation related to
  stock option grants................       --       --          1,032       (1,032)             --             --
Amortization of deferred stock-based
  compensation.......................       --       --             --          264              --            264
Net loss.............................       --       --             --           --         (13,636)       (13,636)
                                        ------      ---        -------      -------        --------       --------

Balance at December 31, 1999.........   23,369       23         30,745       (1,241)        (28,356)         1,171

Deferred compensation related to
  stock option grants (unaudited)....       --       --          3,569       (3,569)             --             --
Exercise of common stock options
  (unaudited)........................       28       --             85           --              --             85
Amortization of deferred stock-based
  compensation (unaudited)...........       --       --             --          762              --            762
Net loss (unaudited).................       --       --             --           --          (3,552)        (3,552)
                                        ------      ---        -------      -------        --------       --------

Balance at March 31, 2000
  (unaudited)........................   23,397      $23        $34,399      $(4,048)       $(31,908)      $ (1,534)
                                        ======      ===        =======      =======        ========       ========

   The accompanying notes are an integral part of these financial statements.

                        INTEGRATED TELECOM EXPRESS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                            THREE MONTHS
                                                           YEAR ENDED DECEMBER 31,         ENDED MARCH 31,
                                                        ------------------------------   -------------------
                                                          1997       1998       1999       1999       2000
                                                        --------   --------   --------   --------   --------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss............................................  $ (3,906)  $ (9,296)  $(13,636)  $(3,458)   $(3,552)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
      Loss from discontinued operations...............     2,638         --         --        --         --
      Depreciation and amortization...................       292        822      2,121       541        563
      Amortization of deferred stock-based
      compensation....................................        33        226        264        75        762
      Changes in current assets and liabilities, net
        of effects of business sold:
          Trade receivables...........................        --         --     (1,373)      (82)    (1,094)
          Receivable from ITE.........................       (17)      (339)       121        90        102
          Prepaid expenses and other current assets...      (368)       295       (712)     (109)      (330)
          Other assets................................       (50)        --         50        50         --
          Inventory...................................        --         --     (1,893)       --        580
          Accounts payable............................        25        193      1,650      (165)       412
          Accrued expenses and other liabilities......       333        368        133      (220)       398
                                                        --------   --------   --------   -------    -------
            Net cash used in continuing operations....    (1,020)    (7,731)   (13,275)   (3,278)    (2,159)
            Net cash used in discontinued
            operations................................    (1,434)        --         --        --         --
                                                        --------   --------   --------   -------    -------
            Net cash used in operating activities.....    (2,454)    (7,731)   (13,275)   (3,278)    (2,159)
                                                        --------   --------   --------   -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property, equipment and licenses........      (902)    (3,143)    (3,341)     (625)      (875)
  Purchase of short-term investments, net.............   (11,384)
  Proceeds from short-term investments, net...........        --     11,384         --      (586)        --
  Net proceeds from sale of discontinued operations...     1,305         --         --        --         --
  Purchase of property, equipment and licenses by
    discontinued business.............................    (3,801)
  Proceeds from sale of assets to ITE.................        --      1,911         28        28       (326)
  Proceeds from note receivables due from ITE.........        --        432        343        --         --
                                                        --------   --------   --------   -------    -------
          Net cash provided by (used in) investing
            activities................................   (14,782)    10,584     (2,970)   (1,183)    (1,201)
                                                        --------   --------   --------   -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of convertible preferred
    stock and warrants................................        --      5,000     40,000        --         --
  Proceeds from exercise of common stock options......        10        176        335        21         85
                                                        --------   --------   --------   -------    -------
          Net cash provided by financing activities...        10      5,176     40,335        21         85
                                                        --------   --------   --------   -------    -------
Effect of exchange rate changes on cash and cash
  equivalents.........................................       (72)        --         --        --         --
Net increase in cash and cash equivalents.............   (17,298)     8,029     24,090    (4,440)    (3,275)
Cash and cash equivalents at beginning of year........    23,692      6,394     14,423    14,423     38,513
                                                        --------   --------   --------   -------    -------
Cash and cash equivalents at end of year..............  $  6,394   $ 14,423   $ 38,513   $ 9,983    $35,238
                                                        ========   ========   ========   =======    =======
SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
  Sale of assets to ITE for note receivable...........  $     --   $  1,931   $     --   $    --    $    --
  Payable issued for licensing agreements.............        --      6,500         --        --         --

   The accompanying notes are an integral part of these financial statements.

                        INTEGRATED TELECOM EXPRESS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

    Integrated Telecom Express, Inc. ("ITeX" or the "Company", formerly Integrated Technology Express, Inc.) was incorporated in California in May 1995 and re-incorporated in Delaware in May 1999. The Company designs and sells integrated circuit and software solutions to the broadband access communications equipment industry. The Company's products include integrated circuits, software, turn-key reference designs and test systems that enable communications equipment manufacturers to provide high-speed, cost-effective asymmetrical digital subscriber line, or ADSL, equipment to communications service providers and their customers. The industry in which the Company operates is characterized by rapid technological change and significant volatility of product prices.

    United Microelectronics Corporation ("UMC"), a public company in Taiwan, owned 48% of the Company's outstanding common stock at December 31, 1999.

BASIS OF PREPARATION

    The financial statements included the accounts of the Company's wholly-owned subsidiary, Integrated Technology Express (Taiwan), Inc. or ("ITE"), until that subsidiary was sold to a major stockholder of the Company on December 23, 1997 as described in Note 2.

FOREIGN CURRENCY TRANSLATION

    The functional currency of ITE is the New Taiwan Dollar. Accordingly, prior to the sale of the subsidiary on December 23, 1997, the assets and liabilities of the Company's foreign subsidiary were translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items were translated at average exchange rates for the period. Foreign currency translation adjustments were included in accumulated other comprehensive income as a separate component of stockholders' equity and eliminated in connection with the sale of the subsidiary. Foreign currency transaction gains or losses were recorded in operating expenses and were not significant for the year ended December 31, 1997.

MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist principally of time deposits and a money market deposit account that are stated at cost, which approximates fair value, held at two financial institutions.

                        INTEGRATED TELECOM EXPRESS, INC.

INVENTORIES

    Inventories are stated at the lower of cost or market, cost being determined using the average cost method.

PROPERTY AND EQUIPMENT

    The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. No losses from impairment have been recognized in the financial statements.

    Property and equipment are stated at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets as follows:


Machinery and equipment..................................           3-5 years
Software.................................................            3 years
Furniture and equipment..................................           5-7 years
Leasehold improvements...................................  Shorter of the lease term or the estimated useful life

REVENUE RECOGNITION

    Revenue from product sales other than to distributors with rights of return is recognized upon shipment if a signed purchase order exists, the fee is fixed and determinable, collection of resulting receivables is probable and product returns are reasonably estimable. Revenues from shipments to distributors with rights of return are deferred until the distributor resells the inventory. Upon shipment, the Company also provides for the estimated costs that may be incurred for product warranties.

RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred. The Company has not capitalized any software development costs to date and is in compliance with Statement of Financial Accounting Standards No. 86 ("SFAS No. 86"), "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Capitalization of software development costs begins upon the establishment of technological feasibility of the product. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when beta testing commences, and the general availability of such software has been short, and as such, software development costs qualifying for capitalization have been insignificant.

                        INTEGRATED TELECOM EXPRESS, INC.

ADVERTISING EXPENSES

    Advertising expenses are charged to operations when incurred and totaled $46,000, $0 and $63,000 for the years ended December 31, 1997, 1998 and 1999, respectively. During the three month periods ended March 31, 1999 and 2000, the Company incurred $5,000 (unaudited) and $104,000 (unaudited) of advertising expenses, respectively.

STOCK-BASED COMPENSATION

    The Company accounts for stock-based compensation arrangements in accordance with the provisions of APB No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation". Under APB No. 25, compensation cost is, in general, recognized based on the difference, if any, between the fair market value of the Company's stock on the date of grant and the amount an employee must pay to acquire the stock. Equity instruments issued to non-employees are accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force 96-18. Deferred stock-based compensation is being amortized using the graded vesting method in accordance with Financial Accounting Standards Board Interpretation No. 28 ("FIN No. 28") over the vesting period of each respective option, which is generally four years. Under the graded vesting method, each option grant is separated into portions based on its vesting terms which results in acceleration of amortization expense for the overall award.

INCOME TAXES

    The Company accounts for income taxes under the liability approach whereby the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is established for any deferred tax assets for which realization is uncertain.

NET LOSS PER SHARE

    Basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period less any shares subject to repurchase. Diluted net loss per share is the same as basic net loss per share for the periods presented because potentially dilutive common shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred shares, are not considered when their effect would be to reduce the net loss per share.

PRO FORMA BALANCE SHEET INFORMATION (UNAUDITED)

    Immediately prior to the effective date of the offering, the Company's outstanding convertible preferred stock will automatically convert into common stock at a one-to-one ratio and the underlying equity instrument into which the preferred stock warrants are convertible will change to common stock from preferred stock. The pro forma effects of this transaction are unaudited and have been reflected in the accompanying Pro Forma Stockholders' Equity as of March 31, 2000.

PRO FORMA NET LOSS PER SHARE (UNAUDITED)

    Pro forma net loss per share for the year ended December 31, 1999 and the three months ended March 31, 2000 is computed using the weighted average number of common shares outstanding,

                        INTEGRATED TELECOM EXPRESS, INC.

including the conversion of the Company's convertible preferred stock into the Company's common stock effective upon the closing of the Company's initial public offering, as if such conversion occurred at January 1, 1999 or at date of original issuance, if later. The calculation of pro forma diluted net loss per share excludes incremental common stock issuable upon the exercise of stock options and warrants as the effect would be anti-dilutive.

BUSINESS SEGMENTS

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." The Company operates in one reportable segment, using one measurement of profitability for its business. The Company has sales outside the United States, which are described in Note 11. All long-lived assets are maintained in the United States.

COMPREHENSIVE INCOME

    Effective January 1, 1999, the Company adopted the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting comprehensive income and its components in the financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources and does not differ from net losses for the years ended December 31, 1997, 1998 and 1999 and the three month periods ended March 1999 and 2000 (unaudited), respectively.

INTERIM RESULTS (UNAUDITED)

    The accompanying balance sheet as of March 31, 2000, the statements of operations and the cash flows for the three months ended March 31, 1999 and 2000 and the statements of stockholders' equity (deficit) for the three months ended March 31, 2000 are unaudited. In the opinion of Management such unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results of the interim period. The data disclosed in the Notes to Financial Statements as of such dates and for such periods are unaudited. The results for the three months ended March 31, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments, including cash and cash equivalents, accounts receivable and accounts payable are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the balance sheet and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15,

                        INTEGRATED TELECOM EXPRESS, INC.

2000. The Company will adopt the standard no later than the first quarter of fiscal year 2001 and Management does not expect a material impact on the Company's financial statements.

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". This SOP provides guidance on accounting for certain costs in connection with obtaining or developing computer software for internal use and requires that entities capitalize such costs once certain criteria are met. The Company adopted SOP 98-1 as of January 1, 1999. The adoption of this SOP did not have a material effect on the Company's financial position or results of operations.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities". This SOP requires that entities expense start-up costs and organization costs as they are incurred. The Company adopted SOP 98-5 as of January 1, 1999. The adoption of this SOP did not have a material effect on the Company's financial position or results of operations.

    In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides interpretive guidance on the recognition, presentation, and disclosure of revenue in financial statements under certain circumstances. The Company adopted the provisions of SAB 101 in these financial statements for all periods presented.

    In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25". FIN 44 clarifies, among other issues (a) the definition of employee for purposes of applying APB Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a non compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000. The Company does not expect the adoption of FIN 44 to have a material effect on the Company's financial position or results of operations.

2. RELATED-PARTY TRANSACTIONS AND DISCONTINUED OPERATIONS

SALE OF ITE

    In May 1996, the Company formed a Taiwanese subsidiary, Integrated Technology Express (Taiwan), Inc. ("ITE") and was issued 19,980,000 shares in exchange for $7,302,000, representing 99.9% of all ITE's shares issued and outstanding. In December 1997, the Company decided to exit its previous business of developing and marketing peripheral input/output and mixed signal integrated circuits for personal computers, ceased all related activities and sold its investment in ITE to UMC for cash consideration of $7,330,000. These operations represented a different segment than the Company's current operations in the broadband access communications equipment industry due to differences in the nature of the products and in the type and class of customers. Therefore, the operations in the previous business are reflected as discontinued operations in the Company's statements of operations and statements of cash flows for the year ended December 31, 1997. Net sales and costs of sales for discontinued operations amounted to $38.2 million and $29.4 million for the year ended December 31, 1997, respectively. The excess of the net assets of ITE at the time of the sale over the sales consideration was charged to additional paid-in capital as a deemed dividend in the amount of $323,000.

                        INTEGRATED TELECOM EXPRESS, INC.

    In June 1998, the Company sold certain assets, mainly trademarks, licensing agreements and service contracts, to ITE and its U.S. subsidiary ("ITE-US") for $1,911,000 in cash and $1,931,000 in a note receivable. The note is due in five equal, annual installments beginning July 1, 1998 and bears interest at 6% per annum. As ITE and the Company have certain common stockholders, the excess of $2,853,000 of the sales price over the net book value of the assets sold was credited to additional paid-in capital. At December 31, 1999, the current and long-term portions of the note receivable amounted to $363,000 and $793,000, respectively. Interest income for 1998 and 1999 and the three month periods ended March 31, 1999 and 2000 was $45,000 and $80,000 and $22,000 (unaudited)
and $17,000 (unaudited), of which $45,000 and $35,000 was accrued at December 31, 1998 and 1999, respectively, and $52,000 (unaudited) at March 31, 2000.

    In the year ended December 31, 1999, the Company sold to and purchased fixed assets from ITE-US in the amount of $28,000 and $152,000, respectively.

SHARED FACILITIES, PURCHASE OF PRODUCTS AND SERVICES

    In March 1998, the Company entered into a reimbursement agreement with ITE-US to share facilities and services of administrative staff and resources. Under the agreement, the parties allocate the costs of the shared portion of their respective operations, using methods that the Company's management believes are reasonable. Such allocations are not necessarily indicative of the costs that would have been incurred by the Company in transactions with unrelated third parties. The agreement has no expiration date. The total amounts the Company billed and was reimbursed by ITE-US were $2,539,000 and $1,936,000 in 1998 and $843,000 and $812,000 in 1999 and $233,000 (unaudited) and $323,000
(unaudited) for the three month period ended March 31, 1999, and $107,000 (unaudited) and $210,000 (unaudited) for the three month period ended March 31, 2000, respectively. These amounts are principally included in general and administrative expenses. The Company also purchases certain of its finished products from ITE-US, which amounted to $746,000 and $718,000 (unaudited) for the year ended December 31, 1999, and the three month period ended March 31, 2000, respectively. Additionally, in 1998 ITE-US performed certain nonrecurring engineering services for the Company in the amount of $290,000. At December 31, 1998 and 1999, the net balance due to the Company from ITE-US was $313,000 and $192,000, respectively. At March 31, 2000, the net balance due to ITE-US was $196,000 (unaudited).

PURCHASE OF RAW MATERIALS

    The Company purchases the wafers for its products from UMC and is dependent upon UMC as its sole manufacturer of its integrated circuits. For the year ended December 31, 1999, total purchases from UMC amounted to $2,509,000. At
December 31, 1999, the net balance due UMC was $634,000. For the three month period ended March 31, 2000, purchases from UMC amounted to $719,000 (unaudited) and the net balance due to UMC was $685,000 (unaudited).

PROVIDING CONSULTING SERVICES

    In 1997, the Company entered into an agreement in which the Company would provide consulting services to a related company. Total consulting service revenue was approximately $175,000 for the year ended December 31, 1997, and is included in the loss from discontinued operations. There was none for the years ended December 31, 1998 and 1999.

                        INTEGRATED TELECOM EXPRESS, INC.

LOAN TO CHIEF EXECUTIVE OFFICER

    In 1999, the Company granted its Chief Executive Officer a loan in the amount of $462,000. The note receivable earned interest at 7.75% (subsequently increased to 8.25%) and was secured by certain publicly traded securities. The interest income recognized for the fiscal year 1999 and balance outstanding, which is included in Prepaid Expenses and Other Assets in the Company's balance sheets, were $15,000 and $477,000 at December 31, 1999, and $6,000 (unaudited) and $483,000 (unaudited) for the three month period ended March 31, 2000, respectively. The loan was subsequently repaid.

3. BALANCE SHEET DETAIL

                                                                 DECEMBER 31,        MARCH 31,
                                                              -------------------   -----------
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                       (IN THOUSANDS)
                                                                                    (UNAUDITED)
INVENTORY:
  Raw materials.............................................   $   --    $   119      $   120
  Work in progress..........................................       --         --          243
  Finished goods............................................       --      1,774          950
                                                               ------    -------      -------
                                                               $   --    $ 1,893      $ 1,313
                                                               ======    =======      =======

PROPERTY AND EQUIPMENT:
  Machinery and equipment...................................   $  714    $   874      $ 1,012
  Software..................................................    1,380      1,912        2,038
  Furniture and equipment...................................      832        994          999
  Leasehold improvements....................................       57         55          111
                                                               ------    -------      -------
                                                                2,983      3,835        4,160
  Less: Accumulated depreciation and amortization...........     (811)    (1,695)      (1,939)
                                                               ------    -------      -------
                                                               $2,172    $ 2,140      $ 2,221
                                                               ======    =======      =======
ACCRUED EXPENSES AND OTHER LIABILITIES:
  Deferred revenue..........................................   $   --    $   167      $    74
  Accrued compensation costs................................      318        600          884
  Other accruals............................................      424        108          315
                                                               ------    -------      -------
                                                               $  742    $   875      $ 1,273
                                                               ======    =======      =======

4. LICENSING AND ROYALTY ARRANGEMENTS

    In April 1998, the Company entered into a ten year licensing agreement with an unrelated party. Under the terms of the agreement, the Company licensed certain technology to develop, manufacture and distribute products. Initial payments for the licenses were $5,000,000. In addition, the Company is obligated to pay royalties on sales of products developed at rates ranging from 2.5% to 6%. Minimum royalties payable for 1999, 2000 and 2001 amounted to $500,000, $1,000,000 and $1,500,000, respectively.

    The Company has capitalized the $8.0 million cost of this license including minimum royalties and is amortizing the cost on a straight-line basis over its estimated useful life of seven years, resulting in

                        INTEGRATED TELECOM EXPRESS, INC.

amortization expense in the year ended December 31, 1999 of $1,143,000 and $286,000 (unaudited) for each of the three month periods ended March 31, 1999 and 2000, respectively.

5. INCOME TAXES

    There was no provision for income taxes in 1997, 1998 and 1999 because of the losses incurred.

    As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $23,016,000 and $8,471,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2004 through 2019, if not utilized.

    Under current tax rules, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating loss that the Company may utilize in any year include, but are not limited to, a cumulative ownership change of more than 50%, as defined, over a three-year period.

    Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes consist of the following:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                        ----------------------
                                                          1998        1999
                                                        --------   -----------
                                                            (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards....................  $ 4,159     $  8,320
  Accruals and allowances.............................       42          317
  Property and equipment..............................      160          516
  Credit carryforwards................................      600        1,314
  Capitalized R&D expenses............................       --          700
                                                        -------     --------
Total deferred tax assets.............................    4,961       11,167
  Valuation allowance.................................   (4,961)     (11,167)
                                                        -------     --------
Net deferred tax assets...............................  $    --     $     --
                                                        =======     ========

    Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance, and no income tax benefit was recorded in 1997, 1998 and 1999. The valuation allowance for deferred tax assets increased by $1,258,000, $3,569,000 and $6,206,000 during 1997, 1998 and 1999, respectively.

                        INTEGRATED TELECOM EXPRESS, INC.

6. NET LOSS PER SHARE

    The following table sets forth the computation of basic and diluted net loss per share for the period indicated:

                                                                                                      THREE MONTHS
                                                                                                          ENDED
                                                               YEAR ENDED DECEMBER 31,                  MARCH 31,
                                                     -------------------------------------------   -------------------
                                                         1997            1998           1999         1999       2000
                                                     -------------   ------------   ------------   --------   --------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                                                       (UNAUDITED)
Numerator:
  Loss from continuing operations..................     $(1,268)       $(9,296)       $(13,636)    $(3,458)   $(3,552)
  Loss from discontinued operations................      (2,638)            --              --          --         --
                                                        -------        -------        --------     -------    -------
  Net loss attributable to common stockholders.....     $(3,906)       $(9,296)       $(13,636)    $(3,458)   $(3,552)
                                                        =======        =======        ========     =======    =======

Denominator:
  Shares used in computing basic and diluted net
    loss per share.................................      22,753         23,058          23,148      23,090     23,371
                                                        =======        =======        ========     =======    =======

Basic and diluted loss from continuing operations
  per share........................................     $ (0.06)       $ (0.40)       $  (0.59)    $ (0.15)   $ (0.15)
                                                        =======        =======        ========     =======    =======

Basic and diluted loss from discontinued operations
  per share........................................     $ (0.11)       $    --        $     --     $    --    $    --
                                                        =======        =======        ========     =======    =======

Basic and diluted net loss per share attributable
  to common stockholders...........................     $ (0.17)       $ (0.40)       $  (0.59)    $ (0.15)   $ (0.15)
                                                        =======        =======        ========     =======    =======

Antidilutive securities including options,
  warrants, convertible preferred stock not
  included in loss per shares calculation..........       2,868          8,683          19,759       8,590     19,989
                                                        =======        =======        ========     =======    =======

Pro forma:
Shares used above..................................                                     23,148                 23,371

Pro forma adjustment to reflect weighted average
  effect of the assumed conversion of convertible
  preferred stock..................................                                      3,486                 11,429
                                                                                      --------                -------
Shares used in computing pro forma basic and
  diluted net loss per share attributable to common
  stockholders.....................................                                     26,634                 34,800
                                                                                      ========                =======

Pro forma basic and diluted net loss per share
  attributable to common stockholders..............                                   $  (0.51)               $ (0.10)
                                                                                      ========                =======

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In October 1998, the Company issued to a third-party 1,428,571 shares of Series A Convertible Preferred Stock at $3.50 per share. In connection with the issuance of Series A Convertible Preferred Stock, the Company issued a warrant to purchase a total of 714,286 shares of convertible preferred stock with an exercise price of $3.50 per share. The warrants are exercisable at any time until October 2003. The Company has reserved 714,286 shares of Series A Convertible Preferred Stock for the conversion of the outstanding warrants.

                        INTEGRATED TELECOM EXPRESS, INC.

    During October and November 1999, the Company issued to various third parties 10,000,000 shares of Series B Convertible Preferred Stock at $4.00 per share. In connection with the issuance of Series B Convertible Preferred Stock, the Company issued two warrants to purchase a total of 500,000 shares of convertible preferred stock with an exercise price of $4.00 per share. The warrants are exercisable at any time until October 2004. The Company has reserved 500,000 shares of Series B Convertible Preferred Stock for the conversion of the outstanding warrants.

    The warrants issued in connection with Series A and Series B Convertible Preferred Stock were valued at approximately $1.32 and $2.04, respectively.

    The Company estimated the fair value of each warrant using the Black-Scholes option pricing model using the following assumptions in addition to the estimated fair value of the stock and the exercise price:

                                                              SERIES A   SERIES B
                                                              --------   --------
Risk free interest rate.....................................   4.18%      6.03%
Expected life...............................................    term       term
Dividend yield..............................................      0%         0%
Expected volatility.........................................     50%        50%

    In determining the estimated fair value of the convertible preferred stock, the Company considered among other things, the sale of similar securities to outside parties, the relative level of revenues and other operating results, the absence of a public trading market for the Company's securities and the competitive nature of the Company's market.

    The following table summarizes the activity of convertible preferred stock and warrants to purchase convertible preferred stock:

                                                           SERIES A              SERIES B         WARRANTS           TOTAL
                                                      -------------------   -------------------   ---------   -------------------
                                                       SHARES     AMOUNT     SHARES     AMOUNT     AMOUNT      SHARES     AMOUNT
                                                      --------   --------   --------   --------   ---------   --------   --------
                                                                                    (IN THOUSANDS)
Balances at December 31, 1996 and 1997..............      --      $   --         --    $    --     $   --          --    $    --

Issuance of preferred stock for cash................   1,429       4,207         --         --        793       1,429      5,000
                                                       -----      ------     ------    -------     ------      ------    -------

Balances at December 31, 1998.......................   1,429       4,207         --         --        793       1,429      5,000

Issuance of preferred stock for cash................      --          --     10,000     39,186        814      10,000     40,000
                                                       -----      ------     ------    -------     ------      ------    -------

Balances at December 31, 1999 and at March 31, 2000
  (unaudited).......................................   1,429      $4,207     10,000    $39,186     $1,607      11,429    $45,000
                                                       =====      ======     ======    =======     ======      ======    =======

    The rights, privileges and preferences of Series A and Series B Convertible Preferred Stock are as follows:

    CONVERSION

    Each share of Series A and Series B Convertible Preferred Stock may be converted into shares of common stock on a one-for-one basis, subject to adjustments under specific circumstances. Conversion is (i) at the option of the preferred stockholder or (ii) automatic upon the closing of an initial public offering at a per share price of not less than $10.50, as adjusted, and with gross proceeds to the Company of more than $10,000,000. The Company has reserved 2,150,000 and 11,350,000 shares of

                        INTEGRATED TELECOM EXPRESS, INC.

common stock for the conversion of the outstanding shares of Series A and Series B Convertible Preferred Stock.

    REDEMPTION

    Both Series A and Series B Convertible Preferred Stock are redeemable upon a change in control or sale of substantially all of the assets of the Company at a redemption price equal to the liquidation preferences as described below.

    DIVIDENDS

    The holders of Series A and Series B Convertible Preferred Stock are entitled to annual non-cumulative dividends of $0.185 and $0.20 per share, when, and if, declared by the Company's Board of Directors. As of December 31, 1999, no dividends have been declared.

    LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company either voluntary or involuntary, the assets available for distribution shall be distributed up to $3.50 and $4.00 plus any declared but unpaid dividends per outstanding share of Series A and Series B Convertible Preferred Stock, respectively. If the Company's assets are insufficient to pay this distribution, then the assets and the funds of the Company will be distributed ratably among the holders of Series A and Series B Convertible Preferred Stock in proportion to the preferential amount each such holder is entitled to receive. Any amounts available for distribution in excess of the Series A and Series B liquidation preference amounts will be distributed to the holders of common stock and convertible preferred stock, on a as if converted basis, pro rata based on the number of shares held. Holders of Series A and Series B Convertible Preferred Stock may receive a maximum distribution of $10.50 per share. Any assets available for distribution in excess of the Series A and Series B maximum liquidation distribution will be distributed to the holders of common stock pro rata based on the number of shares held. No conversion of convertible preferred stock shall be permitted after a preferred stockholder has received payment pursuant to his/her distribution rights herein.

    VOTING RIGHTS

    Each share of Series A and Series B Convertible Preferred Stock has one vote for any and all matters upon which common stockholders are entitled to vote upon.

8. STOCK OPTION PLAN

    In January 1996, the Company authorized the 1996 Stock Option Plan (the "Plan") under which the board of directors may issue incentive stock options or nonstatutory stock options to employees, officers, directors and consultants of the Company or any parent or subsidiary of the Company. Under the Plan, 9,000,000 shares of the Company's common stock have been reserved for stock options issuance. Incentive and nonstatutory options to purchase shares of common stock were granted at not less than 100% and 85%, respectively, of the fair market value of the shares at the date of grant, as determined by the board of directors, and generally expire six years from the date of grant. Incentive and nonstatutory options which are granted to optionees who own more than 10% of the total combined voting power of all classes of Company's stock were granted at not less than 110% of the fair market value of the shares at the date of grant, as determined by the board of directors. The term of options granted to the optionees who own more than 10% of the total combined voting power of all

                        INTEGRATED TELECOM EXPRESS, INC.

classes of stock of the Company is five years from the date of grant or shorter term as provided in the written option agreement. Options granted under the Plan generally vest and become exercisable over four years from the date the option is granted.

    Activity under the Company's Stock Option Plan is summarized as follows:

                                                                  OPTIONS OUTSTANDING      WEIGHTED
                                                     SHARES     ------------------------   AVERAGE
                                                   AVAILABLE      NUMBER      EXERCISE     EXERCISE
                                                   FOR GRANT    OF SHARES       PRICE       PRICE
                                                   ----------   ----------   -----------   --------
Balance at December 31, 1996.....................   1,475,000    2,525,000   $ 0.50-1.00    $0.510

  Options granted................................  (1,061,150)   1,061,150          2.55      2.55
  Options exercised..............................          --      (13,475)    0.50-2.55      0.75
  Options canceled...............................     705,075     (705,075)    0.50-2.55      0.75
                                                   ----------   ----------

Balance at December 31, 1997.....................   1,118,925    2,867,600   $0.50-$2.55    $ 1.18

  Additional shares reserved.....................   3,000,000           --            --        --
  Options granted................................  (5,471,500)   5,471,500     2.55-3.00      2.97
  Options exercised..............................          --     (316,163)    0.50-2.55      0.56
  Options canceled...............................   1,482,344   (1,482,344)    0.50-2.55      1.50
                                                   ----------   ----------

Balance at December 31, 1998.....................     129,769    6,540,593   $ 0.50-3.00    $ 2.64

  Additional shares reserved.....................   2,000,000           --            --        --
  Options granted................................  (2,080,400)   2,080,400          3.00      3.00
  Options exercised..............................          --     (289,347)    0.50-2.55      1.16
  Options canceled...............................   1,215,496   (1,215,496)    0.50-3.00      2.79
                                                   ----------   ----------

Balance at December 31, 1999.....................   1,264,865    7,116,150   $ 0.50-3.00    $ 2.78

  Additional shares reserved (unaudited).........   4,000,000           --            --        --
  Options granted (unaudited)....................    (655,000)     655,000          3.00      3.00
  Options exercised (unaudited)..................          --      (28,075)         3.00      3.00
  Options canceled (unaudited)...................     375,055     (375,055)         3.00      3.00
                                                   ----------   ----------

Balance at March 31, 2000 (unaudited)............   4,984,920    7,368,020   $ 0.50-3.00    $ 2.78
                                                   ==========   ==========

                        INTEGRATED TELECOM EXPRESS, INC.

    APB NO. 25 COMPENSATION COSTS TO EMPLOYEES

    As calculated under APB No. 25, deferred stock-based compensation costs related to stock options granted amounted to $266,000 through December 31, 1999 and $2,626,000 (unaudited) through March 31, 2000, of which $121,000, $71,000 and $51,000 was expensed in 1997, 1998 and 1999, respectively, and $18,000 (unaudited) and $520,000 (unaudited) was expensed in the three month periods ended March 31, 1999 and 2000, respectively.

    SFAS NO. 123 COMPENSATION COSTS TO CONSULTANTS

    For the years ended December 31, 1997, 1998 and 1999 and the three month period ended March 31, 2000, the Company granted options of 66,150 shares, 380,000 shares, zero shares and 65,000 (unaudited) shares for the Company's common stock, amounting to an aggregate exercise price at December 31, 1999 of $1,219,000 and $1,414,000 (unaudited) at March 31, 2000 to consultants and advisors under the 1996 Plan. Certain of these options vest over periods of up to four years and the Company will be required to record the change in the fair value of these options at each reporting date prior to vesting and then finally at the vesting date of the option. Deferred stock-based compensation expense in accordance with SFAS No. 123 related to these options totaled $1,601,000 at December 31, 1999 and $3,209,000 (unaudited) at March 31, 2000. Amortization of deferred stock-based compensation expenses amounted to $15,000, $155,000 and $213,000 for the year ended December 31, 1997, 1998 and 1999 and $57,000
(unaudited) and $242,000 (unaudited) for the three month periods ended
March 31, 1999 and 2000, respectively.

    Total compensation expenses for employees, consultants and advisors were allocated among the associated expense categories as follows:

                                                                                      THREE
                                                                                     MONTHS
                                                        YEAR ENDED                    ENDED
                                                       DECEMBER 31,                 MARCH 31,
                                              ------------------------------   -------------------
                                                1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------
                                                                 (IN THOUSANDS)
                                                                                   (UNAUDITED)
Research and development....................    $ 10       $ 58       $ 97       $27        $157
Sales and marketing.........................      --         57         86        23         346
General and administrative..................      23        111         81        25         259
Discontinued operations.....................     103         --         --        --          --
                                                ----       ----       ----       ---        ----
                                                $136       $226       $264       $75        $762
                                                ====       ====       ====       ===        ====

    SFAS NO. 123 PRO FORMA DISCLOSURES

    In accordance with the provisions of SFAS No. 123, the fair value of each option was estimated using the following assumptions for option grants during 1999: dividend yield of 0%; expected volatility of 0%; risk-free interest rates ranging from 5.08% to 5.86%; and expected life of five years. The weighted average fair value of options granted in 1997, 1998 and 1999 was $1.14, $1.20 and $0.74, respectively.

    For purposes of SFAS No. 123 pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation expense for the Company's stock option plan been determined on the fair value at the grant dates for awards under the Plan

                        INTEGRATED TELECOM EXPRESS, INC.

consistent with the method of SFAS No. 123, the Company's net loss would have been increased to the following approximate pro forma amounts:

                                                                    THREE MONTHS
                                          YEAR ENDED                    ENDED
                                         DECEMBER 31,                 MARCH 31,
                                ------------------------------   -------------------
                                  1997       1998       1999       1999       2000
                                --------   --------   --------   --------   --------
                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                     (UNAUDITED)
SFAS No. 123 pro forma net
  loss applicable to common
  stockholders................  $(4,115)   $(10,704)  $(15,892)  $(4,055)   $(4,092)
SFAS No. 123 pro forma basic
  and diluted net loss per
  share applicable to common
  stockholders................  $ (0.18)   $  (0.46)  $  (0.60)  $ (0.18)   $ (0.12)

    The pro forma impact of options on the net losses for the year ended December 31, 1997, 1998 and 1999 is not representative of the effects on net income (loss) for future years, as future years will include the effects of options vesting as well as the impact of multiple years of stock option grants.

    The following table summarizes information about stock options outstanding at December 31, 1999:

                                     OPTIONS OUTSTANDING
                            -------------------------------------    OPTIONS EXERCISABLE
                                            WEIGHTED                ----------------------
                                            AVERAGE      WEIGHTED                 WEIGHTED
                                           REMAINING     AVERAGE                  AVERAGE
                              NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
EXERCISE PRICE              OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
--------------              -----------   ------------   --------   -----------   --------
$0.50.....................     520,000    2.6 years       $0.50        519,322     $0.50
$2.55.....................     668,250    3.9 years        2.55        327,229      2.55
$3.00.....................   5,927,900    5.0 years        3.00        881,106      3.00
                             ---------                               ---------
$0.50 - $3.00.............   7,116,150    4.7 years       $2.78      1,727,657     $2.16
                             =========                               =========

9. 401(K) PLAN

    The Company's employee savings and retirement plan is qualified under
Section 401 of the Internal Revenue Code. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The Company currently does not make matching or additional contributions to the 401(k) Plan on its employees' behalf.

10. CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company limits the amount of deposits to any one financial institution and financial instrument. The Company invests its excess cash principally in certificates of deposit and money market accounts with financial institutions in the U.S.

                        INTEGRATED TELECOM EXPRESS, INC.

    The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company also performs an analysis of the expected collectibility of accounts receivable and makes an allowance for doubtful accounts receivable when necessary. For the year ended December 31, 1999, two customers accounted for 36% and 11% of net revenues. At December 31, 1999, two customers accounted for 44% and 22% of total accounts receivable. For the three month period ended March 31, 2000, two customers accounted for 36% and 11% (unaudited) of net revenues. At March 31, 2000, three customers accounted for 39%, 15% and 13% (unaudited) of total accounts receivable.

11. BUSINESS SEGMENTS, EXPORTS AND MAJOR CUSTOMERS

    The Company operates in a single industry segment. The Company's accounts receivable are derived from revenues generated from the following geographic regions:

                                                                                THREE MONTH
                                                                                  PERIOD
                                                    YEARS ENDED                    ENDED
                                                    DECEMBER 31,                 MARCH 31,
                                           ------------------------------   -------------------
                                             1997       1998       1999       1999       2000
                                           --------   --------   --------   --------   --------
                                                              (IN THOUSANDS)
                                                                                (UNAUDITED)
United States............................    $ --       $ --      $1,432      $83       $2,360
Taiwan...................................      --         --       1,109       --          890
Europe...................................      --         --           7       --          208
Rest of Asia.............................      --         --         505       --          657
                                             ----       ----      ------      ---       ------
                                             $ --       $ --      $3,053      $83       $4,115
                                             ====       ====      ======      ===       ======

12. COMMITMENTS

    The Company leases its facilities in California, Texas and Taiwan under noncancelable operating leases which will expire between December 2000 and February 2002. Total future minimum lease payments under operating leases at December 31, 1999 were $474,000, $44,000 and $9,000 in 2000, 2001 and 2002, respectively. Total rent expense was approximately $245,000, $411,000 and $458,000 for the year ended December 31, 1997, 1998 and 1999, respectively.

13. SUBSEQUENT EVENTS

    On May 15, 2000, the board of directors adopted the 2000 Stock Incentive Plan (the "Plan") and terminated its 1996 Stock Option Plan. At that time, all shares of common stock which were reserved and available for issuance under the 1996 Stock Option Plan were cancelled. The Plan provides for the grant of incentive stock options ("ISOs") as well as nonqualified options ("NSOs"). The board of directors administers the Plan and has sole discretion to grant options to purchase shares of the Company's common stock. The board of directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options and the rate at which each option is exercisable. The exercise price for options granted will be determined by the board of directors, and for ISOs the exercise price shall not be less than 100% of the fair market value per share of the underlying common stock on the date granted (110% of fair market value for ISOs granted to holders of more than 10% of the voting stock of the Company). The exercise price for NSO's shall not be less than 100% of the fair market value per share of the underlying common stock on the date granted, except for options granted pursuant to a merger

                        INTEGRATED TELECOM EXPRESS, INC.

or other corporate transaction. The term of the options shall be set forth in the applicable option agreement, except that in the case of ISOs the option term shall not exceed ten years (five years for ISOs granted to holders of more than 10% of the total combined voting power of the Company). The aggregate number of shares of stock that may be delivered upon the exercise of awards granted shall be 2,500,000 plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2001, equal to the lesser of (i) 2,500,000 shares, (ii) 4% of the outstanding shares on such date or (iii) a lesser amount determined by the board.

    On January 22, 2000, the board of directors granted options to purchase a total of 655,000 shares of common stock at a price of $3.00 per share.

    On May 10, 2000, the board of directors granted options to purchase a total of 3,434,000 shares of common stock at a price of $4.00 per share and options to purchase 560,000 shares of restricted common stock, also at a price of $4.00 per share.

                       [INSIDE BACK COVER OF PROSPECTUS]

                          [GRAPHIC -- BACKGROUND MAP]

                                           SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 -------------

                                   PROSPECTUS
                                         , 2000

                             ---------------------

                                LEHMAN BROTHERS

                            BEAR, STEARNS & CO. INC.

                                 WIT SOUNDVIEW

                            FIDELITY CAPITAL MARKETS
             a division of National Financial Services Corporation

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by ITeX in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $30,360
NASD filing fee.............................................   12,000
Nasdaq National Market listing fee..........................        *
Printing and engraving costs................................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Blue Sky fees and expenses..................................    3,000
Transfer Agent and Registrar fees...........................        *
Miscellaneous expenses......................................        *
                                                              -------
    Total...................................................  $     *
                                                              =======

------------------------

*   To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

    The Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

    The Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

    The Registrant will enter into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

    The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since inception, the Registrant has issued unregistered securities to a limited number of persons as described below:

    (a) From August 1996 through May 31, 2000, (the most recent practicable date) we granted stock options to acquire an aggregate of 15,319,580 shares of our common stock at prices ranging from $0.50 to $4.00 to employees, consultants and directors pursuant to our 1996 Stock Plan. Each transaction pursuant to our 1996 Stock Plan, was exempt from registration requirements in reliance on Rule 701 promulgated under
Section 3(b) under the Securities Act.

    (b) From October 1995 through February 1998, we issued 23,079,138 shares of common stock to certain investors at prices ranging from $.05 to $3.00 per share. Each transaction was exempt from registration requirements in reliance on
Section 4(2) of the Securities Act.

    (c) On October 28, 1998 we sold 1,428,571 shares of Series A Convertible Preferred Stock for $3.50 per share to Intel Corporation for an aggregate purchase price of $4,999,998.50. This transaction was exempt from registration in reliance on Section 4(2) of the Securities Act.

    (d) On October 28, 1998, in connection with the sale of Series A Convertible Preferred Stock, we issued a warrant to purchase 714,286 shares of Series A Preferred Stock at an exercise price of $3.50 per share to Intel Corporation. The issuance of this warrant was exempt from registration in reliance on
Section 4(2) of the Securities Act.

    (e) From October 6, 1999 through November 5, 1999, we sold 10,000,000 shares of Series B Convertible Preferred Stock for $4.00 per share to a group of private investors for an aggregate purchase price of $40,000,000. This transaction was exempt from registration in reliance on Section 4(2) of the Securities Act.

    (f) On October 6, 1999 we issued two warrants to purchase 375,000 and 125,000 shares of Series B Convertible Preferred Stock, respectively, each at an exercise price of $4.00 per share to Taiwan Special Opportunity Fund II and Hanmore Investment Corporation, respectively. The issuance of these warrants was exempt from registration in reliance on Section 4(2) of the Securities Act.

    For additional information concerning these equity investment transactions, reference is made to the information contained under the caption "Certain Transactions" in the form of prospectus included herein.

    None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of the above securities were deemed to be exempt from registration in reliance on Rule 701 promulgated under
Section 3(b) under the Securities Act as transactions pursuant to a compensatory benefit plan or a written contract relating to compensation, or in reliance on
Section 4(2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Integrated Telecom Express, Inc. or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
 1.1*                   Form of Underwriting Agreement

 3.1                    Certificate of Incorporation of the Registrant, as currently in effect

 3.2 Restated Certificate of Incorporation of the Registrant to be filed upon completion of the offering

 4.1                    Specimen certificate of common stock

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
 4.2                    Bylaws of the Registrant as currently in effect

 4.3 Restated Bylaws of the Registrant as in effect upon completion of the offering

 4.4 Warrant to Purchase Series A Convertible Preferred Stock dated October 29, 1998 between the Registrant and Intel
                        Corporation

 4.5 Warrant to Purchase Series B Convertible Preferred Stock dated October 6, 1999 between the Registrant and Taiwan
                        Special Opportunities Fund II

 4.6 Warrant to Purchase Series B Convertible Preferred Stock dated October 6, 1999 between the Registrant and Hanmore
                        Investment Corporation

 4.7                    First Amended and Restated Stockholders' Agreement dated as of October 6, 1999 between the Registrant and certain
                        stockholders of the Registrant

 5.1*                   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation

10.1                    Form of Indemnification Agreement between the Registrant and each of its directors and officers

10.2                    Employment, Confidentiality & Invention Assignment Agreement
                        dated June 28, 1999 between the Registrant and Richard H.
                        Forte

10.3                    Employment, Confidentiality & Invention Assignment Agreement
                        dated March 21, 1997 between the Registrant and Young Way
                        Liu

10.4                    Employment, Confidentiality & Invention Assignment Agreement
                        dated May 11, 1998 between the Registrant and Timothy A.
                        Rogers

10.5                    Timothy A. Rogers Offer Letter dated April 30, 1998

10.6                    Employment, Confidentiality & Invention Assignment Agreement
                        between the Registrant and Jow Peng

10.7                    Jow Peng Offer Letter dated August 18, 1997

10.8                    Employment, Confidentiality & Invention Assignment Agreement
                        between the Registrant and Max (Ming Kang) Liu

10.9                    Max (Ming Kang) Liu Offer Letter dated April 10, 1997

10.10                   Robert A. Gardner Offer Letter dated September 24, 1999

10.11                   Brian Gillings Offer Letter dated July 9, 1999

10.12                   Ralph A. Cognac Offer Letter dated October 6, 1999

10.13                   1996 Stock Plan

10.14                   Amendment to Option Agreements for Certain Individuals under the 1996 Stock Plan

10.15                   2000 Restricted Stock Plan

10.16                   2000 Stock Plan

10.17                   2000 Employee Stock Purchase Plan

10.18*                  Lease dated (Santa Clara Facility)

10.19                   Technology Cooperation Agreement dated March 8, 2000 between the Registrant and United Microelectronics Corporation

10.20*+ Capacity and Loading Agreement dated February 14, 2000 between the Registrant and United Microelectronics
                        Corporation

10.21*+                 License Agreement dated April 20, 1998 between the
                        Registrant and Alcatel Bell N.V.

16.1*                   Letter Regarding Change in Certifying Accountant

23.1                    Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
23.2*                   Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (see Exhibit 5.1)

24.1                    Power of Attorney (see page II-5)

27.1                    Financial Data Schedule

------------------------

*   To be filed by amendment.

+ A request for confidential treatment for portions of this agreement has been submitted to the Commission. Omitted portions have been filed separately with the Commission.

    (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

    Schedules other than that listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 12th day of June, 2000.

                      INTEGRATED TELECOM EXPRESS, INC.

                      By:             /s/ RICHARD H. FORTE
                           -----------------------------------------
                                        Richard H. Forte
                             PRESIDENT, CHIEF EXECUTIVE OFFICER AND
                                            DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard H. Forte and Timothy Rogers and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

          SIGNATURE                       TITLE                    DATE
          ---------                       -----                    ----
  /s/ DANIEL (WEN CHI) CHEN
------------------------------  Chairman of the Board of       June 12, 2000
    Daniel (Wen Chi) Chen         Directors

                                President, Chief Executive
     /s/ RICHARD H. FORTE         Officer and Director
------------------------------    (PRINCIPAL EXECUTIVE         June 12, 2000
       Richard H. Forte           OFFICER)

                                Chief Financial and
    /s/ TIMOTHY A. ROGERS         Administrative Officer
------------------------------    (PRINCIPAL FINANCIAL AND     June 12, 2000
      Timothy A. Rogers           ACCOUNTING OFFICER)

      /s/ YOUNG WAY LIU
------------------------------  Vice Chairman of the Board     June 12, 2000
        Young Way Liu             of Directors

          SIGNATURE                       TITLE                    DATE
          ---------                       -----                    ----
    /s/ PETER J. COURTURE
------------------------------  Secretary and Director         June 12, 2000
      Peter J. Courture

      /s/ JOHN M. CIOFFI
------------------------------  Director                       June 12, 2000
        John M. Cioffi

        /s/ TERRY GOU
------------------------------  Director                       June 12, 2000
          Terry Gou

        /s/ DAVID LAM
------------------------------  Director                       June 12, 2000
          David Lam

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors

of Integrated Telecom Express, Inc.

    Our audits of the financial statements referred to in our report dated January 26, 2000, appearing elsewhere in this prospectus of Integrated Telecom Express, Inc. also included an audit of the financial statement schedules listed in Item 16 of this Form S-1. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, CA
January 26, 2000

                        INTEGRATED TELECOM EXPRESS, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                   VALUATION ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                       ADDITIONS
                                          BALANCE AT   CHARGED TO   CHARGED TO
                                          BEGINNING    COSTS AND      OTHER                    BALANCE AT
FOR THE YEAR ENDED:                       OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   END OF PERIOD
-------------------                       ----------   ----------   ----------   ----------   -------------
                                                                   (IN THOUSANDS)
December 31, 1997.......................     $ --         $ --         $ --         $ --          $ --
December 31, 1998.......................       --           --           --           --            --
December 31, 1999.......................       --           --           --           --            --

                   VALUATION ALLOWANCE FOR DEFERRED TAX ASSET

                                                       ADDITIONS
                                          BALANCE AT   CHARGED TO   CHARGED TO
                                          BEGINNING    COSTS AND      OTHER                    BALANCE AT
FOR THE YEAR ENDED:                       OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   END OF PERIOD
-------------------                       ----------   ----------   ----------   ----------   -------------
                                                                   (IN THOUSANDS)
December 31, 1997.......................    $  134       $1,258        $ --         $ --         $ 1,392
December 31, 1998.......................     1,392        3,569          --           --           4,961
December 31, 1999.......................     4,961        6,206          --           --          11,167

                       VALUATION ALLOWANCE FOR INVENTORY

                                                       ADDITIONS
                                          BALANCE AT   CHARGED TO   CHARGED TO
                                          BEGINNING    COSTS AND      OTHER                    BALANCE AT
FOR THE YEAR ENDED:                       OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS   END OF PERIOD
-------------------                       ----------   ----------   ----------   ----------   -------------
                                                                   (IN THOUSANDS)
December 31, 1997.......................     $ --         $--          $ --         $ --           $--
December 31, 1998.......................       --          --            --           --            --
December 31, 1999.......................       --          24            --           --            24

                  VALUATION ALLOWANCE FOR WARRANTY AND RETURNS

                                       BALANCE AT     ADDITIONS     CHARGED TO
                                       BEGINNING    DEDUCTED FROM     OTHER                    BALANCE AT
FOR THE YEAR ENDED:                    OF PERIOD       REVENUE       ACCOUNTS    DEDUCTIONS   END OF PERIOD
-------------------                    ----------   -------------   ----------   ----------   -------------
                                                                  (IN THOUSANDS)
December 31, 1997....................     $ --           $--           $ --         $ --           $--
December 31, 1998....................       --            --             --           --            --
December 31, 1999....................       --            62             --           --            62

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
 1.1*                   Form of Underwriting Agreement
 3.1                    Certificate of Incorporation of the Registrant, as currently in effect
 3.2                    Restated Certificate of Incorporation of the Registrant to
                        be filed upon completion of the offering
 4.1                    Specimen certificate of common stock
 4.2                    Bylaws of the Registrant as currently in effect
 4.3                    Restated Bylaws of the Registrant as in effect upon
                        completion of the offering
 4.4                    Warrant to Purchase Series A Convertible Preferred Stock
                        dated October 29, 1998 between the Registrant and Intel
                        Corporation
 4.5                    Warrant to Purchase Series B Convertible Preferred Stock
                        dated October 6, 1999 between the Registrant and Taiwan
                        Special Opportunities Fund II
 4.6                    Warrant to Purchase Series B Convertible Preferred Stock
                        dated October 6, 1999 between the Registrant and Hanmore
                        Investment Corporation
 4.7                    First Amended and Restated Stockholders' Agreement dated as of October 6, 1999 between the Registrant and certain
                        stockholders of the Registrant
 5.1*                   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation
10.1                    Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2                    Employment, Confidentiality & Invention Assignment Agreement
                        dated June 28, 1999 between the Registrant and Richard H.
                        Forte
10.3                    Employment, Confidentiality & Invention Assignment Agreement
                        dated March 21, 1997 between the Registrant and Young Way
                        Liu
10.4                    Employment, Confidentiality & Invention Assignment Agreement
                        dated May 11, 1998 between the Registrant and Timothy A.
                        Rogers
10.5                    Timothy A. Rogers Offer Letter dated April 30, 1998
10.6                    Employment, Confidentiality & Invention Assignment Agreement
                        between the Registrant and Jow H. Peng
10.7                    Jow Peng Offer Letter dated August 18, 1997
10.8                    Employment, Confidentiality & Invention Assignment Agreement
                        between the Registrant and Max (Ming Kang) Liu
10.9                    Max (Ming Kang) Liu Offer Letter dated April 10, 1997
10.10                   Robert A. Gardner Offer Letter dated September 24, 1999
10.11                   Brian Gillings Offer Letter dated July 9, 1999
10.12                   Ralph A. Cognac Offer Letter dated October 6, 1999
10.13                   1996 Stock Plan
10.14                   Amendment to Option Agreements for Certain Individuals under the 1996 Stock Plan
10.15                   2000 Restricted Stock Plan
10.16                   2000 Stock Plan
10.17                   2000 Employee Stock Purchase Plan
10.18*                  Lease dated (Santa Clara Facility)
10.19                   Technology Cooperation Agreement dated March 8, 2000 between the Registrant and United Microelectronics Corporation
10.20*+                 Capacity and Loading Agreement dated February 14, 2000
                        between the Registrant and United Microelectronics
                        Corporation
10.21*+                 License Agreement dated April 20, 1998 between the
                        Registrant and Alcatel Bell N.V.
16.1*                   Letter Regarding Change in Certifying Accountant
23.1                    Consent of PricewaterhouseCoopers LLP, Independent
                        Accountants
23.2*                   Consent of Wilson Sonsini Goodrich & Rosati, Professional
                        Corporation (see Exhibit 5.1)
24.1                    Power of Attorney (see page II-5)

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
27.1                    Financial Data Schedule

------------------------

*   To be filed by amendment.

+ A request for confidential treatment for portions of this agreement has been submitted to the Commission. Omitted portions have been filed separately with the Commission.